UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PEOPLES FEDERAL BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Peoples Federal Bancshares, Inc. Stockholders:

You are cordially invited to attend a special meeting of stockholders of Peoples Federal Bancshares, Inc. (“Peoples”) to be held at 5:00 p.m., local time, on November 25, 2014, at the main office of Peoples Federal Savings Bank, located at 435 Market Street, Brighton, Massachusetts 02135. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger which provides for Peoples to merge with and into Independent Bank Corp. (“Independent”), as well as to vote upon a proposal to authorize the board of directors of Peoples to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger or to vote on other matters properly before the special meeting. In addition, you will be asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

If the proposed merger is completed, Peoples’ stockholders will receive in exchange for each share of Peoples common stock, either (i) $21.00 in cash or (ii) 0.5523 of a share of Independent common stock in accordance with the terms and conditions of the merger agreement. You will have the opportunity to elect to receive cash or stock, or a combination of cash and stock, for your shares of Peoples common stock, subject to allocation procedures designed to ensure that 60% of the outstanding shares of Peoples common stock will be converted into shares of Independent common stock and 40% will be converted into cash. You will receive a separate mailing that will contain instructions for making your election. Independent’s and Peoples’ common stock are listed on the NASDAQ Global Select Market and the NASDAQ Capital Market, respectively, under the trading symbols “INDB” and “PEOP,” respectively. The closing sales prices of Independent common stock and Peoples common stock on October 15, 2014, the last practicable trading day prior to the mailing of this document, were $36.40 and $19.98, respectively. The equivalent value of the stock consideration to be paid in the merger for each share of Peoples common stock, calculated by multiplying the October 15, 2014 closing price of Independent common stock by the 0.5523 exchange ratio, would be $20.10. The market prices for both Independent common stock and Peoples common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for both Independent common stock and Peoples common stock.

Independent and Peoples cannot complete the proposed merger unless Peoples’ stockholders approve the merger agreement and the merger at the special meeting. This letter is accompanied by Peoples’ proxy statement, which Peoples is providing to solicit your proxy to vote for approval of the merger agreement and the merger at the meeting. The accompanying document is also being delivered to Peoples’ stockholders as Independent’s prospectus for its offering of Independent common stock to Peoples’ stockholders in the merger.

Peoples’ board of directors has unanimously recommended that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the special meeting, “FOR” approval of the authorization of the board of directors of Peoples to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the agreement and plan of merger and to vote on other matters properly before the special meeting and “FOR” approval, on a non-binding advisory basis, of a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

This proxy statement/prospectus provides you with detailed information about the proposed merger. It also contains or references information about Independent and Peoples and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 13 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Your vote is very important. Approval of the Peoples merger agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Peoples common stock entitled to vote. Whether you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy, it will have the same effect as a vote against the proposal to approve the merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed merger, the issuance of Independent common stock to be issued in connection with the merger or the other transactions described in this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Independent common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or by any other federal or state governmental agency.

This proxy statement/prospectus is dated October 17, 2014, and is first being mailed or otherwise delivered to stockholders of Peoples on or about October 22, 2014.

Sincerely,

Maurice H. Sullivan, Jr.

Chairman and Chief Executive Officer

PEOPLES FEDERAL BANCSHARES, INC.

435 Market Street

Brighton, Massachusetts 02135

(617) 254-0707

Notice of Special Meeting of Stockholders

to be held November 25, 2014

To the stockholders of Peoples Federal Bancshares, Inc.:

A special meeting of stockholders of Peoples Federal Bancshares, Inc. (“Peoples”) will be held at 5:00 p.m., local time, on November 25, 2014 at the main office of Peoples Federal Savings Bank, located at 435 Market Street, Brighton, Massachusetts 02135. Any adjournments or postponements of the special meeting will be held at the same location.

The purpose of the special meeting is to:

1.	Approve the Agreement and Plan of Merger, dated as of August 5, 2014 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, Peoples, and Peoples Federal Savings Bank, and to approve the transactions contemplated by the merger agreement, including the merger of Peoples with and into Independent (the “merger”);

2.	Authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting; and

3.	Approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

You may vote at the special meeting if you were a stockholder of record at the close of business on October 16, 2014.

The Peoples board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, “FOR” approval of the authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and “FOR” Approval, on a non-binding advisory basis, of a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

Under the provisions of the Maryland General Corporation Law, as amended, the holders of Peoples common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Your vote is very important. Your vote is important regardless of how many shares you own. Whether you plan to attend the annual meeting, please promptly vote your shares. Voting procedures are described in the accompanying proxy statement/prospectus and on the proxy card.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Laurel Hill Advisory Group, LLC, at (516) 396-7901.

By Order of the Board of Directors,

Myron Fox

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the special meeting of stockholders to be held on November 25, 2014: This proxy statement/prospectus is available at http://www.edocumentview.com/PEOP_MTG. A copy of this proxy statement/prospectus will also be furnished without charge to stockholders upon written request to Myron Fox, Corporate Secretary, Peoples Federal Bancshares, Inc., 435 Market Street, Brighton, MA 02135.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CALL LAUREL HILL ADVISORY GROUP, LLC AT (516) 396-7901.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Peoples and Independent from other documents that are not included in, or delivered with, this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. We have listed the documents containing this information on page 96 of this proxy statement/prospectus. You can obtain copies of these documents incorporated by reference in this document through the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting them in writing or by telephone from Peoples or Independent at their following respective addresses:

For business and financial information about Peoples, please contact:

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, MA 02135

Attention: Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer

(617) 254-0707

For business and financial information about Independent, please contact:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

If you would like to request documents, you must do so no later than November 12, 2014 in order to receive them before Peoples’ special meeting. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Independent and Peoples, please see the section entitled “Where You Can Find More Information” beginning on page 95 of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Independent and its subsidiaries was provided by Independent and the information contained in this proxy statement/prospectus with respect to Peoples and its subsidiaries was provided by Peoples.

For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING OF PEOPLES’ STOCKHOLDERS	1

SUMMARY	6

RISK FACTORS	13

Risks Related to the Merger	13

Risks Related to Independent’s Business	17

FORWARD-LOOKING STATEMENTS	23

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION	25

Comparative Per Share Market Price Information	25

Comparative Stock Prices and Dividends	26

Unaudited Comparative Per Share Data	27

Independent Selected Historical Financial and Operating Data	29

Peoples Selected Historical Consolidated Financial Data	30

Recent Developments for Independent	32

THE SPECIAL MEETING OF PEOPLES’ STOCKHOLDERS	33

Date, Time and Place of the Special Meeting	33

Purpose of the Special Meeting	33

Recommendation of Peoples’ Board of Directors	33

Record Date; Shares Entitled to Vote	33

Quorum; Vote Required	33

Peoples Voting Agreements	34

Voting of Proxies	34

How to Revoke Your Proxy	35

Voting in Person	35

Abstentions and Broker Non-Votes	35

Proxy Solicitation	35

Dissenters’ Rights of Appraisal	36

Stock Certificates	36

PROPOSAL NO. 1 APPROVAL OF THE AGREEMENT AND PLAN OF MERGER	36

PROPOSAL NO. 2 AUTHORIZATION OF THE BOARD OF DIRECTORS OF PEOPLES TO ADJOURN OR POSTPONE THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE PEOPLES MERGER AGREEMENT PROPOSAL OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE THE SPECIAL MEETING	36

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Page

PROPOSAL NO. 3 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF A RESOLUTION APPROVING CERTAIN COMPENSATION PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF PEOPLES IN CONNECTION WITH THE MERGER	37

THE MERGER	38

General	38

Background of the Merger	38

Recommendation of Peoples’ Board of Directors	42

Peoples’ Reasons for the Merger	42

Opinion of Peoples’ Financial Adviser	43

2014 Financial Forecasts and Projections Exchanged	54

Approval of Independent’s Board of Directors and Reasons for the Merger	56

Regulatory Approvals Required to Complete the Merger	56

Interests of Peoples’ Executive Officers and Directors in the Merger	58

Litigation Relating to the Merger	63

THE MERGER AGREEMENT	64

The Merger	64

Effective Time and Completion of the Merger	64

Consideration to Be Received in the Merger	64

Exchange of Peoples Stock Certificates for Independent Stock Certificates	65

Stock Options and Restricted Stock	65

Representations and Warranties	66

Conduct of Business Pending the Merger	68

Stockholder Approval	71

No Solicitation of Alternative Transactions	71

Employee Benefits Matters	73

Conditions to Complete the Merger	74

Termination of the Merger Agreement	75

Termination Fee	76

Amendment of the Merger Agreement	77

Fees and Expenses	78

Restrictions on Resales by Affiliates	78

VOTING AGREEMENTS	79

ACCOUNTING TREATMENT	79

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	80

Tax Consequences of the Merger Generally	81

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING OF PEOPLES’ STOCKHOLDERS

Q.	Why am I receiving this document?

A.	Independent and Peoples have agreed to the acquisition of Peoples by Independent under the terms of a merger agreement that is described in this document, a copy of which is attached as Annex A. In order to complete the merger, Peoples’ stockholders must vote to approve the merger agreement. Peoples will hold a special meeting of its stockholders to obtain this approval. This document contains important information about the merger, the cash and the shares of Independent common stock to be issued in connection with the merger, the merger agreement and other related matters, and you should read it carefully. The enclosed voting materials for the Peoples special meeting allow you to vote your shares of common stock without attending the special meeting.

Q.	What will happen to Peoples as a result of the merger?

A.	If the merger is completed, Peoples will be merged with and into Independent and Independent will be the surviving entity.

Q.	What will Peoples’ stockholders receive in the merger?

A.	Peoples’ stockholders will be entitled to receive in the merger for each share of Peoples common stock they own either (i) 0.5523 of a share of Independent common stock or (ii) $21.00 in cash.

Peoples’ stockholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of Peoples common stock. Regardless of a Peoples stockholder’s choice, however, elections will be limited by the requirement that 60% of Peoples common stock be converted into Independent common stock and 40% of Peoples common stock be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Peoples stockholder will receive will depend on the elections of other Peoples’ stockholders. The allocation of the consideration payable to Peoples’ stockholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Peoples’ stockholders. If a Peoples stockholder does not make an election, the consideration that such stockholder will receive will depend on the consideration elected by other Peoples’ stockholders.

Independent’s common stock is listed on the NASDAQ Global Select Market under the trading symbol “INDB.” Independent will not issue fractional shares of its common stock in the merger, but will instead cash out any fractional shares at a price determined by the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the closing date of the merger.

Each holder of a vested or unvested option to purchase Peoples common stock will receive, upon consummation of the transaction, a cash payment in settlement of the Peoples option equal to the product of (i) the number of shares of Peoples common stock provided for by such option and (ii) the excess, if any, of the per share cash consideration of $21.00 over the exercise price of such option. All unvested shares of restricted Peoples common stock will vest in full immediately prior to the effective time of the merger and will be treated as outstanding Peoples shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Q.	When will the merger be completed?

A.	We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger agreement by Peoples’ stockholders. We currently expect to complete the merger during the first calendar quarter of 2015. However, because fulfillment of some of the conditions to completion of the merger, such as receiving required regulatory approvals, are not entirely within our control, we cannot predict the actual timing.

Q.	Who is being asked to approve matters in connection with the merger?

A.	Peoples’ stockholders are being asked to vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, to approve the authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and to approve, on a non-binding advisory basis, certain compensation payable to the named executive officers of Peoples in connection with the merger.

Under Maryland General Corporation Law (“Maryland Law”), the merger cannot be consummated unless Peoples’ stockholders vote to approve the merger agreement and the merger. By this proxy statement/prospectus, Peoples’ board of directors is soliciting proxies of Peoples’ stockholders to provide this approval at the special meeting of Peoples’ stockholders discussed below.

Q.	Should Peoples’ stockholders send in their stock certificates now?

A.	No, Peoples’ stockholders should not send in any stock certificates now. If the merger is approved at the special meeting, Independent will send Peoples’ stockholders written instructions on how to exchange their stock certificates for the merger consideration.

Q.	What are the material U.S. federal income tax consequences of the merger to me?

A.	The merger is intended to qualify, and the obligation of the parties to complete the merger is conditioned upon the receipt of a legal opinion from their counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. The tax consequences of the merger to Peoples’ stockholders will depend on whether Peoples’ stockholders receive only cash, only Independent common stock, or a combination of cash and Independent common stock in exchange for their Peoples common stock. Peoples’ stockholders that exchange their shares solely for Independent common stock should not recognize gain or loss except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock. Peoples’ stockholders that exchange their shares solely for cash should recognize gain or loss on the exchange. Peoples’ stockholders that exchange their shares for a combination of Independent common stock and cash should recognize gain (but not loss) with respect to the cash portion of the consideration they receive. Because the allocations of cash and Independent common stock that are received will depend on the elections of other Peoples’ stockholders, Peoples’ stockholders will not know the actual tax consequences of the merger to them until the allocations are completed. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.

Q.	Are there any risks that I should consider in deciding whether to vote for approval of the merger?

A.	Yes. You should read and carefully consider the risk factors set forth in the section in this document titled “Risk Factors” beginning on page 13.

Q.	When and where will Peoples’ stockholders meet?

A.	Peoples will hold its special meeting of stockholders on November 25, 2014 at 5:00 p.m., local time, at the main office of Peoples Federal Savings Bank located at 435 Market Street, Brighton, Massachusetts 02135.

Q.	What matters are Peoples’ stockholders being asked to approve at the Peoples special meeting pursuant to this proxy statement/prospectus?

A.	Peoples’ stockholders are being asked to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We refer to this proposal as the “Peoples merger agreement proposal.”

Peoples’ stockholders are also being asked to authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and to approve, on a non-binding advisory basis, certain compensation payable to the named executive officers of Peoples in connection with the merger.

Q.	What does Peoples’ board of directors recommend with respect to the three proposals?

A.	Peoples’ board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable and in the best interests of Peoples and its stockholders and unanimously recommends that Peoples’ stockholders vote “FOR” the Peoples merger agreement proposal.

Peoples’ board of directors also unanimously recommends that Peoples’ stockholders vote “FOR” approval of the authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and “FOR” Approval, on a non-binding advisory basis, of certain compensation payable to the named executive officers of Peoples in connection with the merger.

Q.	Who can vote at the Peoples special meeting of stockholders?

A.	Holders of record of Peoples common stock at the close of business on October 16, 2014, which is the record date for the Peoples special meeting of stockholders, are entitled to vote at the special meeting.

Q.	How many votes must be represented in person or by proxy at the Peoples special meeting to have a quorum?

A.	The holders of a majority of the shares of Peoples common stock outstanding and entitled to vote at the special meeting of stockholders, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q.	What vote by Peoples’ stockholders is required to approve the Peoples special meeting proposals?

A.	Assuming a quorum is present at the Peoples special meeting of stockholders, approval of the Peoples merger agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Peoples common stock entitled to vote. Abstentions and broker non-votes will have the same effect as shares voted against the Peoples merger agreement proposal.

Assuming a quorum is present at the Peoples special meeting, approval of the Peoples adjournment proposal will require the affirmative vote of a majority of the votes cast on the Peoples adjournment proposal. Abstentions and broker non-votes will not affect whether the Peoples adjournment proposal is approved.

Assuming a quorum is present at the Peoples stockholder meeting, approval of the non-binding advisory resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger will require the affirmative vote of a majority of votes cast on the proposal. Abstentions and broker non-votes will not affect whether such resolution is approved.

As of the record date for the special meeting, directors and executive officers of Peoples, together with their affiliates, had sole or shared voting power over approximately 15.2% of the Peoples common stock outstanding and entitled to vote at the special meeting.

Q:	What will happen if the stockholders do not approve the advisory vote on certain compensation payable to Peoples’ named executive officers in connection with the merger at the special meeting?

A:

Approval of the non-binding advisory resolution approving certain compensation payable to Peoples’ named executive officers in connection with the merger is not a condition to completion of the merger. The vote with respect to such compensation is an advisory vote and will not be binding on Peoples or on Independent. Therefore, if the merger is approved by Peoples’ stockholders and completed, such compensation will still be paid to Peoples’ executive officers if and when due.

Q.	Are any Peoples’ stockholders already committed to vote in favor of any of the special meeting proposals?

A.	Under voting agreements with Independent, each of Peoples’ directors and certain Peoples’ executive officers, solely in his or her capacity as a stockholder, has agreed to vote all of his or her Peoples common stock in favor of the Peoples merger agreement proposal and has granted to Independent a proxy to vote his or her shares in favor of the Peoples merger agreement proposal. As of the record date for the Peoples special meeting of stockholders, the Peoples’ stockholders who are parties to the Peoples voting agreements collectively owned (with sole or shared voting power) approximately 15.2% of the Peoples common stock outstanding and entitled to vote at the special meeting.

Q.	How may the Peoples’ stockholders vote their shares for the special meeting proposals presented in this proxy statement/prospectus?

A.	Peoples’ stockholders may submit their proxies by:

•	signing the enclosed proxy card and mailing it in the enclosed, prepaid and addressed envelope;

•	calling toll-free 1-800-652-VOTE(8683) and following the instructions; or

•	accessing the web page at www.investorvote.com and following the on-screen instructions.

Proxies submitted through the Internet or by telephone must be received by 1:00 a.m., Eastern Standard Time, on November 25, 2014.

Q.	Will a broker or bank holding shares in “street name” for a Peoples’ stockholder vote those shares for the stockholder at the Peoples special meeting?

A.	A broker or bank will not be able to vote your shares at the special meeting without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all of the Peoples common stock you own is voted at the special meeting.

Q.	Will Peoples’ stockholders be able to vote their shares in person at the Peoples special meeting?

A.	Yes. Submitting a proxy will not affect the right of any Peoples stockholder to vote in person at the special meeting of stockholders. Peoples will distribute written ballots to any Peoples stockholder who requests, and is entitled, to vote at the special meeting. If a Peoples stockholder holds shares in “street name,” the stockholder must request a proxy from the stockholder’s broker or bank in order to vote those shares in person at the special meeting.

Q.	What do Peoples’ stockholders need to do now?

A.	After carefully reading and considering the information contained in this proxy statement/prospectus, Peoples’ stockholders are requested to complete and return their proxies as soon as possible. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s Peoples shares at the special meeting as the stockholder directs. If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” all three of the special meeting proposals.

Q.	May a Peoples stockholder change such stockholder’s vote after submitting a proxy?

A.	Yes. A Peoples stockholder may change a vote at any time before the stockholder’s proxy is voted at the Peoples special meeting. A proxy submitted through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently submitting a proxy through the Internet or by telephone, or by attending the special meeting and voting in person. A stockholder executing a proxy card also may revoke the proxy at any time before it is voted by giving written notice revoking the proxy to Peoples’ Corporate Secretary, by subsequently filing another proxy card bearing a later date or by attending the special meeting and voting in person. Attending the special meeting will not automatically revoke a stockholder’s prior submission of a proxy (by Internet, telephone or in writing). All written notices of revocation or other communications with respect to revocation of proxies should be addressed to:

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, Massachusetts 02135

Attention: Myron Fox, Corporate Secretary

Q.	If I am a Peoples stockholder, who can help answer my questions?

A.	If you have any questions about the merger or the special meeting, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Peoples’ proxy solicitor, at the following address or phone number:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

(516) 396-7901

Q.	Where can I find more information about the companies?

A.	You can find more information about Independent and Peoples from the various sources described under the section of this document titled “Where You Can Find More Information” beginning on page 95.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 95 of this document. Most items in this summary include a page reference directing you to a more complete description of those items.

Unless the context otherwise requires, throughout this document, “Independent” refers to Independent Bank Corp., “Peoples” refers to Peoples Federal Bancshares, Inc., “Rockland Trust” refers to Rockland Trust Company; and “we,” “us” and “our” refers to Independent and Peoples. Also, we refer to the merger between Independent and Peoples as the “merger,” and the Agreement and Plan of Merger, dated as of August 5, 2014, by and among Independent, Rockland Trust, Peoples and Peoples Federal Savings Bank as the “merger agreement.”

The Companies (see page 84)

Independent

Independent is a state chartered, federally registered bank holding company headquartered in Rockland, Massachusetts that was incorporated under Massachusetts law in 1985. Independent is the sole stockholder of Rockland Trust, a Massachusetts trust company chartered in 1907. Through its subsidiary, Rockland Trust, Independent offers a full range of banking services through a network of 78 bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At June 30, 2014, Independent had total consolidated assets of approximately $6.3 billion, net loans of approximately $4.8 billion, total deposits of approximately $5.3 billion and total stockholders’ equity of approximately $616 million.

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

(781) 878-6100

Peoples

Peoples is a Maryland corporation that owns 100% of the common stock of Peoples Federal Savings Bank. Peoples was incorporated in March 2010 to become the holding company of Peoples Federal Savings Bank in connection with Peoples Federal Savings Bank’s mutual to stock conversion in July 2010. Headquartered in Brighton, Massachusetts, Peoples operates its business from eight banking offices located in Brighton, Allston, West Roxbury, Jamaica Plain, Brookline, West Newton, Westwood and Norwood. Peoples is engaged principally in the business of providing a variety of financial services to individuals and small businesses primarily in the form of various deposit products and residential and commercial mortgage lending products.

At June 30, 2014, Peoples had total consolidated assets of $606 million, net loans of $493 million, total deposits of $435 million and total stockholders’ equity of $104 million.

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, Massachusetts 02135

(617) 254-0707

The Merger and the Merger Agreement (see pages 38 and 64)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this proxy statement/prospectus. Please carefully read the merger agreement, as it is the legal document that governs the merger. Under the terms of the merger agreement, Peoples will merge with and into Independent (the “merger”) and Independent will survive the merger. Upon completion of the merger, each share of Peoples common stock will be converted into the right to receive either (i) 0.5523 of a share of Independent common stock or (ii) $21.00 in cash.

Special Meeting of Peoples’ Stockholders; Required Vote (see page 33)

Peoples will hold a special meeting of stockholders at the main office of Peoples Federal Savings Bank, located at 435 Market Street, Brighton, Massachusetts 02135 on November 25, 2014 at 5:00 p.m., local time. Peoples’ stockholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger;

•	authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting (the “Peoples adjournment proposal”); and

•	approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

You can vote at the Peoples special meeting if you owned Peoples common stock at the close of business on October 16, 2014. On that date, there were 6,239,436 shares of Peoples common stock outstanding and entitled to vote, approximately 15.2% of which were owned and entitled to be voted by Peoples directors and executive officers and their affiliates. You can cast one vote for each share of Peoples common stock you owned on that date. In order to approve the merger agreement and the transactions it contemplates, the holders of at least a majority of the outstanding shares of Peoples common stock entitled to vote must vote in favor of the proposal.

What Holders of Peoples Stock Options and Restricted Stock Will Receive in the Merger (see page 64)

All outstanding unvested Peoples stock options and restricted shares of Peoples common stock will become fully vested immediately prior to the effective time of the merger. Peoples options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon cancellation of the Peoples option equal to the product of (i) the number of shares of Peoples common stock provided for by such option and (ii) the excess, if any, of the per share cash consideration of $21.00 over the exercise price of such option. All shares of accelerated restricted stock will be treated as outstanding Peoples shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Dividend Policy of Independent; Dividends from Peoples (see page 26)

The holders of Independent common stock receive dividends as and when declared by Independent’s board of directors. Independent declared quarterly cash dividends of $0.24 per share of common stock for the first and second quarters of 2014, cash dividends of $0.22 per share of common stock for each quarter of 2013 and cash dividends of $0.21 per share of common stock for each quarter in 2012. Following the completion of the merger, subject to approval and declaration by Independent’s board of directors, Independent expects to continue paying quarterly cash dividends consistent with past practices.

Prior to completion of the merger, Peoples’ stockholders will continue to receive any regular quarterly dividends declared and paid by Peoples, at a rate not to exceed $0.05 per share of Peoples common stock. A special dividend consistent with past years may not be paid by Peoples without the prior consent of Independent and is not expected to be paid.

Fairness Opinion Presented to the Peoples Board of Directors (see pages 43 and B-1)

Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) has provided an opinion to Peoples’ board of directors, dated August 5, 2014, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Peoples common stock. The full text of Sandler O’Neill’s opinion is attached to this proxy statement/prospectus as Annex B, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill in connection with its opinion. We urge you to read the opinion in its entirety. Sandler O’Neill’s opinion is addressed to Peoples’ board of directors, is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Peoples common stock and does not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger agreement or the form of consideration that any stockholder should elect in the merger. Pursuant to an engagement letter between Peoples and Sandler O’Neill, Peoples has paid a fee to Sandler O’Neill for rendering its opinion and has agreed to pay Sandler O’Neill a transaction fee, which is payable only upon completion of the merger.

Recommendation of Peoples’ Board of Directors (see pages 33 and 36)

Peoples’ board of directors has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Peoples and its stockholders and accordingly unanimously recommends that Peoples’ stockholders vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates, “FOR” the proposal to approve the authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and “FOR” the proposal to approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

Peoples’ Reasons for the Merger (see page 42)

In determining whether to approve the merger agreement, Peoples’ board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Peoples’ board of directors also considered the factors described under “The Merger – Reasons for the Merger.”

Interests of Peoples’ Executive Officers and Directors in the Merger (see page 58)

Some of the directors and executive officers of Peoples have financial interests in the merger that are different from, or in addition to, the interests of Peoples’ other stockholders generally. These interests include rights of executive officers under their existing employment agreements, which are being provided through settlement agreements executed in connection with the merger agreement; rights under consulting and non-competition agreements executed in connection with the merger agreement; rights under Peoples’ equity-based benefit programs and awards, including the acceleration of vesting of stock options; and rights to continued indemnification and insurance coverage by Independent after the merger for acts and omissions occurring before the merger.

The boards of directors of Independent and Peoples were aware of these interests and considered them, among other matters, in approving the merger agreement and related transactions.

Peoples Directors and Certain Peoples Executive Officers Have Agreed to Vote in Favor of the Merger Agreement (see page 34)

On the record date of October 16, 2014, the directors of Peoples and certain Peoples executive officers had sole or shared voting power over 949,196 shares, or approximately 15.2%, of the outstanding shares of Peoples common stock. Each of these directors and officers has agreed with Independent to vote his or her shares of Peoples common stock in favor of the merger agreement and the transactions it contemplates.

Approval by Independent’s Board of Directors and Reasons for the Merger (see page 56)

Independent’s board of directors has unanimously approved and adopted the merger agreement.

In determining whether to approve the merger agreement, Independent’s board of directors consulted with certain of its senior management and with its legal and financial advisers. In arriving at its determination, Independent’s board of directors also considered the factors described under “The Merger – Approval by Independent’s Board of Directors and Reasons for the Merger.”

Non-Solicitation (see page 71)

Peoples has agreed that it will not solicit or knowingly encourage any inquiries or proposals regarding any acquisition proposals by third parties. Peoples may respond to unsolicited proposals in certain circumstances if required by Peoples’ board of directors’ fiduciary duties. Peoples must promptly notify Independent if it receives any acquisition proposals.

Conditions to Complete the Merger (see page 74)

Each of Independent’s and Peoples’ obligations to complete the merger is subject to the satisfaction or waiver to the extent legally permitted of a number of mutual conditions, including:

•	the approval of the merger agreement and the transactions it contemplates, including the merger, by Peoples’ stockholders at the Peoples special meeting described in this proxy statement/prospectus;

•	the receipt of all regulatory approvals and consents (none of which shall contain a burdensome condition, as defined in the merger agreement), and the expiration of all waiting periods required to complete the merger;

•	the effectiveness of the registration statement with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Independent’s and Peoples’ obligations to complete the merger is also separately subject to the satisfaction or waiver (except for the condition set forth in the first bullet below, which may not be waived in any circumstance) of a number of conditions, including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger; and

•	the other company’s representations and warranties in the merger agreement being true and correct, in all material respects, and the performance by the other party in all material respects of its obligations under the merger agreement.

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Peoples common stock shall not exceed 6,241,436, except to the extent increased as a result of the exercise of stock options, and the Peoples Federal Savings Bank Charitable Foundation shall have changed its name to “Rockland Trust – Peoples Federal Foundation” and a majority of its board of directors shall consist of individuals acceptable to Independent in its sole discretion.

Termination of the Merger Agreement (see page 75)

Independent and Peoples may mutually agree at any time to terminate the merger agreement without completing the merger, even if Peoples’ stockholders have approved the merger transactions. Also, either Independent or Peoples can terminate the merger agreement in various circumstances, including the following:

•	if any regulatory approval necessary for consummation of the transactions contemplated by the merger agreement is not obtained;

•	if the merger is not completed by April 30, 2015;

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the merger agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if Peoples’ stockholders do not approve the merger agreement and the transactions it contemplates.

Additionally, Independent may terminate the merger agreement if:

•	Peoples has materially breached its “non-solicitation” obligations described under “The Merger Agreement – No Solicitation of Alternative Transactions” beginning on page 71;

•	Peoples’ board of directors fails to recommend in this proxy statement/prospectus the approval of the merger agreement;

•	Peoples’ board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an “Acquisition Transaction” with any party other than Independent or a subsidiary of Independent; or

•	Peoples breaches its obligation to call, give notice of, convene and hold a meeting of stockholders for the purpose of approving the merger agreement and the transactions it contemplates.

Additionally, Peoples may terminate the merger agreement:

•	if it enters into a “Superior Proposal” as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $5.3 million to Independent; or

•	pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten day volume-weighted average price of Independent’s common stock as of a measurement date prior to closing is more than 20% below the ten day volume-weighted average price of Independent’s common stock for the trading period ended August 4, 2014, (b) the drop in the ten day volume-weighted average price of Independent’s common stock between August 5, 2014 and the measurement date is more than 20% greater than any drop in the ten day average price of the Nasdaq Bank Stock Index during such measurement period, (c) Peoples elects to terminate the merger agreement by a majority vote of Peoples’ directors, and (d) following notice of such election, Independent does not exercise its “top up” option under the merger agreement to increase the exchange ratio to a number that would compensate Peoples’ stockholders for the extent of the drop in Independent’s common stock below the lowest price per share at which the “walk away” right would not have been triggered. If Independent does exercise its “top up” option, then no termination will occur.

Termination Fee (see page 76)

Peoples has agreed to pay a termination fee of $5.3 million to Independent if the merger agreement is terminated under any of the circumstances described in “The Merger Agreement – Termination Fee” beginning on page 75.

Advisory Vote on Named Executive Officer Compensation in Connection with the Merger (see page 37)

Peoples’ stockholders are being asked to vote on a non-binding advisory resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger, approval of which requires the affirmative vote of a majority of the votes cast with respect to the proposal. Abstentions and broker non-votes will not affect whether such resolution is approved. Approval of this resolution is not a condition to completion of the merger. The vote with respect to certain compensation payable to the named executive officers of Peoples in connection with the merger is an advisory vote and will not be binding on Peoples or on Independent. Therefore, if the merger is approved by Peoples’ stockholders and completed, such compensation will still be paid to Peoples’ named executive officers if and when due.

Regulatory Approvals Required for the Merger (see page 56)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board, the Federal Deposit Insurance Corporation (“FDIC”), the Board of Bank Incorporation of the Commonwealth of Massachusetts, and the Massachusetts Commissioner of Banks. Independent and Peoples have completed, or will complete, filing all of the required applications and notices with regulatory authorities. Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them.

Rights of Independent Stockholders Differ from Those of Peoples’ Stockholders (see page 87)

When the merger is completed, Peoples’ stockholders who receive Independent common stock as consideration in the merger will automatically become Independent’s stockholders. The rights of Independent’s stockholders differ from the rights of Peoples’ stockholders in important ways. Many of these differences relate to provisions in Independent’s articles of organization and bylaws that differ from those of Peoples. See “Comparison of Rights of Stockholders of Peoples and Independent” beginning on page 87 for a summary of the material differences between the respective rights of Peoples and Independent stockholders.

Tax Consequences of the Merger (see page 80)

The merger is intended to qualify, and the obligations of the parties to complete the merger is conditioned upon the receipt of a legal opinion from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code. The federal tax consequences of the merger to Peoples’ stockholders will depend primarily on whether they exchange their Peoples common stock solely for Independent common stock, solely for cash, or for a combination of Independent common stock and cash. Peoples’ stockholders who exchange their shares solely for Independent common stock should not recognize gain or loss except with respect to any cash they receive in lieu of receiving a fractional share of Independent common stock. Peoples’ stockholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Peoples’ stockholders who exchange their shares for a combination of Independent common stock and cash should recognize gain (but not loss) with respect to the cash portion of the consideration they receive. The actual federal income tax consequences to Peoples’ stockholders of electing to receive cash, Independent common stock or a combination of cash and stock will not be ascertainable at the time Peoples’ stockholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all of Peoples’ stockholders. Determining the actual tax consequences of the merger to Peoples’ stockholders can be complicated. Peoples’ stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder.

To review the tax consequences of the merger to Peoples’ stockholders in greater detail, please see the section “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.

Dissenters’ Rights of Appraisal (see page 36)

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares in cash as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided under the Maryland General Corporation Law, as amended (the “MGCL”). Under the provisions of the MGCL, the holders of Peoples common stock are not entitled to dissenters’ rights in the merger. Please see the section “Dissenters’ Rights of Appraisal” on page 36.

Comparative Per Share Market Price Information (see page 25)

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Peoples common stock trades on the NASDAQ Capital Market under the symbol “PEOP.” The following presents the closing sale prices of Independent common stock and Peoples common stock on August 5, 2014, the last trading day before we announced the merger agreement, and October 15, 2014, the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of Peoples common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.5523, which represents the fraction of a share of Independent common stock that Peoples’ stockholders will receive in the merger for each share of Peoples common stock.

Date	Independent Closing Price	Peoples Closing Price	Exchange Ratio	Equivalent Per Share Value
August 5, 2014	$36.31	$18.16	0.5523	$20.05
October 15, 2014	$36.40	$19.98	0.5523	$20.10

The market prices of both Independent common stock and Peoples’ common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Independent common stock and Peoples common stock.

Litigation Relating to the Merger (see page 63)

On October 14, 2014 Richard Morris, an individual who alleges himself to be a Peoples stockholder, filed a purported class action lawsuit in Maryland state court which named Peoples, Peoples Federal Savings Bank, Peoples’ directors, Independent, and Rockland Trust Company as defendants. The lawsuit, which was pending as of the date of this filing, alleges breaches of fiduciary duty in connection with the sale of Peoples to Independent and seeks, among other things, class action certification, court orders prohibiting a Peoples stockholder vote regarding the merger and completion of the merger, and other equitable and monetary relief. Peoples, Peoples Federal Savings Bank, Independent, Rockland Trust Company, and the individual defendants each believe that the case is a typical, meritless “shareholder strike” suit, that the claims made are without merit, and intend to defend the case vigorously. See “The Merger — Litigation Relating to the Merger” beginning on page 63 for more information.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed under “Forward-Looking Information,” Peoples’ stockholders should carefully consider the following risks before deciding whether to vote for approval of the merger agreement. In addition, stockholders of Peoples should read and consider the risks associated with each of the businesses of Independent and Peoples because these risks will relate to the combined company. Certain of these risks with respect to Independent can be found in Independent’s annual report on Form 10-K for the fiscal year ended December 31, 2013, and quarterly reports on Form 10-Q for each of the quarters ended March 31, 2014 and June 30, 2014, which reports are incorporated by reference into this proxy statement/prospectus. Certain of these risks with respect to Peoples can be found in Peoples’ annual report on Form 10-K for the fiscal year ended September 30, 2013, and quarterly reports on Form 10-Q for each of the quarters ended December 31, 2013, March 31, 2014 and June 30, 2014. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 95.

Risks Related to the Merger

Absent an exercise by Peoples of its “walk away” right and a subsequent “top up” election by Independent, the exchange ratio used to determine the stock consideration in the merger will be 0.5523 and will not change due to changes in the market value of Peoples common stock or Independent common stock before the completion of the merger, regardless of how significant such changes might be.

Upon completion of the merger, each share of Peoples common stock will be converted into the right to receive either (i) $21.00 in cash or (2) 0.5523 of a share of Independent common stock. The exchange ratio used to determine the stock consideration will not increase based on fluctuations in market prices regardless of how far the price of Independent common stock falls, except in the event Independent’s stock drops beyond certain levels and Peoples exercises its “walk away” right and Independent subsequently exercises its right to “top up” the stock consideration to void the walk away right. The market values of Independent common stock and Peoples common stock have varied since Independent and Peoples entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of Independent and Peoples, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of Independent and Peoples. Therefore, at the time of the special meeting, Peoples’ stockholders will not know or be able to calculate the market value of the Independent common stock they will receive upon completion of the merger. For example, based on the range of closing prices of Independent common stock during the period from August 5, 2014, the last trading day before public announcement of the merger, through October 15, 2014, the last practicable date before the date of this document, the exchange ratio represented a market value ranging from a low of $19.36 to a high of $20.81 for each share of Peoples common stock.

Peoples’ stockholders may receive a form of consideration different from what they elect.

The consideration to be received by Peoples’ stockholders in the merger is subject to the requirement that 60% of the shares of Peoples common stock be exchanged for Independent common stock and 40% be exchanged for cash. The merger agreement contains proration and allocation procedures to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Independent common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

The fairness opinion obtained by Peoples from its financial advisor will not reflect changes in circumstances after the date of the fairness opinion.

Sandler O’Neill, Peoples’ financial advisor in connection with the merger, has delivered to the board of directors of Peoples its opinion dated August 5, 2014. The opinion of Sandler O’Neill states that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Peoples common stock pursuant to the agreement and plan of merger was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Peoples or Independent, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the conclusion reached in such opinion.

Peoples will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Peoples and consequently on Independent. These uncertainties may impair Peoples’ ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Peoples to seek to change existing business relationships with Peoples. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Independent. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Independent, Independent’s business following the merger could be harmed. In addition, the merger agreement restricts Peoples from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Independent. These restrictions may prevent Peoples from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement – Conduct of Business Pending the Merger” of this proxy statement/prospectus for a description of the restrictive covenants to which Peoples is subject.

Independent may fail to realize all of the anticipated benefits of the merger, particularly if the integration of Independent’s and Peoples’ businesses is more difficult than expected.

The success of the merger will depend, in part, on our ability to successfully combine the businesses of Independent and Peoples. Independent may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer than expected or is more costly than expected. Furthermore, any number of unanticipated adverse occurrences for either the business of Peoples or Independent may cause us to fail to realize some or all of the expected benefits. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Each of these issues might adversely affect Independent, Peoples, or both during the transition period, resulting in adverse effects on Independent following the merger. As a result, revenues may be lower than expected or costs may be higher than expected and the overall benefits of the merger may not be as great as anticipated.

The market price of Independent common stock after the merger may be affected by factors different from those affecting Independent common stock or Peoples common stock currently.

The businesses of Independent and Peoples differ in some respects and, accordingly, the results of operations of the combined company and the market price of Independent’s shares of common stock after the merger may be affected by factors different from those currently affecting the results of operations of each of Independent or Peoples. For a discussion of the businesses of Independent and Peoples and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 95 and the information regarding Peoples set forth under “The Companies – Peoples” beginning on page 84.

Some of the directors and executive officers of Peoples may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and executive officers of Peoples may be different from those of Peoples’ stockholders, and certain directors and officers of Peoples may be participants in arrangements that are different from, or are in addition to, those of Peoples’ stockholders, including the acceleration of awards under equity plans, agreements in settlement of obligations to such directors and officers under pre-existing employment agreements. These interests are described in more detail in the section of this proxy statement/prospectus entitled “The Merger – Interests of Peoples’ Executive Officers and Directors in the Merger” beginning on page 58.

A lawsuit has been filed against Peoples, Peoples Federal Savings Bank, Peoples’ directors, Independent, and Rockland Trust Company alleging breaches of fiduciary duty in connection with the sale of Peoples to Independent. The lawsuit may prevent the merger from being completed or from being completed in a timely manner.

On October 14, 2014 Richard Morris, an individual who alleges himself to be a Peoples stockholder, filed a purported class action lawsuit in Maryland state court which named Peoples, Peoples Federal Savings Bank, Peoples’ directors, Independent, and Rockland Trust Company as defendants. The purported class action lawsuit, which was pending as of the date of this filing, alleges breaches of fiduciary duty in connection with the sale of Peoples to Independent and seeks, among other things, class action certification, court orders prohibiting a Peoples stockholder vote regarding the merger and completion of the merger, and other equitable and monetary relief. Peoples, Peoples Federal Savings Bank, Independent, Rockland Trust Company, and the individual defendants each believe that the case is a typical, meritless “shareholder strike” suit, that the claims made are without merit, and intend to defend the case vigorously. See “The Merger — Litigation Relating to the Merger” beginning on page 63 for more information.

One of the conditions to the closing of the merger is that no judgment, order, injunction or decree issued by a court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect. If the plaintiff obtains a court order the merger may not occur in a timely manner or be prevented.

The merger agreement limits Peoples’ ability to pursue alternatives to the merger.

The merger agreement contains provisions that limit Peoples’ ability to solicit, initiate, encourage or take any actions to facilitate competing third-party proposals to acquire all or substantially all of Peoples. These provisions, which include a $5.3 million termination fee payable under certain circumstances, might discourage a potential competing acquiror that might have an interest in acquiring all or substantially all of Peoples from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Peoples than it might otherwise have proposed to pay.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, certain approvals or consents must be obtained from the various bank regulatory and other authorities in the United States and the Commonwealth of Massachusetts. These governmental entities, including the Federal Reserve Board, the FDIC, the Board of Bank Incorporation of the Commonwealth of Massachusetts, and the Massachusetts Division of Banks, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Independent and Peoples do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Independent following the merger, any of which might have a material adverse effect on Independent following the merger. Independent is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that would constitute a “Burdensome Condition” as defined in the merger agreement.

There can be no assurance as to whether the regulatory approvals will be received or the timing of the approvals. For more information, see the section entitled “The Merger – Regulatory Approvals Required to Complete the Merger” of this proxy statement/prospectus beginning on page 56.

Peoples’ stockholders who make elections may be unable to sell their shares in the market pending the merger.

Peoples’ stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover. Making an election will require that stockholders turn in their Peoples stock certificates. This means that during the time between when the election is made and the date the merger is completed, Peoples’ stockholders will be unable to sell their Peoples common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Peoples’ stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

If the merger is not consummated by April 30, 2015, either Independent or Peoples may choose not to proceed with the merger.

Either Independent or Peoples may terminate the merger agreement if the merger has not been completed by April 30, 2015, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The shares of Independent common stock to be received by Peoples’ stockholders as a result of the merger will have different rights from the shares of Peoples common stock.

The rights associated with Peoples common stock are different from the rights associated with Independent common stock. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Stockholders of Peoples and Independent” beginning on page 87 for a discussion of the different rights associated with Independent common stock.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Peoples and Independent.

If the merger is not completed, the ongoing businesses of Peoples and Independent may be adversely affected and Peoples and Independent will be subject to several risks, including the following:

•	Peoples may be required, under certain circumstances, to pay Independent a termination fee of $5.3 million under the merger agreement;

•	Peoples and Independent will each be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the merger agreement, Peoples is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the merger may require substantial commitments of time and resources by Peoples’ and Independent’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and Independent as independent companies, as the case may be.

In addition, if the merger is not completed, Peoples and/or Independent may experience negative reactions from the financial markets and from their respective customers and employees. Peoples and/or Independent also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Peoples and/or Independent to perform their respective obligations under the merger agreement. If the merger is not completed, Peoples and Independent cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Peoples and/or Independent.

Risks Related to Independent’s Business

Changes in interest rates could adversely impact Independent’s financial condition and results of operations.

Independent’s ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages have features, such as rate caps and floors, which restrict changes in their interest rates.

Factors such as inflation, recession, unemployment, money supply, global disorder, instability in domestic and foreign financial markets, and other factors beyond Independent’s control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid.

The state of the financial and credit markets, and potential sovereign debt defaults may severely impact the global and domestic economies and may lead to a significantly tighter environment in terms of liquidity and availability of credit. Economic growth may slow down and the national economy may experience additional recession periods. Market disruption, government and central bank policy actions intended to counteract the effects of recession, changes in investor expectations regarding compensation for market risk, credit risk and liquidity risk and changing economic data could continue to have dramatic effects on both the volatility of and the magnitude of the directional movements of interest rates. Although Independent pursues an asset/liability management strategy designed to control its risk from changes in interest rates, changes in market interest rates can have a material adverse effect on the Independent’s profitability.

A further deterioration of the credit rating for U.S. long-term sovereign debt could adversely impact Independent.

On August 5, 2011, Standard and Poor’s downgraded the U.S. long-term sovereign debt from AAA, the highest rating, to AA+, the second highest rating. This downgrade did not directly impact the financial position or outlook for Independent, but a further downgrade as a result of an inability by the federal government to raise the U.S. debt limit or otherwise could result in a re-evaluation of the ‘risk-free’ rate used in many accounting models, other-than-temporary-impairment of securities and/or impairment of goodwill and other intangibles. Given that future deterioration in the United States credit and financial markets is a possibility, no assurance can be made that losses or significant deterioration in the fair value of Independent’s U.S. government issued or guaranteed investments will not occur.

If Independent has higher than anticipated loan losses than it has modeled, its earnings could materially decrease.

Independent’s loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. Independent may therefore experience significant credit losses which could have a material adverse effect on its operating results and capital ratios. Independent makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for loan losses, Independent relies on its experience and its evaluation of economic conditions. If its assumptions prove to be incorrect, its current allowance for loan losses may not be sufficient to cover losses inherent in its loan portfolio and an adjustment may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Consequently, a problem with one or more loans could require Independent to significantly increase the level of its provision for loan losses. In addition, federal and state regulators periodically review Independent’s allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease Independent’s net income.

A significant amount of Independent’s loans are concentrated in Rockland Trust’s geographic footprint and adverse conditions in this area could negatively impact its operations.

Substantially all of the loans Independent originates are secured by properties located in, or are made to businesses which operate in Massachusetts, and to a lesser extent Rhode Island. Because of the current concentration of Independent’s loan origination activities in its geographic footprint, in the event of adverse economic conditions, including, but not limited to, increased unemployment, downward pressure on the value of residential and commercial real estate, political or business developments, that may affect the ability of property owners and businesses to make payments of principal and interest on the underlying loans in Rockland Trust’s geographic footprint. Independent would likely experience higher rates of loss and delinquency on its loans than if its loans were more geographically diversified, which could have an adverse effect on its results of operations or financial condition.

Independent operates in a highly regulated environment and may be adversely impacted by changes in law, regulations, and accounting policies.

Independent is subject to extensive regulation, supervision and examination. Any change in the laws or regulations and failure by Independent to comply with applicable law and regulation, or a change in regulators’ supervisory policies or examination procedures, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress, or the Massachusetts legislature could have a material adverse effect on Independent’s business, financial condition, results of operations, and cash flows. Changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters, could also negatively impact Independent’s financial results.

The Dodd-Frank Act has had and will continue to have a significant impact on the regulatory structure of the financial markets and will impose additional costs on Independent.

The Dodd-Frank Act could adversely affect certain of Independent’s business operations and competitive position. The Dodd-Frank Act, among other things, establishes a new Financial Stability Oversight Council to monitor systemic risk posed by financial institutions, restricts proprietary trading and private fund investment activities by banking institutions, creates a new framework for the regulation of derivatives and revises the FDIC’s assessment base for deposit insurance. Provisions in the Dodd-Frank Act may also restrict the flexibility of financial institutions to compensate their employees. In addition, provisions in the Dodd-Frank Act have resulted in changes to existing capital rules, which could have an adverse effect on Independent’s business operations, capital structure, capital ratios or financial performance. The final effects of the Dodd-Frank Act on Independent’s business will depend largely on the implementation of the Dodd-Frank Act by regulatory bodies and the exercise of discretion by these regulatory bodies.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is unknown.

In 2013, the FDIC, the OCC and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to Independent. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The application of more stringent capital requirements for Independent could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions such as a prohibition on the payment of dividends or on the repurchase shares if we were unable to comply with such requirements. The new rule will be effective on January 1, 2015.

Independent has strong competition within its market area which may limit Independent’s growth and profitability.

Independent faces significant competition both in attracting deposits and in the origination of loans. Additional mergers and acquisitions of financial institutions within Independent’s market area may also occur given the current difficult banking environment and add more competitive pressure. If Independent is unable to compete effectively, it may lose market share and income generated from loans, deposits, and other financial products may decline.

The success of Independent is dependent on hiring and retaining certain key personnel.

Independent’s performance is largely dependent on the talents and efforts of highly skilled individuals. Independent relies on key personnel to manage and operate its business, including major revenue generating functions such as loan and deposit generation. The loss of key staff may adversely affect Independent’s ability to maintain and manage these functions effectively, which could negatively affect Independent’s revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could cause a decrease in Independent’s net income. Independent’s continued ability to compete effectively depends on its ability to attract new employees and to retain and motivate its existing employees.

Independent’s business strategy of growth in part through acquisitions could have an impact on its earnings and results of operations that may negatively impact the value of Independent’s stock.

In recent years, Independent has focused, in part, on growth through acquisitions. From time to time in the ordinary course of business, Independent engages in preliminary discussions with potential acquisition targets. The consummation of any future acquisitions may dilute stockholder value. Although Independent’s business strategy emphasizes organic expansion combined with acquisitions, there can be no assurance that, in the future, Independent will successfully identify suitable acquisition candidates, complete acquisitions, and successfully integrate acquired operations into our existing operations or expand into new markets. There can be no assurance that acquisitions will not have an adverse effect upon Independent’s operating results while the operations of the acquired business are being integrated into the Independent’s operations. In addition, once integrated, acquired operations may not achieve levels of profitability comparable to those achieved by Independent’s existing operations, or otherwise perform as expected. Further, transaction-related expenses may adversely affect Independent’s earnings. These adverse effects on Independent’s earnings and results of operations may have a negative impact on the value of Independent’s stock.

Difficult market conditions have adversely affected the industry in which Independent operates.

In recent years, dramatic declines in the housing market, with falling real estate values and increasing foreclosures, unemployment, and under-employment negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative and cash securities, in turn, caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. A resumption of economic pressure on consumers and lack of confidence in the financial markets could materially affect Independent’s business, financial condition and results of operations. A worsening of these conditions would likely have adverse effects on Independent and others in the financial services industry. In particular, Independent may face the following risks in connection with these events:

•	Independent could face increased regulation of its industry. Compliance with such regulation may increase its costs and limit its ability to pursue business opportunities.

•	Market developments may affect customer confidence levels and may cause increases in loan delinquencies and default rates, which Independent expects could impact its loan charge-offs and provision for loan losses.

•	Deterioration or defaults made by issuers of the underlying collateral of Independent’s investment securities may cause credit related other-than-temporary impairment charges to Independent’s income statement.

•	Independent’s ability to borrow from other financial institutions or to access the debt or equity capital markets on favorable terms or at all could be adversely affected by further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations.

•	Competition in the industry could intensify as a result of the increasing consolidation of financial services companies in connection with adverse market conditions.

•	Independent could be required to pay significantly higher FDIC premiums if market developments significantly deplete the insurance fund of the FDIC and reduce the ratio of reserves to insured deposits.

•	It may become necessary or advisable for Independent, due to changes in regulatory requirements, change in market conditions, or for other reasons, to hold more capital or to alter the forms of capital it currently maintains.

Independent’s securities portfolio performance in difficult market conditions could have adverse effects on Independent’s results of operations.

Under Generally Accepted Accounting Principles, Independent is required to review Independent’s investment portfolio periodically for the presence of other-than-temporary impairment of its securities, taking into consideration current market conditions, the extent and nature of changes in fair value, issuer rating changes and trends, volatility of earnings, current analysts’ evaluations, Independent’s ability and intent to hold investments until a recovery of fair value, as well as other factors. Adverse developments with respect to one or more of the foregoing factors may require Independent to deem particular securities to be other-than-temporarily impaired, with the credit related portion of the reduction in the value recognized as a charge to Independent’s earnings. Recent market volatility has made it extremely difficult to value certain of Independent’s securities. Subsequent valuations, in light of factors prevailing at that time, may result in significant changes in the values of these securities in future periods. Any of these factors could require Independent to recognize further impairments in the value of Independent’s securities portfolio, which may have an adverse effect on Independent’s results of operations in future periods.

Impairment of goodwill and/or intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

Goodwill arises when a business is purchased for an amount greater than the net fair value of its assets. Independent has recognized goodwill as an asset on the balance sheet in connection with several acquisitions. When an intangible asset is determined to have an indefinite useful life, it is not amortized, and instead is evaluated for impairment. Goodwill is subject to impairment tests annually, or more frequently if necessary, and is evaluated using a two-step impairment approach. A significant and sustained decline in Independent’s stock price and market capitalization, a significant decline in Independent’s expected future cash flows, a significant adverse change in the business climate, slower growth rates or other factors could result in impairment of goodwill or other intangible assets. If Independent were to conclude that a future write-down of the goodwill or intangible assets is necessary, then Independent would record the appropriate charge to earnings, which could be materially adverse to the results of operations and financial position.

Deterioration in the Federal Home Loan Bank (“FHLB”) of Boston’s capital might restrict the FHLB of Boston’s ability to meet the funding needs of its members, cause a suspension of its dividend, and cause its stock to be determined to be impaired.

Significant components of Rockland Trust’s liquidity needs are met through its access to funding pursuant to its membership in the FHLB of Boston. The FHLB is a cooperative that provides services to its member banking institutions. The primary reason for joining the FHLB is to obtain funding from the FHLB of Boston. The purchase of stock in the FHLB is a requirement for a member to gain access to funding. Any deterioration in the FHLB’s performance may affect Independent’s access to funding and/or require Independent to deem the required investment in FHLB stock to be impaired.

Reductions in the value of Independent’s deferred tax assets could affect earnings adversely.

A deferred tax asset is created by the tax effect of the differences between an asset’s book value and its tax basis. Independent assesses the deferred tax assets periodically to determine the likelihood of Independent’s ability to realize their benefits. These assessments consider the performance of the associated business and its ability to generate future taxable income. If the information available to Independent at the time of assessment indicates there is a greater than 50% chance that Independent will not realize the deferred tax asset benefit, Independent is required to establish a valuation allowance for it and reduce its future tax assets to the amount Independent believes could be realized in future tax returns. Recording such a valuation allowance could have a material adverse effect on the results of operations or financial position. Additionally, the deferred tax asset is measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. Accordingly, a change in enacted tax rates may result in a decrease/increase to Independent’s deferred tax asset.

Independent will need to keep pace with evolving information technology and guard against and react to increased cyber security risks and electronic fraud.

The potential need to adapt to changes in information technology could adversely impact Independent’s operations and require increased capital spending. The risk of electronic fraudulent activity within the financial services industry, especially in the commercial banking sector due to cyber criminals targeting bank accounts and other customer information, could adversely impact Independent’s operations, damage its reputation and require increased capital spending.

Independent’s business depends on maintaining the trust and confidence of customers and other market participants, and the resulting good reputation is critical to its business.

Independent’s ability to originate and maintain accounts is highly dependent upon the perceptions of consumer and commercial borrowers and deposit holders and other external perceptions of Independent’s business practices or financial health. Independent’s reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, employee misconduct and rumors, among other things, can substantially damage Independent’s reputation, even if they are baseless or satisfactorily addressed. Adverse perceptions regarding Independent’s reputation in the consumer, commercial and funding markets could lead to difficulties in generating and maintaining accounts as well as in financing them and to decreases in the levels of deposits that consumer and commercial customers and potential customers choose to maintain with Independent, any of which could have a material adverse effect on Independent’s business and financial results.

If Independent’s risk management framework does not effectively identify or mitigate Independent’s risks, Independent could suffer unexpected losses and could be materially adversely affected.

Independent’s risk management framework seeks to mitigate risk and appropriately balance risk and return. Independent has established processes and procedures intended to identify, measure, monitor and report the types of risk to which its subject, including credit risk, operations risk, compliance risk, reputation risk, strategic risk, market risk and liquidity risk. Independent seeks to monitor and control its risk exposure through a framework of policies, procedures and reporting requirements. Management of Independent’s risks in some cases depends upon the use of analytical and/or forecasting models. If the models used to mitigate these risks are inadequate, Independent may incur losses. In addition, there may be risks that exist, or that develop in the future, that Independent has not appropriately anticipated, identified or mitigated. If Independent’s risk management framework does not effectively identify or mitigate its risks, Independent could suffer unexpected losses and could be materially adversely affected.

A significant portion of Independent’s loan portfolio is secured by real estate, and events that negatively impact the real estate market could adversely affect Independent’s asset quality and profitability for those loans secured by real property and increase the number of defaults and the level of losses within Independent’s loan portfolio.

The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and could deteriorate in value during the time the credit is extended. A downturn in the real estate market in Independent’s primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on Independent’s profitability and asset quality. If Independent is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and stockholders’ equity could be adversely affected. The declines in real estate prices in Independent’s markets also may result in increases in delinquencies and losses in its loan portfolios. Unexpected decreases in real estate prices coupled with a prolonged economic recovery and elevated levels of unemployment could drive losses beyond that which is provided for in Independent’s allowance for loan losses. In that event, Independent’s earnings could be adversely affected.

Changes in accounting policies or accounting standards could cause Independent to change the manner in which it reports its financial results and condition in adverse ways and could subject Independent to additional costs and expenses.

Independent’s accounting policies are fundamental to understanding its financial results and condition. Some of these policies require the use of estimates and assumptions that may affect the value of Independent’s assets or liabilities and financial results. Independent identified its accounting policies regarding the allowance for loan losses, security valuations and impairments, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time, the FASB and the SEC change their guidance governing the form and content of Independent’s external financial statements. In addition, accounting standard setters and those who interpret U.S. GAAP, such as the FASB, SEC, banking regulators and Independent’s independent registered public accounting firm, may change or even reverse their previous interpretations or positions on how these standards should be applied. Such changes are expected to continue, and may accelerate dependent upon the FASB and International Accounting Standards Board commitments to achieving convergence between U.S. GAAP and International Financial Reporting Standards. Changes in U.S. GAAP and changes in current interpretations are beyond Independent’s control, can be hard to predict and could materially impact how Independent reports its financial results and condition. In certain cases, Independent could be required to apply new or revised guidance retroactively or apply existing guidance differently (also retroactively) which may result in Independent restating prior period financial statements for material amounts. Additionally, significant changes to U.S. GAAP may require costly technology changes, additional training and personnel, and other expenses that will negatively impact Independent’s results of operations.

Independent may be unable to adequately manage its liquidity risk, which could affect its ability to meet its obligations as they become due, capitalize on growth opportunities, or pay regular dividends on its common stock.

Liquidity risk is the potential that Independent will be unable to meet its obligations as they come due, capitalize on growth opportunities as they arise, or pay regular dividends on its common stock because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances. Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to stockholders, operating expenses and capital expenditures. Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments on investment securities; sale, maturity and prepayment of investment securities; net cash provided from operations, and access to other funding sources.

Independent is subject to environmental liability risk associated with lending activities which could have a material adverse effect on its financial condition and results of operations.

A significant portion of Independent’s loan portfolio is secured by real property. During the ordinary course of business, Independent may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Independent may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Independent to incur substantial expenses and may materially reduce the affected property’s value or limit Independent’s ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Independent’s exposure to environmental liability. Although Independent has policies and procedures to perform an environmental review prior to originating certain commercial real estate loans, as well as before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Independent’s financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Independent, Peoples, and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible,” and other similar expressions.

The forward-looking statements involve certain assumptions, risks, and uncertainties. In particular, the ability of either Independent or Peoples to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. You therefore are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed elsewhere in this proxy statement/prospectus under “Risk Factors” and those discussed in the filings of Independent that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties Independent and Peoples discuss or identify in their public filings with the SEC;

•	the risk that the businesses of Independent and Peoples will not be integrated successfully or such integration may be more difficult, time-consuming, or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenues following the merger may be lower than expected;

•	competitive pressure among financial services companies may increase significantly;

•	general economic or business conditions, either nationally, regionally, or in the markets in which Independent and Peoples do business, may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	deterioration in the credit markets may adversely impact either company or its business;

•	legislation or regulatory environments, requirements, or changes, including changes in accounting methods, may adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain timely governmental approvals of the merger without the imposition of any conditions that would adversely affect the potential combined company.

These forward-looking statements are subject to assumptions, risks and uncertainties, and actual results may differ materially from those expressed or implied by these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Independent or Peoples or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Independent and Peoples undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Comparative Per Share Market Price Information

Independent common stock trades on the NASDAQ Global Select Market under the symbol “INDB” and Peoples common stock trades on the NASDAQ Capital Market under the symbol “PEOP.” The following presents the closing sale prices of Independent common stock and Peoples common stock on August 5, 2014, the last trading day before we announced the merger agreement, and October 15, 2014, the last practicable trading day prior to mailing this document. The table also represents the equivalent value of the stock consideration to be paid in the merger per share of Peoples common stock on those dates, calculated by multiplying the closing price of Independent common stock on those dates by an exchange ratio of 0.5523, which represents the number of shares of Independent common stock that Peoples’ stockholders will receive in the merger for each share of Peoples common stock using such exchange ratio.

Date	Independent Closing Price	Peoples Closing Price	Exchange Ratio	Equivalent Per Share Value
August 5, 2014	$36.31	$18.16	0.5523	$20.05
October 15, 2014	$36.40	$19.98	0.5523	$20.10

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Peoples’ stockholders in determining whether to approve the merger agreement. Peoples’ stockholders are urged to obtain current market quotations for Independent and Peoples common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page 95 of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following table sets forth, for the periods indicated, the high and low closing prices per share of Independent common stock as reported by the NASDAQ Global Select Market and the high and low closing prices per share of Peoples common stock as reported by the NASDAQ Capital Market. The table also provides information as to dividends paid per share of Independent common stock and Peoples common stock. As of September 30, 2014, there were 23,911,678 shares of Independent common stock issued and outstanding and approximately 2,606 stockholders of record and 6,239,436 shares of Peoples common stock issued and outstanding and approximately 499 stockholders of record.

	Independent
	Closing Price		Dividend per Share
	High	Low
2012
Quarter Ended March 31,	$29.27	$26.46	$0.21
Quarter Ended June 30,	29.35	26.07	0.21
Quarter ended September 30,	31.39	28.49	0.21
Quarter Ended December 31,	31.10	27.96	0.21

2013
Quarter Ended March 31,	$32.77	$29.68	$0.22
Quarter Ended June 30,	34.50	30.00	0.22
Quarter Ended September 30,	38.04	34.72	0.22
Quarter Ended December 31,	39.40	34.94	0.22

2014
Quarter Ended March 31,	$40.45	$34.66	$0.24
Quarter Ended June 30,	40.40	34.96	0.24
Quarter Ended September 30,	39.42	35.06	0.24
Quarter Ended December 31, (through October 15, 2014)	36.91	35.49	TBD

	Peoples
	Closing Price		Dividend per Share
	High	Low
2012
Quarter Ended March 31,	$16.40	$14.15	$0.00
Quarter Ended June 30,	16.70	15.75	0.00
Quarter Ended September 30,	17.51	16.22	0.03
Quarter Ended December 31,	17.48	16.16	0.28	(1)

2013
Quarter Ended March 31,	$19.10	$17.31	$0.03
Quarter Ended June 30,	19.09	17.76	0.04
Quarter Ended September 30,	19.04	17.34	0.04
Quarter Ended December 31,	18.00	17.10	0.29	(2)

2014
Quarter Ended March 31,	$18.15	$17.74	$0.04
Quarter Ended June 30,	18.64	17.89	0.05
Quarter ended September 30,	20.50	18.16	TBD
Quarter ended December 31, (through October 15, 2014)	20.30	19.98	TBD

(1)	Includes a special dividend of $0.25 per share that was paid on December 20, 2012.
(2)	Includes a special dividend of $0.25 per share that was paid on December 20, 2013.

The current annualized rate of distribution on a share of Independent common stock is $0.96 per share. After completion of this offering, subject to approval and declaration by the Independent board of directors, Independent anticipates that it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices.

Peoples expects to continue to declare quarterly cash dividends on Peoples common stock until the merger is completed, subject to terms and conditions of the merger agreement. Prior to completion of the merger, Peoples’ stockholders will continue to receive any regular quarterly dividends declared and paid by Peoples, at a rate not to exceed $0.05 per share of Peoples common stock. A special dividend consistent with past years may not be paid by Peoples without the prior consent of Independent and is not expected to be paid. Holders of Peoples common stock will stop receiving cash dividends with respect to shares of Peoples common stock upon completion of the merger, when the separate corporate existence of Peoples will cease.

Unaudited Comparative Per Share Data

The table that follows presents, for both Independent and Peoples, historical information with respect to earnings, dividends and book value on a per share basis. The table also presents preliminary pro forma information for both companies on a per share basis.

The preliminary pro forma information as of and for the year ended December 31, 2013 assumes that the merger became effective on January 1, 2013 and assumes total merger consideration of approximately $140.8 million, consisting of approximately $57.4 million in cash and 2,131,213 shares of Independent common stock to be paid or issued to holders of Peoples common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 6,431,327 shares of Peoples common stock outstanding on December 31, 2013. Based on the closing price of Independent of $39.12 on December 31, 2013, the value of the merger consideration to be received in exchange for one share of Peoples common stock not exchanged for $21.00 in cash would have been $21.61.

The preliminary pro forma information as of and for the six months ended June 30, 2014 assumes that the merger became effective on January 1, 2014 and assumes total merger consideration of approximately $135.2 million, consisting of approximately $55.8 million in cash and 2,068,287 shares of Independent common stock to be paid or issued to holders of Peoples common stock upon completion of the merger. The number of shares of Independent common stock was calculated based on 6,241,436 shares of Peoples common stock outstanding on June 30, 2014. Based on the closing price of Independent of $38.38 on June 30, 2014, the value of the merger consideration to be received in exchange for one share of Peoples common stock not exchanged for $21.00 in cash would have been $21.20.

The preliminary pro forma equivalent per share information shown for Peoples in the following table was obtained by multiplying the pro forma per share amounts shown for Independent by the exchange ratio of 0.5523. The actual number of shares to be issued by Independent in the merger will also depend on the number of shares of Peoples common stock outstanding immediately prior to the effective date of the merger.

The preliminary pro forma financial information includes estimated adjustments to record Peoples’ assets and liabilities at their respective fair values based on Independent’s management’s best estimate using the information available at this time. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of Peoples’ tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments. Increases or decreases in the fair value of certain balance sheet amounts and other items of Peoples as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the merger will provide Independent with financial benefits, such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that these benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary pro forma financial information. As required, the preliminary pro forma financial information includes adjustments that give effect to events that are directly attributable to the merger and factually supportable. As a result, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date have not been included.

The preliminary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the merger actually been completed as of or at the beginning of each period presented nor does it indicate future results for any interim or full-year period.

The information in the following table is derived from and should be read in conjunction with the historical consolidated financial statements and the notes thereto for Independent and Peoples contained in this proxy statement/prospectus or incorporated into this document by reference.

Summary Financial Information

	At or For the Year Ended December 31, 2013		At or For the Six Months Ended June 30, 2014
Book value per share:
Independent historical	$24.85		$25.79
Peoples historical	16.35		16.62
Pro forma combined	26.02		26.79
Peoples pro forma equivalent	14.37		14.80

Tangible book value per share:
Independent historical	$17.18		$18.20
Peoples historical	16.35		16.62
Pro forma combined	17.56		18.55
Peoples pro forma equivalent	9.70		10.25

Cash dividends declared per share:
Independent historical	$0.88		$0.48
Peoples historical	0.40	(1)	0.09
Pro forma combined	0.88		0.48
Peoples pro forma equivalent	0.49		0.27

Basic net income per share:
Independent historical	$2.18		$1.18
Peoples historical	0.35		0.19
Pro forma combined	1.83		0.87
Peoples pro forma equivalent	1.01		0.48

Diluted net income per share:
Independent historical	$2.18		$1.17
Peoples historical	0.35		0.18
Pro forma combined	1.82		0.87
Peoples pro forma equivalent	1.01		0.48

(1)	Includes a special dividend of $0.25 per share that was paid on December 20, 2013.

Independent Selected Historical Financial and Operating Data

The following table provides summary historical consolidated financial data for Independent as of the end of and for each of the fiscal years in the five-year period ended December 31, 2013 and as of the end of and for the six months ended June 30, 2014 and June 30, 2013. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2013 have been derived in part from Independent’s audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for the six months ended June 30, 2014 and June 30, 2013 have been derived from Independent’s unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year or any other interim period. The following information is only a summary and you should read it in conjunction with Independent’s financial statements and related notes incorporated by reference into this document.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2014 (Unaudited)	2013 (Unaudited)	2013	2012	2011	2010	2009
	(Dollars in Thousands, Except Shares and Per Share Data)
FINANCIAL CONDITION DATA:
Securities available for sale	$340,081	$303,855	$356,862	$329,286	$305,332	$377,457	$508,650
Securities held to maturity	373,888	225,278	350,652	178,318	204,956	202,732	93,410
Loans	4,885,500	4,530,111	4,718,307	4,519,011	3,794,390	3,555,679	3,395,515
Allowance for loan losses	54,538	52,976	53,239	51,834	48,260	46,255	42,361
Goodwill and core deposit intangibles	181,460	161,089	182,642	162,144	140,722	141,956	143,730
Total assets	6,348,318	5,852,595	6,099,234	5,756,985	4,970,240	4,695,738	4,482,021
Total deposits	5,298,161	4,676,463	4,986,418	4,546,677	3,876,829	3,627,783	3,375,294
Total borrowings	345,737	557,300	448,488	591,055	537,686	565,434	647,397
Stockholders’ equity	616,489	543,605	591,540	529,320	469,057	436,472	412,649
Nonperforming loans	27,416	36,549	34,659	28,766	28,953	23,108	36,183
Nonperforming assets	39,661	48,105	43,833	42,427	37,149	31,493	41,245
Shares outstanding	23,904,072	22,904,284	23,805,984	22,774,009	21,499,768	21,220,801	21,072,196

OPERATING DATA:
Interest income	$107,265	$102,315	$205,914	$196,192	$195,751	$202,724	$202,689
Interest expense	10,606	11,838	23,336	23,393	28,672	38,763	51,995
Net interest income	96,659	90,477	182,578	172,799	167,079	163,961	150,694
Provision for loan losses	6,752	4,400	10,200	18,056	11,482	18,655	17,335
Noninterest income	34,373	32,416	68,009	62,016	52,700	46,906	38,192
Noninterest expenses	84,867	85,084	173,649	159,459	145,713	139,745	141,815
Net income	28,129	25,010	50,254	42,627	45,436	40,240	22,989
Preferred stock dividend	—	—	—	—	—	—	5,698
Net income available to the common stockholder	28,129	25,010	50,254	42,627	45,436	40,240	17,291

PER SHARE DATA:
Net income-basic	$1.18	$1.09	$2.18	$1.96	$2.12	$1.90	$0.88
Net income-diluted	1.17	1.09	2.18	1.95	2.12	1.90	0.88
Cash dividends declared	0.48	0.44	0.88	0.84	0.76	0.72	0.72
Book value	25.79	23.73	24.85	23.24	21.82	20.57	19.58

OPERATING RATIOS:
Return on average assets	0.91%	0.89%	0.87%	0.83%	0.96%	0.88%	0.40%
Return on average common equity	9.34%	9.33%	9.09%	8.66%	9.93%	9.46%	4.29%
Net interest margin (on a fully tax equivalent basis)	3.48%	3.58%	3.51%	3.75%	3.90%	3.95%	3.89%
Equity to assets	9.71%	9.29%	9.70%	9.19%	9.44%	9.30%	9.21%
Dividend payout ratio	38.99%	20.12%	30.09%	52.77%	35.88%	37.93%	82.79%

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2014 (Unaudited)	2013 (Unaudited)	2013	2012	2011	2010	2009
	(Dollars in Thousands, Except Shares and Per Share Data)

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.56%	0.81%	0.73%	0.64%	0.76%	0.65%	1.07%
Nonperforming assets as a percent of total assets	0.62%	0.82%	0.72%	0.74%	0.75%	0.67%	0.92%
Allowance for loan losses as a percent of total loans	1.12%	1.17%	1.13%	1.15%	1.27%	1.30%	1.25%
Allowance for loan losses as a percent of nonperforming loans	198.93%	144.95%	153.61%	180.19%	166.68%	200.17%	117.07%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	8.62%	8.56%	8.64%	8.65%	8.61%	8.19%	7.87%
Tier 1 risk-based capital ratio	10.65%	10.62%	10.78%	10.36%	10.74%	10.28%	9.83%
Total risk-based capital ratio	12.38%	12.49%	12.58%	12.23%	12.78%	12.37%	11.92%

Peoples Selected Historical Consolidated Financial Data

The following table provides summary historical consolidated financial data (i) for Peoples as of the end of and for each of the fiscal years in the five-year period ended September 30, 2013 and as of the end of and for each of the nine months ended June 30, 2014 and June 30, 2013. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended September 30, 2013 have been derived in part from Peoples’ audited financial statements and related notes incorporated by reference into this document. The historical consolidated financial data as of the end of and for the nine months ended June 30, 2014 and June 30, 2013 have been derived from Peoples’ unaudited financial statements and related notes incorporated by reference into this document and are not necessarily indicative of the results that may be expected for the full year or any other interim period. The capital ratios data provided in the table below are capital ratios for Peoples Federal Savings Bank only. The following information is only a summary and you should read it in conjunction with Peoples’ financial statements and related notes incorporated by reference into this document.

	At or for the Nine Months Ended June 30,		At or for the Year Ended September 30,
	2014 (Unaudited)	2013 (Unaudited)	2013	2012	2011	2010	2009
	(Dollars in Thousands, Except Shares and Per Share Data)
FINANCIAL CONDITION DATA:
Securities available for sale	$9,298	$14,424	$14,225	$21,653	$28,452	$23,596	$6,328
Securities held to maturity	38,557	27,825	32,054	25,921	19,713	—	—
Loans	497,408	457,324	470,086	454,925	410,794	380,867	365,871
Allowance for loan losses	4,023	4,025	4,037	3,891	3,371	3,203	3,204
Total assets	606,201	574,531	585,246	570,827	554,189	545,937	482,828
Total deposits	434,543	423,627	425,093	416,748	412,645	390,839	366,464
Total borrowings	59,000	33,000	44,000	33,000	18,000	33,000	58,000
Stockholders’ equity	103,727	106,967	106,352	110,538	115,702	114,360	50,943
Nonperforming loans	1,824	1,945	2,149	3,417	3,250	2,180	5,725
Nonperforming assets	1,824	1,945	2,149	3,417	3,250	2,975	5,725
Shares outstanding	6,241,436	6,473,004	6,465,934	6,726,904	7,141,500	7,141,500	n/a

	At or for the Nine Months Ended June 30,		At or for the Year Ended September 30,
	2014 (Unaudited)	2013 (Unaudited)	2013	2012	2011	2010		2009
	(Dollars in Thousands, Except Shares and Per Share Data)

OPERATING DATA:
Interest and dividend income	$15,058	$14,615	$19,393	$20,329	$20,590		$21,086		$22,614
Interest expense	1,873	2,120	2,745	3,319	4,190		6,234		8,687
Net interest and dividend income	13,185	12,495	16,648	17,010	16,400		14,852		13,927
Provision for loan losses	—	200	200	540	405		300		127
Noninterest income	1,219	1,452	1,854	1,833	1,720		1,940		1,816
Noninterest expenses	11,684	10,579	14,346	14,126	12,787		17,055		11,263
Net income (loss)	1,607	1,824	2,285	1,657	3,071		(164)		2,672

PER SHARE DATA:
Net income-basic	$0.27	$0.30	$0.37	$0.26	$0.47	$	n/a	$	n/a
Net income-diluted	0.27	0.30	0.37	0.26	0.47		n/a		n/a
Cash dividends declared	0.38	0.35	0.39	0.03	—		n/a		n/a
Book value	16.62	16.53	16.45	16.43	16.20		16.01		n/a

OPERATING RATIOS:
Return (loss) on average assets	0.36%	0.42%	0.40%	0.30%	0.57%		(0.03%)		0.59%
Return (loss) on average common equity	2.04%	2.23%	2.11%	1.46%	2.64%		(0.23%)		5.32%
Net interest margin (on a fully tax equivalent basis)	3.16%	3.10%	3.09%	3.32%	3.31%		3.30%		3.31%
Equity to assets	17.11%	18.62%	18.17%	19.36%	20.88%		20.95%		10.55%
Dividend payout ratio	140.82%	114.91%	102.19%	10.92%	0%		0%		0%

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of gross loans	0.37%	0.43%	0.46%	0.75%	0.79%		0.57%		1.56%
Nonperforming assets as a percent of total assets	0.30%	0.34%	0.37%	0.60%	0.59%		0.54%		1.19%
Allowance for loan losses as a percent of total loans	0.81%	0.88%	0.86%	0.86%	0.82%		0.84%		0.88%
Allowance for loan losses as a percent of nonperforming loans	220.56%	206.94%	187.85%	113.87%	103.72%		146.93%		55.97%

CAPITAL RATIOS:
Tier 1 leverage capital ratio	15.10%	15.19%	15.08%	14.71%	14.61%		14.11%		10.48%
Tier 1 risk-based capital ratio	23.48%	24.16%	23.74%	23.05%	22.86%		23.46%		15.95%
Total risk-based capital ratio	24.51%	25.28%	24.83%	24.12%	23.81%		24.43%		16.93%

Recent Developments for Independent

On October 16, 2014, Independent issued a press release reporting its results of operations for the quarter ended September 30, 2014. For the three months ended September 30, 2014, Independent’s net income was $15.7 million, or $0.66 per diluted share, which represented increases of 6.7% and 8.2%, respectively, as compared to $14.7 million, or $0.61 per diluted share, in the prior quarter.

Net interest income increased to $49.6 million for the third quarter of 2014 as compared to $49.1 million in the linked quarter, reflective of higher earning asset levels. During the third quarter, Independent’s net interest margin decreased from the prior quarter by 6 basis points to 3.42%. The decrease was attributable to an increase in Independent’s average liquidity position, along with ongoing pressure on asset yields.

Independent recorded noninterest income of $17.1 million during the third quarter of 2014, which represented a $241,000, or 1.4%, increase from the linked quarter.

Independent recorded noninterest expense of $42.6 million during the third quarter of 2014 which represented a $373,000, or 0.9%, decrease from the prior quarter.

Independent generated a return on average assets and a return on average common equity of 0.99% and 9.97%, respectively, in the third quarter, as compared to 0.94% and 9.65% in the second quarter of 2014. On an operating basis, the return on average assets and the return on average common equity for the three months ended September 30, 2014 were 1.01% and 10.23%, respectively, as compared to 0.96% and 9.87%, respectively, for the second quarter of 2014.

All asset quality metrics remained strong during the third quarter of 2014, due to Independent’s ongoing credit discipline and prudent resolution of problem loans. For the third quarter, total net charge-offs were $1.4 million, or 0.12%, of average loans on an annualized basis, relatively consistent with the prior quarter results. The provision for loan losses was $1.9 million for the third quarter, as compared to $2.3 million for the quarter ended June 30, 2014. Nonperforming loans decreased during the quarter by $1.3 million to $26.1 million, or 0.53% of total loans, at September 30, 2014, from $27.4 million, or 0.56% of total loans, at June 30, 2014. In addition, nonperforming assets decreased to $38.6 million at the end of the third quarter of 2014, as compared to $39.6 million in the linked quarter. Delinquency as a percentage of loans was 0.73% at September 30, 2014, consistent with prior quarter levels.

The allowance for loan losses was $55.0 million at September 30, 2014, as compared to $54.5 million for the prior quarter. Independent’s allowance for loan losses as a percentage of loans was 1.11% at September 30, 2014 compared to 1.12% at June 30, 2014.

THE SPECIAL MEETING OF PEOPLES’ STOCKHOLDERS

This proxy statement/prospectus is being provided to holders of Peoples common stock as Peoples’ proxy statement in connection with the solicitation of proxies by and on behalf of its board of directors to be voted at the special meeting of Peoples’ stockholders to be held on November 25, 2014, and at any adjournment or postponement of the special meeting. This proxy statement/prospectus is also being provided to you as Independent’s prospectus in connection with the offer and sale by Independent of its shares of common stock as a result of the proposed merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: November 25, 2014

Time: 5:00 p.m., Local Time

Place: Peoples Federal Savings Bank’s main office

435 Market Street

Brighton, Massachusetts 02135

Purpose of the Special Meeting

At the special meeting, Peoples’ stockholders will be asked to:

•	approve the merger agreement and the transactions it contemplates, including the merger;

•	authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting; and

•	approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

Recommendation of Peoples’ Board of Directors

Peoples’ board of directors unanimously recommends a vote “FOR” approval and adoption of the agreement and plan of merger, “FOR” approval of the proposal to authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and “FOR” approval, on a non-binding advisory basis, of a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

Record Date; Shares Entitled to Vote

You are entitled to vote if the records of Peoples showed that you held shares of Peoples common stock as of the close of business on October 16, 2014. Beneficial owners of shares held in the name of a broker, bank or other nominee (“street name”) should instruct their recordholder how to vote their shares. As of the close of business on the record date, a total of 6,239,436 shares of Peoples common stock were outstanding. Each share of common stock has one vote on each matter presented to stockholders. If you are a beneficial owner of shares of Peoples common stock held in “street name” and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

We will have a quorum and will be able to conduct the business of the special meeting if the holders of record of shares of capital stock of Peoples entitling the holders to cast a majority of the votes entitled to be cast by the holders of shares of the capital stock of Peoples entitled to vote are present at the special meeting, either in person or by proxy.

The special meeting will conduct business only if a majority of the outstanding shares of Peoples common stock entitled to vote is represented in person or by proxy at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Peoples common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the agreement and plan of merger will require the affirmative vote of at least a majority of the outstanding shares of Peoples common stock entitled to vote at the special meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the agreement and plan of merger. Broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger.

The affirmative vote of the majority of votes cast is required to approve the proposal to authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting.

The affirmative vote of the majority of votes cast is required to approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger.

Peoples Voting Agreements

As of the record date of October 16, 2014, directors and executive officers of Peoples beneficially owned 949,196 shares of Peoples common stock. This equals 15.2% of the outstanding shares of Peoples common stock. As of the same date, neither Independent nor any its subsidiaries, directors or executive officers owned any shares of Peoples common stock. All of Peoples’ directors entered into voting agreements with Independent, solely in their capacities as stockholders of Peoples, to vote the 949,196 shares of Peoples common stock owned by them in favor of the proposal to approve the agreement and plan of merger. For more information about the Peoples voting agreements, see “Voting Agreements.”

Voting of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Peoples recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Peoples’ stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If your shares are held in “street name” and you wish to vote in person at the special meeting, you will have to obtain a “legal proxy” from your recordholder entitling you to vote at the special meeting.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. If you are the record holder of your shares of Peoples common stock and submit your proxy without specifying a voting instruction, your shares of Peoples common stock will be voted “FOR” the proposal to approve and adopt the agreement and plan of merger, “FOR” the proposal to authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting, and “FOR” the proposal to approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger. If you return an incomplete instruction card to your broker, bank or other nominee, that nominee will not vote your shares with respect to any matter.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted by:

•	filing with the Corporate Secretary of Peoples a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Peoples Federal Bancshares, Inc.

Myron Fox, Corporate Secretary

435 Market Street

Brighton, Massachusetts 02135

Voting in Person

If you plan to attend the Peoples special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Peoples special meeting, you must bring additional documentation from the broker, bank, or other nominee in order to vote your shares. Whether or not you plan to attend the Peoples special meeting, Peoples requests that you complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This will not prevent you from voting in person at the Peoples special meeting but will assure that your vote is counted if you are unable to attend.

Abstentions and Broker Non-Votes

If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum. On the proposal to approve the agreement and plan of merger, broker non-votes and abstentions from voting will have the same effect as voting against the agreement and plan of merger. In counting votes on (i) the proposal to approve the authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting and (ii) the proposal to approve, on a non-binding advisory basis, a resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger, abstentions and broker non-votes will have no effect on the outcome of the vote.

Proxy Solicitation

Peoples is soliciting your proxy. Peoples will pay for this proxy solicitation. In addition to soliciting proxies by mail, Laurel Hill Advisory Group, LLC, a proxy solicitation firm, will assist Peoples in soliciting proxies for the special meeting. Peoples will pay $6,000 for these services. Additionally, directors, officers and employees of Peoples and Peoples Federal Savings Bank may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Peoples will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Dissenters’ Rights of Appraisal

Under applicable Maryland law, the holders of Peoples common stock are not entitled to dissenters’ rights of appraisal in connection with the merger.

Stock Certificates

You should not send in any certificates representing Peoples common stock at this time. If the merger is approved, you will receive separate instructions for the exchange of your certificates representing Peoples common stock. For more information regarding these instructions, please see the section in this document titled “The Merger Agreement – Exchange of Peoples Stock Certificate for Independent Certificates” beginning on page 65 of this document.

PROPOSAL NO. 1

APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

At the Peoples special meeting, stockholders will consider and vote on a proposal to approve the agreement and plan of merger. Details about the merger, including each party’s reasons for the merger, the effect of approval of the agreement and plan of merger and the timing of effectiveness of the merger, are discussed in the section entitled “The Merger” beginning on page 38 of this document.

Approval of the merger proposal requires the presence of a quorum and the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of Peoples entitled to vote at the special meeting.

Peoples’ board of directors unanimously recommends that Peoples’ stockholders vote “FOR” approval and adoption of the agreement and plan of merger and the merger.

PROPOSAL NO. 2

AUTHORIZATION OF THE BOARD OF DIRECTORS OF PEOPLES TO ADJOURN OR POSTPONE THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE PEOPLES MERGER AGREEMENT PROPOSAL OR TO VOTE ON OTHER MATTERS PROPERLY BEFORE THE SPECIAL MEETING

Peoples is submitting a proposal for consideration at the Peoples special meeting to authorize the named proxies to authorize the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting. Even though a quorum may be present at the Peoples special meeting, it is possible that Peoples may not have received sufficient votes to approve the Peoples merger agreement proposal by the time of the meeting. In that event, the board of directors of Peoples would need to adjourn the Peoples special meeting in order to solicit additional proxies. This proposal relates only to authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting. If the Peoples special meeting is adjourned for less than 30 days, Peoples is not required to give notice of the time and place of the adjourned meeting if the new time and place is announced at the special meeting before adjournment, unless the board of directors of Peoples fixes a new record date for the Peoples special meeting.

The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Peoples’ board of directors unanimously recommends that Peoples’ stockholders vote “FOR” authorization of the board of directors of Peoples to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal or to vote on other matters properly before the special meeting.

PROPOSAL NO. 3

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF A RESOLUTION APPROVING CERTAIN COMPENSATION PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF PEOPLES IN CONNECTION WITH THE MERGER

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and pursuant to Section 14A of the Exchange Act, Peoples is providing its stockholders with an opportunity to cast an advisory vote to approve certain compensation payable to its named executive officers, Maurice H. Sullivan, Jr., Thomas J. Leetch, Jr., James J. Gavin, and Christopher Lake, in connection with the proposed merger payable pursuant to arrangements entered into with Peoples or Independent as disclosed in this proxy statement/prospectus. Peoples is asking its stockholders to adopt the following resolution at the special meeting:

“RESOLVED, that the stockholders of Peoples approve, on an advisory basis, the compensation that may become payable by Peoples to its named executive officers as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger – Interests of Peoples’ Executive Officers and Directors in the Merger.”

The descriptions of the payments contained in the section entitled “The Merger – Interests of Peoples’ Executive Officers and Directors in the Merger” including in the subsection entitled “Compensation of Peoples’ Named Executive Officers in Connection with the Merger” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation of each Peoples named executive officer in connection with the merger and that will or may become payable to the named executive officer either by Peoples or by Independent. Peoples is asking its stockholders to approve, on a non-binding advisory basis, such compensation to the extent that it is payable by Peoples.

The vote on this proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote to approve the merger agreement and vote not to approve this proposal on executive compensation in connection with the proposed merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either Peoples or Independent regardless of whether the proposed merger is completed. Accordingly, as the compensation to be paid in connection with the proposed merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. The vote required to approve this proposal is the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes will have no effect on the outcome of voting on this proposal.

Peoples’ board of directors unanimously recommends that Peoples’ stockholders vote “FOR” approval of the advisory resolution on the compensation that may be received by Peoples’ named executive officers in connection with the proposed merger.

THE MERGER

The discussion in this proxy statement/prospectus of the merger and the principal terms of the merger agreement are subject to, and are qualified in their entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference.

General

The merger is structured as a 60% stock and 40% cash transaction. Under the terms and conditions set forth in the merger agreement, Peoples will merge with and into Independent, with Independent surviving the merger. At the effective time of the merger, each share of Peoples common stock outstanding immediately prior to the effective time will, by virtue of the merger and without any action on the part of the stockholder, be converted into the right to receive either (i) $21.00 in cash or (2) 0.5523 of a share of Independent common stock. The exchange ratio may be adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, or other similar change with respect to the common stock of Independent or Peoples that occurs before the merger. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined on the basis of the volume weighted average closing price of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the completion of the merger) for any fractional share a Peoples stockholder would otherwise receive after aggregating all of his or her shares.

Peoples’ stockholders will be able to elect to receive cash, Independent common stock, or a combination of cash and Independent common stock for their shares of Peoples common stock. Regardless of a Peoples stockholder’s choice, however, elections will be limited by the requirement that 60% of Peoples common stock be converted into Independent common stock and 40% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Peoples stockholder will receive will depend on the elections of other Peoples’ stockholders. The allocation of the consideration payable to Peoples’ stockholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Peoples’ stockholders. If a Peoples stockholder does not make an election, the type of consideration such stockholder will receive will depend on the consideration elected by other Peoples’ stockholders.

All outstanding unvested Peoples stock options and unvested shares of restricted Peoples common stock will become fully vested immediately prior to the effective time of the merger. Peoples options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Peoples common stock provided for by such option and (ii) the excess, if any, of the per share cash consideration of $21.00 over the exercise price of such option. All shares of accelerated restricted stock will be treated as outstanding Peoples shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration.

Based on the number of shares of Peoples common stock outstanding on August 5, 2014, it is expected that approximately 2,068,287 shares of Independent common stock will be issued to Peoples’ stockholders in connection with the merger, which would represent approximately 8.0% of the outstanding Independent common stock (based on the number of shares of Independent common stock outstanding as of August 5, 2014 and the number of shares of Independent common stock to be issued to Peoples’ stockholders in connection with the merger).

Background of the Merger

Since the completion of its conversion in 2010, the Peoples and Peoples Federal Savings Bank’s boards of directors have regularly discussed and reviewed Peoples’ and Peoples Federal Savings Bank’s business, performance, and prospects, and considered Peoples’ and Peoples Federal Savings Bank’s strategic options.

From time to time, Peoples through its executive officers have had general discussions with other financial institutions regarding the possibility at some time in the future of a potential affiliation and have met with representatives from Sandler O’Neill and other investment banking institutions to discuss the overall market, including the market for mergers and acquisitions.

On March 18, 2014, Chairman and Chief Executive Officer Maurice H. Sullivan, Jr. convened Messrs. Thomas J. Leetch, Jr., William Giudice, and Randolph Berry, and executive officers Christopher Lake and James Gavin, to act as a working group to meet with representatives of Sandler O’Neill to discuss the process and procedures for Peoples’ and Peoples Federal Savings Bank’s boards of directors to explore potential strategic alternatives. At that meeting, Chairman Sullivan and Messrs. Leetch, Giudice, Berry, Lake, and Gavin held a teleconference with representatives of Sandler O’Neill and Peoples’ legal counsel to discuss the potential process for Peoples to explore strategic alternatives and the procedures involved in such a process should Peoples’ and Peoples Federal Savings Bank’s board of directors determine to explore strategic alternatives, including a potential merger transaction. During that meeting, representatives of Sandler O’Neill provided the members of the working group with an overview of the current mergers and acquisitions market and Sandler O’Neill’s assessment of potential business combination partners for Peoples. As a part of those discussions, representatives of Sandler O’Neill discussed the operating environment faced by Peoples and similarly situated bank holding companies, the potential strategic alternatives available, and details of the present bank mergers and acquisitions environment. Chairman Sullivan concluded the teleconference with Sandler O’Neill and Messrs. Sullivan, Leetch, Giudice, Berry, Lake and Gavin attended the regular scheduled meeting of Peoples’ and Peoples Federal Savings Bank’s boards of directors which took place that afternoon.

At the regular meeting of Peoples’ and Peoples Federal Savings Bank’s boards of directors held during the afternoon on March 18, 2014, Peoples’ and Peoples Federal Savings Bank’s boards of directors ratified Chairman Sullivan’s nomination of himself and Messrs. Leetch, Giudice, Berry, Lake, and James Gavin to act as a working group to investigate the possibility of Peoples’ entering into a strategic transaction with another financial institution. At the March 18, 2014 meeting of the boards of directors, Chairman Sullivan was authorized to commence discussions and negotiations to retain Sandler O’Neill as an investment banking firm to provide independent financial advice to Peoples, survey potential partners, and assist Peoples’ and Peoples Federal Savings Bank’s boards of directors in exploring strategic alternatives. Following discussion, it was the consensus of the boards of directors that it would be in the best interests of Peoples, Peoples Federal Savings Bank and their stockholders, and other constituencies to solicit indications of interest from potentially interested parties to engage in a business combination with Peoples. The boards of directors authorized Sandler O’Neill when retained to prepare a confidential information memorandum regarding Peoples and to contact three identified potentially interested financial institutions and to seek to obtain signed confidentiality agreements from them. Peoples retained Sandler O’Neill by letter dated May 13, 2014. The boards of directors also authorized and directed Messrs. Sullivan and Leetch to retain the legal services of Bingham McCutchen LLP as legal counsel to Peoples’ board of directors as it explored potential strategic alternatives.

Upon adjourning the meeting of Peoples’ and Peoples Federal Savings Bank’s boards of directors held on March 18, 2014, Chairman Sullivan and Messrs. Leetch, Giudice, Berry, Lake, and Gavin reconvened a teleconference with representatives from Sandler O’Neill and instructed the representatives from Sandler O’Neill to contact Independent and two other financial institutions that were potentially interested in exploring a strategic alliance with Peoples.

During the week of May 19, 2014, Sandler O’Neill contacted Independent and the two other potentially interested financial institutions. On May 23, 2014, Independent and two other financial institutions executed confidentiality agreements with an effective date of May 21, 2014. On May 29, 2014, Sandler O’Neill circulated a confidential information memorandum to the three financial institutions that executed confidentiality agreements. The financial institutions, including Independent, were instructed to submit preliminary indications of interest by June 12, 2014.

On June 12, 2014, Independent sent a preliminary written indication of interest for a merger with Peoples to Sandler O’Neill. In its letter, Independent proposed that 65% of outstanding Peoples shares would be exchanged for Independent shares at a fixed exchange ratio of 0.5260 of an Independent share for each Peoples share and the remaining 35% of outstanding Peoples shares will be exchanged for $20.00 per share in cash. Independent’s June 12, 2014 letter also indicated that Independent was willing to “discuss” appointing a representative from Peoples’ board of directors to the Independent board of directors in connection with the transaction. One of the other financial institutions also submitted a preliminary written indication of interest for a merger with Peoples that provided for an all-stock, fixed exchange ratio transaction valued at $20.00 per share, and indicated its willingness to appoint one Peoples representative to its board of directors. The third financial institution declined to submit an indication of interest. Sandler O’Neill contacted both interested financial institutions that submitted indications of interest and asked each of them to consider improving its respective indication of interest prior to Sandler O’Neill’s presentation of such indications of interest to the boards of directors on June 17, 2014. Independent, through its financial advisor, indicated that it was willing to improve its indication of interest by increasing its exchange ratio to 0.5392 and the cash component to $20.50. The other bidder informed Sandler O’Neill that its indication of interest represented its best proposal.

At regularly scheduled concurrent meetings of Peoples’ board of directors and Peoples Federal Savings Bank’s board of directors held on June 17, 2014, legal counsel presented to the Peoples’ and Peoples Federal Savings Bank’s boards of directors a summary of their fiduciary duties and responsibilities in the context of a business combination transaction. Sandler O’Neill presented to the boards of directors a summary of the process which led to the receipt of the two indications of interest received and the financial and other material terms of the indications of interest. Sandler O’Neill reviewed with the boards of directors comparable precedent transactions and detailed financial information relating to each of the financial institutions submitting the indications of interest. In addition, Sandler O’Neill presented alternative strategies to the boards of directors, including: proceeding with one or both of the interested parties; requesting improvement of the consideration offered; expanding the process to a larger group of potential merger parties; or, terminating the process and continuing to operate as an independent institution. The boards of directors engaged in a lengthy discussion regarding the indications of interest as well as a detailed review of other financial organizations in the marketplace that might possibly be interested in a potential business combination with Peoples.

Following discussion and deliberation, it was the consensus of the boards of directors that it would be in the best interests of Peoples, Peoples Federal Savings Bank and their stockholders and other constituencies to proceed with due diligence with Independent and pursue a combination with Independent if Independent was willing to increase its stock/cash offer to $21 per share. Sandler O’Neill contacted Independent immediately following the meeting and, on June 18, 2014, Independent indicated it was willing to increase its offer in the context of a 60%/40% stock/cash merger if Peoples would agree to a period of exclusivity in which to complete due diligence and negotiate a merger agreement. Independent subsequently submitted a revised written indication of interest, which, in addition to other customary terms and conditions, provided for a transaction with a consideration structure in which 40% of the consideration would be in cash at $21.00 per share and 60% of the consideration would be in stock at a fixed exchange ratio of 0.5523 of a share. Independent’s June 18, 2014 letter also confirmed that Independent was willing to appoint one current Peoples director to Independent’s board of directors in connection with the transaction. Given that Independent’s offer was financially superior to the other bidder’s offer and that the other bidder had indicated that its $20.00 per share indication of interest was its best proposal, the working group of the board of directors of Peoples directed management to grant Independent a 30-day period of exclusivity and continue negotiations with Independent.

On June 18, 2014, Independent and Peoples entered into an exclusivity agreement effective until the earlier of July 18, 2014 or the termination date of the exclusivity agreement. During the course of the due diligence investigation, Independent and Peoples extended the term of the exclusivity agreement through July 31, 2014.

On or about June 18, 2014, Peoples granted Independent access to a secure on-line electronic data room which contained due diligence information about Peoples.

On June 19, 2014, Independent held a regular meeting of its board of directors, at which the potential transaction with Peoples was discussed.

Independent conducted an on-site loan due diligence review of Peoples on June 30, 2014, July 1, 2014, and July 2, 2014, during which Independent representatives met with Peoples’ management to review loan files and discuss credit, recent trends, and business prospects.

On July 2, 2014, Peoples and Independent entered into a confidentiality agreement to protect any information which Independent would provide to Peoples in response to due diligence requests. On or about July 5, 2014, Independent granted Peoples access to a secure on-line electronic data room which contained due diligence information about Independent. On July 8, 2014, Peoples and its representatives conducted a one-day on-site loan due diligence review of Independent.

Peoples conducted an on-site due diligence review of Independent on July 11, 2014, during which Peoples’ representatives met with Independent’s management to discuss Independent’s business, results of operations, and business prospects.

On July 17, 2014, Independent held a regular meeting of its board of directors, at which the potential transaction with Peoples was discussed.

From July 3, 2014 until August 4, 2014, Peoples and Independent negotiated the terms of the merger agreement and the ancillary documents and Peoples and Independent continued their due diligence investigations of each other.

During the afternoon of August 5, 2014, Peoples’ and Peoples Federal Savings Bank’s boards of directors held concurrent special meetings to consider the definitive merger agreement and ancillary documents, which was also attended by representatives of Sandler O’Neill and legal counsel. Legal counsel reviewed in detail with the board of directors the proposed definitive merger agreement and all related documents, copies of which were delivered to each director before the meeting. Sandler O’Neill then reviewed in detail with the boards of directors the financial aspects of the proposed transaction and delivered its opinion to Peoples’ board of directors stating that the merger consideration as proposed was fair to Peoples’ stockholders from a financial point of view. The board of directors considered this opinion carefully, as well as Sandler O’Neill’s experience, qualifications, and interest in the proposed transaction, namely that Sandler O’Neill’s compensation was contingent upon the closing of the proposed transaction, as is customary of investment banks. After these presentations, executive management recommended approval of the merger to Peoples’ board of directors. Following discussion, Peoples’ and Peoples Federal Savings Bank’s boards of directors unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement, related bank merger agreement and ancillary documents.

Also during the afternoon of August 5, 2014, Independent’s board of directors held a special meeting to consider the definitive merger agreement and ancillary documents, which was also attended by representatives of Independent’s investment banker, Keefe, Bruyette & Woods, Inc. (“KBW”). Independent’s assistant general counsel reviewed in detail with the board of directors the proposed definitive merger agreement and all related documents, copies of which were delivered to each director before the meeting. Independent’s management then described, in detail, the strategic rationale for and anticipated financial impact of the transaction. KBW then reviewed, in detail, with the board of directors the financial aspects of the proposed transaction and delivered its opinion stating that the merger consideration was fair, from a financial point of view, to Independent. The board of directors considered KBW’s opinion carefully, as well as KBW’s experience, qualifications, and interest in the proposed transaction, namely that KBW’s compensation was contingent upon the closing of the proposed transaction, as is customary of investment banks. Independent’s management then presented a transaction risk assessment to the board of directors. After these presentations, management recommended approval of the transaction. Following extensive discussion, Independent’s board of directors unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement, related bank merger agreement, and ancillary documents.

After the close of the trading markets on August 5, 2014, Peoples and Independent issued a joint press release announcing the approval, adoption, and execution of the merger agreement.

Recommendation of Peoples’ Board of Directors

Peoples’ board of directors has unanimously approved the merger agreement and unanimously recommends that Peoples’ stockholders vote “FOR” the approval of the merger agreement and the merger.

Peoples’ Reasons for the Merger

In approving the merger agreement, Peoples’ board of directors consulted with Sandler O’Neill regarding the financial aspects and the fairness of the consideration to be paid to stockholders of Peoples in the transaction from a financial point of view and with Peoples’ legal counsel as to the board of directors’ fiduciary duties and the terms of the merger agreement. In arriving at its decision to approve the merger agreement, the board of directors also considered a number of factors, including:

•	The value of the consideration offered by Independent was commensurate with the prices paid in recent comparable transactions and, based on an indicated value of $21.00 per share, represented a 15.3% premium over the closing market price of Peoples’ common stock on August 4, 2014, the last trading day before the date of the merger agreement.

•	Peoples’ stockholders will have the opportunity to elect to receive Independent common stock in exchange for their shares of Peoples’ common stock subject to the allocation restrictions, enabling them to participate in any growth opportunities of the combined company.

•	Independent currently pays a quarterly cash dividend of $0.24 per share (or an implied annualized dividend for those electing and receiving stock of $0.53 per share based on the exchange ratio of 0.5523 of an Independent share for each Peoples share), compared to Peoples’ current quarterly cash dividend of $0.05 per share and special year-end dividend of $0.25 per share (or implied annualized dividend of $0.45 per share).

•	The results that Peoples could expect to obtain by continuing to operate independently and the likely benefits of continued independent operation to Peoples’ stockholders, compared to the value of the merger consideration offered by Independent.

•	The perceived risks to stockholder value presented by continued independent operations, including risks relating to the inherent uncertainties about future growth, performance, and economic conditions.

•	Information concerning the business, earnings, operations, financial condition and prospects of Peoples and Independent, both individually and as a combined company, and the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner and without imposition of burdensome conditions.

•	Independent’s track record of successfully completing acquisition transactions and integrating the operations of the acquired companies.

•	The opinion rendered by Sandler O’Neill that, as of August 5, 2014, the merger consideration was fair to Peoples’ stockholders from a financial point of view.

•	The terms of the merger agreement and the structure of the merger, including that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

•

The effect of the merger on Peoples Federal Savings Bank’s depositors, customers, and the communities served by Peoples Federal Savings Bank, as well as its effect on Peoples Federal Savings Bank’s employees. Peoples deems the merger with Independent to be an opportunity to provide depositors, customers, and the communities served by Peoples Federal Savings Bank with increased financial services and increased access to those services through more branch offices. Peoples also considered the opportunities for career advancement in a larger organization that would be available to Peoples employees who continue employment with the combined company after the merger and the severance benefits provided for in the merger agreement for any Peoples’ employees who do not continue employment with the combined company.

Peoples’ board of directors also considered potential risks associated with the merger in connection with its decision to approve the merger agreement, including that other parties that might be interested in proposing a transaction with Peoples could be discouraged from doing so given the terms of the merger agreement generally prohibiting Peoples from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring Peoples to pay a termination fee to Independent under certain circumstances, and requiring Peoples’ executive officers and directors to execute agreements requiring them to vote in favor of the merger with Independent, all of which Independent required in order that it agree to enter into the merger agreement.

The foregoing discussion of the information and factors considered by Peoples’ board of directors is not exhaustive, but includes the material factors that Peoples’ and Peoples Federal Savings Bank’s boards of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Peoples’ and Peoples Federal Savings Bank’s boards of directors in connection with their evaluation of the merger and the complexity of these factors, the boards of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors, rather it considered all of the factors as a whole. The boards of directors discussed the foregoing factors, including asking questions of Peoples’ management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Peoples and its stockholders, Peoples Federal Savings Bank and its sole stockholder and the other constituencies of Peoples and Peoples Federal Savings Bank. In considering the foregoing factors, individual directors may have assigned different weights to different factors. The boards of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger. The foregoing explanation of the reasoning of Peoples and Peoples Federal Savings Bank’s boards of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Forward-Looking Statements” on page  23.

Opinion of Peoples’ Financial Adviser

By letter dated May 13, 2014, Peoples retained Sandler O’Neill to act as financial advisor to Peoples’ board of directors in connection with the Company’s consideration of a possible business combination involving Peoples and a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill was also generally familiar with Peoples, having acted as offering agent for Peoples in connection with its initial public offering in 2010.

Sandler O’Neill acted as financial advisor to Peoples in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 5, 2014 meeting at which Peoples’ board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board of directors its written opinion that, as of such date, the merger consideration was fair to the holders of Peoples common stock from a financial point of view. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s Fairness Opinion Committee. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Peoples common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, that date. Events occurring or information available after that date could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. The opinion was directed to Peoples’ board of directors and is directed only to the fairness of the merger consideration to the holders of Peoples common stock from a financial point of view. It does not address the underlying business decision of Peoples to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Peoples’ common stock as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration a stockholder should elect in the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Peoples’ officers, directors or employees, or class of such persons, relative to the per share consideration to be received by Peoples’ stockholders.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Peoples that they deemed relevant, including a draft of Peoples’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	certain publicly available financial statements and other historical financial information of Independent that they deemed relevant;

•	budget information for the fiscal year ending September 30, 2014 prepared by Peoples management and guidance from senior management of Peoples for the years thereafter, management having advised them that no detailed projections for periods subsequent to the fiscal year ending September 30, 2014 were available;

•	publicly available analyst earnings estimates for Peoples for the fiscal years ending September 30, 2014 and 2015;

•	publicly available analyst earnings estimates for Independent for the years ending December 31, 2014 and 2015;

•	the pro forma financial impact of the merger on Independent based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Independent and discussed with Peoples’ senior management;

•	a comparison of certain financial and other information, including stock trading information, for Peoples and Independent with similar publicly available information for certain other publicly traded thrift institutions and commercial banks, respectively;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Peoples the business, financial condition, results of operations and prospects of Peoples and held similar discussions with the senior management of Independent regarding the business, financial condition, results of operations and prospects of Independent.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to them from public sources, that was provided to them by Peoples and Independent or their respective representatives or that was otherwise reviewed by them and they assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of senior management of each of Peoples and Independent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peoples or Independent or any of their respective subsidiaries. Sandler O’Neill did not review any individual credit files of Peoples or Independent or make an independent evaluation of the adequacy of the allowance for loan losses of Peoples or Independent, and assumed, with Peoples’ consent, that the respective allowances for loan losses for both Peoples and Independent were adequate to cover any such losses.

In preparing its analyses, Sandler O’Neill used publicly available earnings estimates and guidance from senior management of Peoples, which senior management of Peoples confirmed reflected the best judgments of management of the future financial performance of Peoples. With respect to Independent, Sandler O’Neill used publicly available earnings estimates as discussed with the senior management of Independent. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments and expected cost savings which were prepared by and/or reviewed with senior management of Independent. With respect to these projections, Sandler O’Neill assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or projections or the assumptions on which they were based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Peoples or Independent since the date of the most recent financial data made available to them as of the date of their opinion.

Sandler O’Neill assumed in all respects material to its analysis that Peoples and Independent will remain as going concerns for all periods relevant to its analyses, that the parties to the merger agreement will comply with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the agreement and that the conditions precedent in the merger agreement will not be waived, that no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Peoples, Independent or the merger, and that the merger will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Peoples’ consent, Sandler O’Neill relied upon the advice Peoples received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Peoples’ board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Peoples or Independent and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of

Peoples and Independent and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Peoples, Independent and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Peoples’ board of directors at its August 5, 2014, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Peoples’ common stock or the prices at which Peoples’ or Independent’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Peoples’ board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Peoples’ board of directors or management with respect to the fairness of the merger.

Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, Peoples’ stockholders will receive, subject to proration, in exchange for each share of Peoples stock either: (i) 0.5523 of a share of Independent common stock or (ii) $21.00 in cash. Using a 5-day average of Independent’s stock price of $36.62, based upon 6,241,436 common shares outstanding and options to purchase 642,735 Peoples shares with a weighted average strike price of $15.74 per share, Sandler O’Neill calculated a per share consideration of $20.54 and aggregate consideration of approximately $131.6 million. Based upon financial information for Peoples as or for the twelve months ended June 30, 2014, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	124%

Transaction Value / Tangible Book Value Per Share:	124%

Transaction Value / LTM Earnings Per Share:	57.0	x

Tangible Book Premium to Core Deposits¹:	7.4%

Market Premium[2]:	12.7%

[1]	Excludes CDs greater than $100,000
[2]	Based upon the closing price of Peoples’ common stock on August 4, 2014 of $18.22.

The aggregate transaction value was approximately $131.6 million, based upon 6,241,436 shares of Peoples common stock outstanding and including the implied value of options to purchase an aggregate of 642,735 shares outstanding with a weighted average exercise price of $15.74 per share.

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Peoples’ common stock and Independent’s common stock for the one-year and three-year periods ended August 4, 2014. Sandler O’Neill then compared the relationship between the movements in the price of Peoples’ and Independent’s common stock, respectively, to movements in certain stock indices and the performance of a peer group of publicly traded banking institutions for each of Peoples and Independent selected by Sandler O’Neill and described under “Comparable Company Analysis” below. During the one-year and three-year periods, Peoples’ common stock underperformed each of the indices to which it was compared. During the one-year and three-year periods, Independent’s common stock underperformed the NASDAQ Bank Index and the S&P 500 Index. During the same periods, Independent’s common stock underperformed its Peer Group Index during the one-year period, but outperformed the Index during the three-year period.

Peoples’ One-Year Stock Performance

	Beginning Value August 4, 2013	Ending Value August 4, 2014
Peoples	100%	98.5%
Peoples Peer Group	100%	98.9%
SNL U.S. Thrift	100%	103.9%
S&P 500 Index	100%	113.4%

Peoples’ Three-Year Stock Performance

	Beginning Value August 4, 2011	Ending Value August 4, 2014
Peoples	100%	128.2%
Peoples Peer Group	100%	136.4%
SNL U.S. Thrift	100%	135.5%
S&P 500 Index	100%	161.6%

Independent’s One Year Stock Performance

	Beginning Value August 4, 2013	Ending Value August 4, 2014
Independent	100%	95.9%
Independent Peer Group	100%	98.8%
NASDAQ Index	100%	102.6%
S&P 500 Index	100%	113.4%

Independent’s Three Year Stock Performance

	Beginning Value August 4, 2011	Ending Value August 4, 2014
Independent	100%	142.2%
Independent Peer Group	100%	138.4%
NASDAQ Index	100%	152.5%
S&P 500 Index	100%	161.6%

Review of Analyst Recommendations and Estimates. Sandler O’Neill reviewed publicly available research analyst estimates and recommendations to outline the current analyst views of Independent. The analysis compared published recommendations and earnings per share estimates for the years ending December 31, 2014 and 2015. At August 4, 2014, six research analysts had published recommendations for Independent, composed of four “neutral” or “hold” recommendations and two “outperform” or “buy” recommendations. The table below sets forth the median of the estimates:

2014 earnings per share	$2.49
2015 earnings per share	$2.71

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial information for Peoples with a group of financial institutions selected by Sandler O’Neill. The Peoples peer group consisted of public thrifts headquartered in the New England and Mid-Atlantic regions with assets between $500 million and $1.2 billion and a Non-Performing Assets/Total Assets ratio of less than 3.0% as of the date of the most recent information reported, excluding companies that were merger targets. The Peoples peer group consisted of the following companies:

Cape Bancorp, Inc.	Malvern Bancorp, Inc.¹

Chicopee Bancorp, Inc.	Naugatuck Valley Financial Corp.¹

Fox Chase Bancorp, Inc.	Ocean Shore Holding Co.

Hampden Bancorp, Inc.¹	Oneida Financial Corp.

Harleysville Savings Financial Corp.	Prudential Bancorp, Inc.

[1]	Financial information based on GAAP or regulatory financial data as of or for the twelve months ended March 31, 2014.

The analysis compared publicly available financial information for Peoples with the comparable data for the Peoples peer group as of or for the twelve months ended June 30, 2014 (unless otherwise noted above), with pricing data as of August 4, 2014. The table below sets forth the data for Peoples and the median and mean data for the Peoples peer group.

Peoples Comparable Company Analysis

Peoples	Peer Group Median	Peer Group Mean
Total assets (in millions)	$606	$748	$771
Tangible common equity/Tangible assets	17.11%	11.67%	13.06%
Return on average assets	0.35%	0.57%	(0.07%)
Return on average equity	1.96%	4.26%	(0.23%)
Net interest margin	3.14%	3.11%	3.06%
Efficiency ratio	81.5%	73.9%	78.5%
Loan loss reserves/Gross loans	0.81%	1.03%	1.14%
Non-performing assets¹/Total assets	0.30%	1.55%	1.48%
Net charge-offs/Average loans	0.01%	0.07%	0.29%
Price/Tangible book value	110%	100%	104%
Price/Earnings per share	53.6	x	16.8	x	19.1	x
Current dividend yield[2]	1.1%	1.7%	1.9%
Market value (in millions)	$114	$95	$101

[1]	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
[2]	For Peoples, excludes special dividend paid in December 2013.

Sandler O’Neill used publicly available information to perform a similar analysis for Independent and a group of financial institutions as selected by Sandler O’Neill. The Independent peer group consisted of public retail commercial banks in the Northeast and Mid-Atlantic with assets between $4 billion and $9 billion, excluding companies that were merger targets. The Independent peer group consisted of the following companies:

Berkshire Hills Bancorp, Inc.	NBT Bancorp Inc.

Boston Private Financial Holdings	S&T Bancorp, Inc.

Community Bank System, Inc.	Sandy Springs Bancorp, Inc.

Customers Bancorp, Inc.	Sterling Bancorp

First Commonwealth Financial Corp.	Tompkins Financial Corporation

National Penn Bancshares, Inc.

The analysis compared publicly available financial information for Independent with the comparable data for the Independent peer group as of or for the twelve months ended June 30, 2014 (unless otherwise noted), with pricing data as of August 4, 2014. The table below sets forth the data for Independent and the median and mean data for the Independent peer group.

Independent Comparable Company Analysis

	Independent		Peer Group Median		Peer Group Mean
Total assets (in millions)	$6,348		$6,311		$6,356
Tangible common equity/Tangible assets	7.05%		7.75%		8.29%
Leverage ratio	8.44%		9.48%		9.51%
Total risk-based capital ratio	12.15%		13.67%		13.94%
Return on average assets	0.88%		1.09%		0.93%
Return on average tangible common equity	9.6%		11.5%		12.5%
Net interest margin	3.44%		3.52%		3.47%
Efficiency ratio	64.4%		61.3%		61.6%
Loan loss reserves/Gross loans	1.11%		1.17%		1.11%
Non-performing assets¹/Total assets	1.34%		0.78%		0.78%
Net charge-offs/Average loans	0.11%		0.14%		0.15%
Price/Tangible book value	199%		172%		170%
Price/Earnings per share	16.0	x	15.0	x	15.2	x
Price/2014 Earnings per share[2]	14.5	x	14.4	x	15.8	x
Price/2015 Earnings per share[2]	13.4	x	12.8	x	12.9	x
Current dividend yield	2.7%		3.2%		3.2%
Market value (in millions)	$865		$802		$882

[1]	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
[2]	Based on median analyst estimates.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The first group consisted of 14 transactions announced between January 1, 2012 and August 4, 2014 with transaction values greater than $15 million and the selling institution having total assets of between $200 million and $1.2 billion, a tangible common equity/tangible assets ratio greater than 12%, and a non-performing assets/total assets ratio of less than 6% (the “Highly Capitalized Transactions”). The second group consisted of 10 transactions announced between January 1, 2011 and August 4, 2014 involving New England and Mid-Atlantic thrift institutions as sellers with announced deal values greater than $15 million and the selling institution having total assets between $200 million and $1.5 billion and a non-performing assets/total assets ratio of less than 6% (the “Regional Thrift Transactions”).

The Highly Capitalized Transactions group was composed of the following transactions:

TowneBank/Franklin Financial Corp.

CB Financial Services/FedFirst Financial Corp.

F.N.B. Corp./OBA Financial Services Inc.

First Citizens Bancshares Inc./Southern Heritage Bancshares

CenterState Banks/First Southern Bancorp Inc.

WSFS Financial Corp./First Wyoming Financial Corp.

Home Bancorp Inc./Britton & Kroontz Capital Corp.

Cascade Bancorp/Home Federal Bancorp

Independent Bank Group Inc./Collin Bank

Sterling Financial Corp./Commerce National Bank

CBFH Inc./VB Texas Inc.

Pacific Premier Bancorp/First Associations Bank

PacWest Bancorp/American Perspective Bank

First Community Bancshares Inc./Peoples Bank of Virginia

The Regional Thrift Transactions group was composed of the following transactions:

National Penn Bancshares Inc./TF Financial Corp.

CB Financial Services Inc./FedFirst Financial Corp.

F.N.B. Corp./OBA Financial Services Inc.

SI Financial Group Inc./Newport Bancorp Inc.

WesBanco Inc./Fidelity Bancorp Inc.

Berkshire Hills Bancorp Inc./Beacon Federal Bancorp Inc.

Independent Bank Corp./Central Bancorp Inc.

ESSA Bancorp Inc./First Star Bancorp Inc.

Beneficial Mutual Bancorp /SE Financial Corp.

Susquehanna Bancshares Inc./Abington Bancorp Inc.

Sandler O’Neill reviewed the following multiples: transaction price to last twelve month earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-month market premium. Sandler O’Neill compared the indicated transaction multiples to the median and mean multiples of the comparable transaction groups.

	Peoples / Independent		Mean Highly Capitalized Transactions		Median Highly Capitalized Transactions
Transaction value/LTM earnings per share	57.0	x	20.6	x	20.3	x
Transaction value/Book value per share¹:	124%		119%		115%
Transaction value/Tangible book value per share:	124%		121%		116%
Core deposit premium¹:	7.4%		6.4%		6.6%
1-Month market premium:	12.7%		32.5%		28.2%

[1]	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits)

	Peoples/ Independent		Mean Regional Thrift Transactions		Median Regional Thrift Transactions
Transaction value/LTM earnings per share	57.0	x	32.5	x	29.3	x
Transaction value/Book value per share¹:	124%		120%		120%
Transaction value/Tangible book value per share:	124%		123%		120%
Core deposit premium¹:	7.4%		6.7%		7.4%
1-Month market premium:	12.7%		51.4%		37.8%

[1]	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits)

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of Peoples common stock assuming Peoples performed in accordance with earnings estimates reviewed with management of Peoples. The analysis also assumed that Peoples’ regular cash dividend remained at $0.20 per share annually through fiscal 2018 and that Peoples continued to pay an annual special dividend of $0.25 per share annually. No additional share repurchases were assumed. To approximate the terminal value of Peoples common stock at September 30, 2018, Sandler O’Neill applied price to earnings multiples ranging from 14.0x to 24.0x and multiples of tangible book value ranging from 80% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples’ common stock. Using a 20-year normalized treasury yield of 4.00%, an equity risk premium of 5.00% and a size premium of 3.87%, Sandler O’Neill calculated a 12.87% discount rate for Peoples. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Peoples common stock of $4.63 to $8.59 when applying multiples of earnings to the applicable amounts indicated in the Peoples projections and $9.44 to $18.01 when applying multiples of tangible book value to the applicable amounts indicated in the Peoples projections.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.0%	$5.66	$6.25	$6.83	$7.42	$8.01	$8.59
10.0%	5.47	6.03	6.60	7.16	7.73	8.29
11.0%	5.29	5.83	6.37	6.91	7.46	8.00
12.0%	5.11	5.63	6.16	6.68	7.20	7.72
13.0%	4.94	5.45	5.95	6.45	6.96	7.46
14.0%	4.78	5.27	5.75	6.24	6.72	7.21
15.0%	4.63	5.10	5.56	6.03	6.50	6.96

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
9.0%	$11.70	$12.96	$14.22	$15.49	$16.75	$18.01
10.0%	11.27	12.49	13.71	14.92	16.14	17.35
11.0%	10.87	12.04	13.21	14.38	15.55	16.72
12.0%	10.49	11.61	12.74	13.87	14.99	16.12
13.0%	10.12	11.21	12.29	13.37	14.46	15.54
14.0%	9.77	10.82	11.86	12.90	13.95	14.99
15.0%	9.44	10.44	11.45	12.46	13.46	14.47

Sandler O’Neill also considered and discussed with the Peoples board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Peoples’ net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Peoples common stock, using the same price to earnings multiples of 14.0x to 24.0x.

Earnings Per Share Multiples

Annual Budget Variance	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
(20.0%)	$4.38	$4.80	$5.22	$5.63	$6.05	$6.47
(15.0%)	4.56	5.01	5.45	5.89	6.34	6.78
(10.0%)	4.74	5.22	5.69	6.16	6.63	7.10
(5.0%)	4.93	5.42	5.92	6.42	6.91	7.41
0.0%	5.11	5.63	6.16	6.68	7.20	7.72
5.0%	5.29	5.84	6.39	6.94	7.49	8.04
10.0%	5.48	6.05	6.63	7.20	7.78	8.35
15.0%	5.66	6.26	6.86	7.46	8.06	8.66
20.0%	5.84	6.47	7.10	7.72	8.35	8.98

Sandler O’Neill also performed an analysis that estimated the net present value per share of Independent common stock assuming that Independent performed in accordance with publicly available analyst earnings estimates for the years ending December 31, 2014, and 2015 and thereafter grew at an annual rate of 8%. To approximate the terminal value of Independent common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 20.0x and multiples of tangible book value ranging from 140% to 225%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Independent’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Independent common stock of $25.10 to $50.10 when applying earnings multiples to the applicable amounts indicated in the Independent projections and $23.46 to $45.06 when applying multiples of tangible book value to the applicable amounts indicated in the Independent projections.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
9.0%	$31.55	$36.19	$40.83	$45.46	$50.10
10.0%	30.34	34.79	39.24	43.70	48.15
11.0%	29.19	33.46	37.74	42.01	46.29
12.0%	28.09	32.20	36.30	40.41	44.51
13.0%	27.05	30.99	34.94	38.88	42.82
14.0%	26.05	29.84	33.64	37.43	41.22
15.0%	25.10	28.75	32.39	36.04	39.68

Tangible Book Value Multiples

Discount Rate	140%	160%	180%	200%	225%
9.0%	$29.45	$33.12	$36.80	$40.47	$45.06
10.0%	28.33	31.85	35.38	38.90	43.31
11.0%	27.26	30.64	34.03	37.41	41.64
12.0%	26.24	29.49	32.74	35.99	40.05
13.0%	25.27	28.39	31.51	34.64	38.54
14.0%	24.34	27.34	30.34	33.35	37.10
15.0%	23.46	26.34	29.23	32.12	35.72

Sandler O’Neill also considered and discussed with the Peoples board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Independent’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Independent common stock, using the same price to earnings multiples of 12.0x to 20.0x and a discount rate of 9.20%, based on a 4.00% 20-year normalized treasury yield, a two-year beta of Independent’s common stock of 1.04, and an equity risk premium of 5.00%.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(20.0%)	$25.78	$29.64	$33.14	$36.82	$40.50
(15.0%)	27.16	31.07	34.98	38.89	42.80
(10.0%)	28.54	32.68	36.82	40.96	45.10
(5.0%)	29.92	34.29	38.66	43.03	47.40
0.0%	31.30	35.90	40.50	45.10	49.70
5.0%	32.68	37.51	42.34	47.17	52.00
10.0%	34.06	39.12	44.18	49.24	54.30
15.0%	35.44	40.73	46.02	51.31	56.60
20.0%	36.82	42.34	47.86	53.38	58.90

In connection with its analyses, Sandler O’Neill considered and discussed with the Peoples board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, based on the following: (i) the merger closes in the first calendar quarter of 2015; (ii) 60% of the outstanding shares of Peoples common stock are converted into Independent’s common stock at the exchange ratio of 0.5523 and 40% of the outstanding shares of Peoples common stock are converted into cash at $21.00 per share; (iii) all outstanding Peoples options are surrendered for a cash payment in an amount equal to the spread value between the exercise price of the option and the $21.00 per share cash consideration; and (iv) Independent’s stock price is $36.62. Sandler O’Neill also incorporated the following assumptions as provided by Independent’s financial advisor: (a) purchase accounting adjustments of a credit mark on loans equal to 1.0% of gross loans, an interest rate mark on loans equal to negative $2.9 million and an interest rate mark on deposits equal to negative $200,000; (b) a core deposit intangible of 1.75% of Peoples core deposits; amortized straight-line over 10 years; (c) cost savings equal to 45% of Peoples’ projected non-interest expense, which would be fully realized by 2016; (d) pre-tax transaction costs and expenses of approximately $12.0 million; and (e) an opportunity cost of cash of 2.25%. The analysis indicated that the merger would be accretive to Independent’s earnings per share (excluding transaction expenses in 2015) and tangible book value per share in each of the four years ending December 31, 2018. From the perspective of a Peoples stockholder receiving stock in the merger, the analysis also indicated that the transaction would result in an approximate increase of 22.7% in annual dividends during the year ending December 31, 2015 (assuming that the regular quarterly dividends of each company remained at current rates and Peoples paid an annual special dividend of $.25).

In connection with this analyses, Sandler O’Neill considered and discussed with the Peoples board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as the financial advisor to Peoples’ board of directors in connection with the merger. Sandler O’Neill has received a fee of $150,000 in connection with the delivery of its fairness opinion, which will be credited in full against the transaction fee that becomes due and payable upon the closing of the merger. Sandler O’Neill will receive a transaction fee equal to 0.65% of the aggregate consideration paid in connection with the merger, contingent on the closing of the merger. Based on the closing price of Independent’s common stock on October 16, 2014, the transaction fee is approximately $839,684, net of the fairness opinion fee credit. Peoples has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

In the past, Sandler O’Neill has provided certain other investment banking services for Peoples and has received compensation for such services, most recently in connection with Peoples’ offering of common stock in connection with its conversion from mutual to stock form in July 2010. In addition, as Sandler O’Neill advised the Peoples board of directors in connection with its retention for this engagement, Sandler O’Neill has in the past provided certain investment banking services to Independent and has received compensation for such services and may provide, and receive compensation for, such services in the future. In the two years prior to its May 13, 2014 retention by Peoples, Sandler O’Neill received total aggregate fees of approximately $250,000 from Independent for such services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may also purchase securities from and sell securities to Peoples and Independent and their affiliates. Sandler O’Neill may also actively trade the securities of Peoples and Independent for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

2014 Financial Forecasts and Projections Exchanged

Except for a net interest income simulation model that Peoples includes in its annual and quarterly reports on Form 10-K and 10-Q, respectively, Independent and Peoples do not as a matter of course publicly disclose internal management budgets, forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with their respective confirmatory due diligence, Independent requested, and Peoples’ management provided Independent and its financial advisor with, a net interest income simulation model prepared by Peoples’ management as of June 30, 2014 (prior to such model being made publicly available in Peoples’ Form 10-Q for the quarterly period ended June 30, 2014), and Peoples requested, and Independent’s management provided Peoples and its financial advisors with, certain non-public financial forecasts and projections prepared by Independent’s management.

Set forth below is a summary of the material financial forecasts and projections that were provided by Peoples to Independent and by Independent to Peoples.

Peoples’ financial forecasts and projections were included in Peoples’ asset and liability management modeling, which focuses on expected net interest income results (the largest portion of Peoples’ revenue) under various interest rate scenarios for the next 12 and 24 month periods. This modeling does not focus on detailed forecasting of noninterest income or noninterest expense as they are not drivers of Peoples’ net interest margin. Peoples’ net interest income simulation model as of June 30, 2014 was provided to Independent prior to such model being made publicly available in Peoples’ Form 10-Q for the quarterly period ended June 30, 2014. In its due diligence review of Peoples, Independent did not substantially rely on this net interest income simulation as of June 30, 2014, which was as follows:

		Economic Value of Equity (2) Estimated Increase (Decrease)		Net Interest Income
Changes in Interest Rates	Estimated EVE (2)			Estimated Net Interest Income	Estimated Increase (Decrease)
(basis points) (1)		Amount	Percent		Amount	Percent
	(Unaudited)
	(Dollars in thousands)
+300 bp	$84,860	$(28,328)	(25.0)%	$16,417	$(1,687)	(9.3)%
+200 bp	97,505	(15,683)	(13.9)%	17,528	(576)	(3.2)%
+100 bp	107,296	(5,892)	(5.2)%	18,065	(39)	(0.2)%
0 bp	113,188	—	—%	18,104	—	—%
-100 bp	118,258	5,070	4.5%	17,417	(687)	(3.8)%

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from interest-earning assets, interest-bearing bearing liabilities and off-balance sheet contracts.

Independent’s financial forecasts and projections included:

•	2014 operating diluted earnings per share in a range between $2.42 to $2.52;

•	A 2014 net interest margin in upper end of a 3.40 to 3.50% range;

•	Total 2014 non-interest income growth of 1 to 2%;

•	2014 loan growth at the upper end of a 4 to 5% range; and

•	2014 deposit growth in the 5 to 7% range.

The financial forecasts and projections set forth above represent the projections prepared by Peoples and delivered to Independent and prepared by Independent and delivered to Peoples prior to the announcement of the merger. At the time the financial forecasts and projections were prepared, they represented the best estimates and judgments of the management teams of Peoples and Independent, respectively, that prepared the forecasts and projections in good faith. These financial forecasts and projections cannot be considered to necessarily be predictive of actual future operating results, and no assurance can be given regarding future events. The financial forecasts and projections represent Independent’s and Peoples’ independent forecasts and projections. The financial forecasts and projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Peoples special meeting will be held several months after the financial forecasts and projections were prepared, as well as the uncertainties inherent in any financial forecasts and projections, stockholders of Peoples are cautioned not to rely on these financial forecasts and projections as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts and projections of Peoples and Independent involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” beginning on page 13 and “Forward-Looking Statements” beginning on page 23, all of which are difficult to predict and many of which are beyond the control of Peoples and Independent and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts and projections prepared by Peoples and Independent represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts and projections, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts and projections. The inclusion of these financial forecasts and projections should not be interpreted as an indication that Peoples or Independent considers this information as necessarily predictive of actual future results, and this information should not be relied on for that purpose. Independent and its management did not participate in preparing, and do not express any view on, the Peoples financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections. Peoples and its management did not participate in preparing, and do not express any view on, the Independent financial forecasts and projections set forth above, or the assumptions underlying such financial forecasts and projections.

The prospective financial information of Peoples and Independent included in this proxy statement/prospectus has been prepared by, and is the responsibility of, the management teams of Peoples and Independent, respectively. Neither Peoples’ or Independent’s auditors, nor any other independent registered public accounting firm, nor Peoples’ financial advisor have examined, compiled or performed any procedures with respect to these forecasts or projections, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither Independent nor Peoples intends to disclose publicly any update or other revision to these forecasts or projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Approval of Independent’s Board of Directors and Reasons for the Merger

Independent’s board of directors determined that the merger agreement and the merger are advisable and in the best interests of Independent and its stockholders and unanimously approved the merger agreement.

The Independent board of directors unanimously approved the merger agreement and the merger because it determined that the merger should strengthen Independent’s existing franchise and increase long term stockholder value because Peoples Federal Savings Bank is, like Rockland Trust, a bank that is deeply committed to its customers, employees, and the communities that it serves. The merger should help Independent strengthen its position in the attractive Greater Boston, Massachusetts metropolitan area where Peoples is located. The transaction is financially attractive to Independent and its stockholders because it allows Independent to add Peoples’ loan and deposit base to that of Independent, providing additional liquidity to Independent, allowing Independent to achieve economies of scale, all while simultaneously providing Independent with the opportunity to maintain and deepen relationships with Peoples’ customers by offering Independent’s deeper set of products. The Independent board of directors believes that the combined company should have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements, efficiencies, and cost-savings opportunities. In addition, Independent’s financial advisor, KBW, reviewed in detail the financial aspects of the proposed transaction and delivered its opinion that the proposed transaction was fair to Independent from a financial point of view.

After taking into account these and other factors, the Independent board of directors determined that the merger agreement and the merger were in the best interests of Independent and its stockholders and that Independent should enter into the merger agreement and complete the merger. Independent’s board of directors evaluated the factors described above, including asking questions of Independent’s management, associate general counsel, and Independent’s financial advisers, and reached the unanimous decision that the merger was in the best interests of Independent and its stockholders, its employees, its customers, and the communities served by Independent. This discussion of the factors considered by Independent’s board of directors is not exhaustive, but is intended to describe the material factors considered. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination. Independent’s board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Independent’s board of directors may have given different weights to different factors. Independent’s board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Regulatory Approvals Required to Complete the Merger

The merger is subject to the condition that all consents and approvals of any governmental authority required to consummate the merger and the other transactions contemplated by the merger agreement shall have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. The merger also is subject to the condition that none of such regulatory approvals shall impose, as reasonably determined by Independent, a “Burdensome Condition,” which is defined in the merger agreement to mean any prohibition, limitation or other requirement that would prohibit or materially limit the ownership or operation by Peoples or any of its subsidiaries, or by Independent or any of its subsidiaries, of all or any material portion of the business or assets of Peoples or any of its subsidiaries or Independent or its subsidiaries, or compel Independent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Peoples or any of its subsidiaries or Independent or any of its subsidiaries.

The consents and approvals of governmental authorities that Independent and Peoples believe are required to consummate the merger include:

•	the approval of the Board of Bank Incorporation of the Commonwealth of Massachusetts to merge Peoples with and into Independent, with Independent surviving the merger;

•	confirmation from the Massachusetts Housing Partnership Fund (the “Housing Partnership Fund”) that Independent has made arrangements satisfactory to the Housing Partnership Fund; and

•	the approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956.

The consents and approvals of governmental authorities that Independent and Peoples believe are required to consummate the merger of Peoples Federal Savings Bank with Rockland Trust (which are not conditions to consummation of the merger) are as follows:

•	the FDIC’s approval of the merger of Peoples Federal Savings Bank with and into Rockland Trust, with Rockland Trust surviving the merger; and

•	the approval of the Massachusetts Commissioner of Banks to merge Peoples Federal Savings Bank with and into Rockland Trust, with Rockland Trust surviving the merger.

The parties have filed all applications and notice materials necessary to obtain these regulatory approvals or confirmations. The merger cannot be completed until all the required approvals and confirmations have been obtained, are in full force and effect and all statutory waiting periods in respect thereof have expired, and the merger between Rockland Trust and Peoples Federal Savings Bank (the “bank merger”) cannot be completed until after both approvals listed above have been obtained. The merger may not be consummated until 30 days after the approval of the Federal Reserve Board (or such shorter period as the Federal Reserve Board may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the merger on antitrust grounds. The bank merger (the completion of which is not a condition to the merger) may not be consummated until 30 days after the approval of the FDIC (or such shorter period as the FDIC may prescribe with the concurrence of the United States Department of Justice, but not less than 15 days), during which time the Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board or FDIC approval, as the case may be, unless a court specifically orders otherwise. In reviewing the merger and the bank merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve Board and the FDIC, and it is possible that the Department of Justice could reach a different conclusion than the applicable banking regulator regarding the merger’s (or the bank merger’s) competitive effects.

Independent and Peoples cannot assure you that all required regulatory approvals or confirmations will be obtained, when they will be obtained or whether there will be conditions in the approvals or any litigation challenging the approvals. Independent and Peoples also cannot assure you that the United States Department of Justice or the Attorney General of the Commonwealth of Massachusetts will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made. Independent and Peoples are not aware of any other government approvals or actions that are required prior to the parties’ consummation of the merger. It is currently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Interests of Peoples’ Executive Officers and Directors in the Merger

Peoples’ executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of other Peoples’ stockholders generally. The Peoples board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement.

Equity Plans

All outstanding unvested Peoples stock options and restricted shares of Peoples common stock will become fully vested immediately prior to the effective time of the merger. Peoples options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Peoples common stock provided for by such option and (ii) the excess, if any, of the per share cash consideration of $21.00 over the exercise price of such option. Holders of restricted shares of Peoples common stock that are vested in connection with the merger will be entitled to receive the same forms of consideration as other holders of Peoples common stock.

The following table sets forth, as of September 30, 2014, the total number of options held by the named executive officers of Peoples and all non-employee directors of Peoples as a group, as well as the value of cash payments to be received upon cancellation of such options. In addition, the following table reflects the number of unvested shares of restricted stock held by the named executive officers of Peoples and all non-employee directors of Peoples as a group which will vest as a result of the merger, as well as the value of the merger consideration to be received in exchange for such shares.

Name	Number of Options	Payment at Completion of Merger when Options are Cancelled (Before Deduction of Withholding Taxes) (1)	Number of Currently Unvested Shares of Restricted Stock	Value at Completion of Merger of Currently Unvested Shares of Restricted Stock (Before Deduction of Withholding Taxes) (2)
Maurice H. Sullivan, Jr.	114,000	$588,140	47,337	$958,101
Thomas J. Leetch, Jr.	114,000	588,140	40,125	812,130
James J. Gavin	71,500	372,745	26,000	526,240
Christopher Lake	51,300	264,059	22,625	457,930
Non-Employee Directors as a Group	192,500	1,026,775	62,000	1,254,880

TOTAL	543,300	$2,839,859	198,087	$4,009,281

(1)	Calculated by multiplying the number of options by the intrinsic value, defined as the cash purchase price of $21.00 less the exercise price.
(2)	Consideration is computed by multiplying the number of units by $20.24 ($8.40 for cash consideration plus $11.84 for stock consideration).

Cash Consideration	$8.40	(calculated as follows: $21.00 multiplied by 40%)
Stock Consideration	11.84	(based on closing price of $35.72 per share of Independent common stock on September 30, 2014 multiplied by 60%, which is then multiplied by the stock exchange ratio of 0.5523 of a share of Independent common stock)

	$20.24

Settlement Agreements

In connection with the merger agreement, Independent and Peoples have entered into settlement agreements (that include customary waiver and release provisions) with Maurice H. Sullivan, Jr., Peoples’ Chairman and Chief Executive Officer, Thomas J. Leetch, Jr., Peoples’ President and Chief Operating Officer, James J. Gavin,

Peoples’ Executive Vice President, and Christopher Lake, Peoples’ Senior Vice President and Chief Financial Officer, for the purpose of setting forth, and avoiding any future disagreement with respect to, the payments and benefits that these executive officers are entitled to receive under their pre-existing agreements with Peoples and Peoples Federal Savings Bank, as applicable. Pursuant to the settlement agreements, the pre-existing agreements will be terminated or amended, as the case may be, at the closing of the merger and, subject to certain exceptions, the executive officers will look solely to the terms of the settlement agreements to determine their rights to receive severance and other payments and benefits.

Pursuant to the settlement agreements of Messrs. Sullivan and Leetch, their employment agreements with Peoples and Peoples Federal Savings Bank, as applicable, and their respective services to each, will terminate immediately prior to the effective time of the merger (other than the survival of certain specified provisions) and they will look solely to the terms of the settlement agreements to determine their rights to receive severance and other payments and benefits in connection with the termination of their employment. Under these settlement agreements, lump sum cash payments will be made following the effective time of the merger in the amount of $2,091,467 for Mr. Sullivan and $2,526,467 for Mr. Leetch (i) in consideration for Messrs. Sullivan’s and Leetch’s execution of their respective consulting and non-competition agreements (described below) and (ii) in full satisfaction of the obligations of Peoples and Peoples Federal Savings Bank under the employment agreements in connection with the merger and the termination of their services.

Mr. Sullivan and Mr. Leetch will retain their respective rights to the following benefits: (i) payment of the change in control benefit of their respective salary continuation agreements with Peoples, which benefit is the payment of $84,555 for Mr. Sullivan and $175,000 for Mr. Leetch per year for twenty years, payable in equal monthly installments; (ii) coverage for each executive and their respective spouses for each of their lifetimes under a supplemental retiree health insurance plan; (iii) payment of the merger consideration pursuant to the merger agreement with respect to their Peoples common stock and options to purchase common stock; (iv) payment of any vested benefits they may have accrued under (a) any tax-qualified retirement plans maintained or contributed to by Peoples and Peoples Federal Savings Bank in which they are participants, and (b) the voluntary deferred compensation and supplemental employee stock ownership plan for executives maintained by Peoples and Peoples Federal Savings Bank; (v) the use of the leased automobile that they are presently using through the end of the current lease and a lump sum payment equal to $729.17 multiplied by the difference between 36 months and the number of months remaining on the lease after the effective time of the Agreement; (vi) the right to elect to purchase, in each case, at their sole expense, continuation coverage under any group health plan maintained by Peoples Federal Savings Bank that is subject to COBRA in which they participate immediately prior to the effective time of the merger; (vii) the right to convert, in each case, at their own cost, any group insurance coverages (other than health benefits) maintained by Independent in which they are participants to an individual policy in accordance with the conversion provisions of such group insurance policy; and (viii) the right of Mr. Sullivan’s beneficiary and Mr. Leetch’s beneficiary (as designated by each of them) to a $450,000 death benefit and a $400,000 death benefit, respectively, upon their death under Peoples Federal Savings Bank’s split dollar plan as in effect as of the effective time of the merger. Mr. Sullivan’s settlement agreement also provides for payment of the change in control benefit of his director retirement agreement with Peoples Federal Savings Bank, which benefit is $80,455 per year for twenty years, payable in equal monthly installments.

Pursuant to the settlement agreements of Messrs. Gavin and Lake, effective as of the effective time of the Merger, (i) their employment agreements with Peoples will be terminated and (ii) Rockland Trust will assume their employment agreements and salary continuation agreements with Peoples Federal Savings Bank with certain modifications.

Mr. Gavin will be paid a lump sum of $850,000 on the business day following the effective time of the Merger. Mr. Gavin will serve as Senior Vice President of Rockland Trust, and his responsibilities will include oversight and maintenance of Peoples Federal Savings Bank’s commercial loan portfolio, origination of new loans and such other duties as Rockland Trust may reasonably assign to him. Mr. Gavin’s annual base salary will be $235,000. He will be eligible for annual merit-based increases and for participation in Independent’s performance-based cash incentive plan with a target payout of 20% of his base salary. In addition, Mr. Gavin shall also be eligible for certain cash incentive payments up to $100,000 per year for achieving certain customer retention goals within thirty days after each of the first five anniversaries from the effective time of the merger (for a potential aggregate amount of $500,000).

Mr. Lake will be paid a lump sum of $680,000 on the business day following the effective time of the Merger. Mr. Lake will serve as Senior Vice President and Director of Risk Management for Rockland Trust and such other duties as Rockland Trust may reasonably assign to him. Mr. Lake’s annual base salary will be $240,000. He will be eligible for annual merit-based increases and for participation in Independent’s performance-based cash incentive plan with a target payout of 15% of his base salary.

Messrs. Gavin and Lake will be eligible to participate in Independent’s equity incentive program, tax qualified defined contribution plan and other employee benefit programs, in each case, at the same level as similarly situated executives, with credit given for their respective years of service as provided in the merger agreement. They will also retain their rights: (i) to payment of the merger consideration with respect to their Peoples common stock and options to purchase common stock; and (ii) to payment of any vested benefits they may have accrued under (a) any tax-qualified retirement plans maintained or contributed to by Peoples and Peoples Federal Savings Bank in which they are participants, and (b) the voluntary deferred compensation and supplemental employee stock ownership plan for executives maintained by Peoples and Peoples Federal Savings Bank. They will retain the rights of their respective beneficiaries to a $175,000 death benefit each under the Peoples Federal Savings Bank’s split dollar plan in effect as of the merger. Each agreement has a three year term. Upon the expiration of the agreements, Independent will offer Messrs. Gavin and Lake the opportunity to enter into the form of change of control agreements then offered to similarly-situated executives of Independent.

Consulting and Non-Competition Agreements

As a requirement of the merger agreement and in consideration of the lump-sum payment described in the discussion of the Settlement Agreements above, Messrs. Leetch and Sullivan must enter into consulting and non-competition agreements under which they will provide Independent with certain consulting services for a term of three years following the effective date of the merger and be bound by confidentiality, non-competition and non-solicitation covenants, with the non-competition and non-solicitation restrictions surviving for three years following the effective date of the merger.

Compensation of Peoples’ Named Executive Officers in Connection with the Merger

For illustrative purposes, if the completion of the merger were to have occurred on September 30, 2014, the latest practicable date prior to the filing of this proxy statement/prospectus, the following table reflects the compensation and benefits that would or might be paid or provided to each of Peoples’ named executive officers in connection with the merger as described above. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/ prospectus. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Further, calculations are based on (i) an assumed closing date as of September 30, 2014, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the equity and assuming that all Peoples options, unvested shares of restricted stock remain outstanding on such date), (ii) the equity holdings of the named executive officers as of September 30, 2014 (assuming no vesting of awards or exercises of Peoples options after September 30, 2014), and (iii) the termination of the named executive officers without cause or for good reason immediately following a change in control as of September 30, 2014.

Compensation of Peoples’ Named Executive Officers in Connection with the Merger

Name	Cash ($)		Equity ($)	Pension/ NQDC ($)		Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)	Total ($)
Maurice H. Sullivan, Jr.	3,172,390	(1)	1,546,251	1,125,057(	3)	127,521(	4)	—	—	5,971,219
Thomas J. Leetch, Jr.	4,872,144	(2)	1,400,270	—		127,521(	5)	—	—	6,399,935
James J. Gavin	850,000		898,985	—		—		—	—	1,748,985
Christopher Lake	680,000		721,989	—		—		—	—	1,401,989

(1)	Amount includes a lump sum payment of $1,990,000 which includes consideration for a noncompete agreement and consulting services to be rendered to Independent. Amount also includes $1,182,390 which is the present value of Mr. Sullivan’s fully vested salary continuation annual payment of $84,555 which he will receive for 20 years.
(2)	Amount includes a lump sum payment of $2,425,000 which includes consideration for a noncompete agreement and consulting services to be rendered to Independent. Amount also includes $2,447,144 which is the present value of Mr. Leetch’s fully vested salary continuation annual payment of $175,000 which he will receive for 20 years.
(3)	Amount represents the present value of Mr. Sullivan’s fully vested director fee annual payment of $80,455 which he will receive for 20 years.
(4)	Amount represents a benefit of $101,467 from the Executive Health Insurance Plan and $26,054 relating to Mr. Sullivan’s use of a company car.
(5)	Amount represents a benefit of $101,467 from the Executive Health Insurance Plan and $26,054 relating to Mr. Leetch’s use of a company car.

Indemnification and Insurance

The merger agreement provides that following the merger, Independent will indemnify and hold harmless the present and former officers and directors of Peoples and its subsidiaries against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the merger, whether asserted or claimed prior to, at or after the effective date of the merger, to the extent such indemnified party would have been indemnified, as a director or officer of Peoples or any of its subsidiaries under Peoples’ Articles of Incorporation and Bylaws. Independent will also continue to cover those persons under a directors’ and officers’ liability insurance policy for a period of six years following the effective date of the merger arising out of actions or omissions occurring at or prior to the merger, except that Independent is not required to expend more than 200% per year of the current amount expended by Peoples to maintain such insurance.

Ownership Interests of Directors and Executive Officers

The following table states names and positions of Peoples’ directors and executive officers, their ages as of September 30, 2014 and the amount and percentage of Peoples common stock owned by each person individually and in total by all of management and directors as a group.

Name	Position(s) Held With Peoples (1)	Age	Shares Beneficially Owned as of September 30, 2014 (2)		Percent of Common Stock
Maurice H. Sullivan, Jr.	Chairman of the Board, Chief Executive Officer and Director	68	191,699	(3)(13)	3.1%
Thomas J. Leetch, Jr.	President, Chief Operating Officer and Director	64	181,403	(3)(4)	2.9%
Vincent Mannering	Director	61	31,950	(5)	*
Norman Posner	Director	67	44,450	(6)	*

Name	Position(s) Held With Peoples (1)	Age	Shares Beneficially Owned as of September 30, 2014 (2)		Percent of Common Stock
Maurice H. Sullivan, III	Director	42	37,985	(7)	*
D. Randolph Berry	Director	66	111,490	(8)	1.8%
Lee Ann E. Coté	Director	39	22,799	(3)(9)	*
Hugh Gallagher	Director	83	24,150		*
Frederick Taw	Director	63	29,150		*
Myron Fox	Director	69	48,427	(10)	*
William Giudice	Director	59	20,150	(11)	*
John F. Reen, Jr.	Director	71	26,650	(12)	*
James J. Gavin	Executive Vice President	49	96,444	(14)	1.5%
Christopher Lake	Senior Vice President and Chief Financial Officer	50	82,449	(15)	1.3%

All Directors and Executive Officers as a Group (14 persons)			949,196		15.2%

*	Less than 1 percent.
(1)	The business address of each director and executive officer is 435 Market Street, Brighton, Massachusetts 02135.
(2)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Common Stock if he or she has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The shares set forth above for directors and executive officers include all shares held directly, as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.
(3)	Does not include 529,000 shares held by the Peoples Federal Savings Bank Charitable Foundation, which by regulation must vote its shares in the same proportion as all other stockholders on all matters placed to a vote of stockholders. The board of directors of the Foundation includes directors Sullivan, Jr., Leetch and Coté.
(4)	Includes 38,761 shares held by Mr. Leetch’s 401(k) account, 5,524 shares held by Mr. Leetch’s ESOP account and 1,244 shares held in Mr. Leetch’s IRA account.
(5)	Includes 7,500 shares held by Mr. Mannering’s IRA; 4,500 shares held by the IRA of Mr. Mannering’s spouse; and 50 shares held jointly with Mr. Mannering’s child.
(6)	Includes 26,700 shares held by Mr. Posner’s spouse and 300 shares held in a trust of which Mr. Posner is trustee.
(7)	Includes 13,185 shares held in Mr. Sullivan’s 401(k) account, 1,200 shares held by the IRA of Mr. Sullivan’s spouse, 600 shares held by Mr. Sullivan’s IRA account, 200 shares held by Mr. Sullivan’s spouse and 150 shares held by Mr. Sullivan as custodian.
(8)	Includes 2,519 shares held by Mr. Berry as trustee.
(9)	Includes 849 shares held by Ms. Coté’s 401(k) account, 300 shares held as custodian for children and 2,500 shares held by Ms. Coté’s parent.
(10)	Includes 20,000 shares held by Mr. Fox’s spouse and 100 shares held jointly with Mr. Fox’s spouse and child.
(11)	Includes 1,000 shares held in trust.
(12)	Includes 5,000 share held by Mr. Reen’s IRA account and 2,500 shares held by the IRA of Mr. Reen’s spouse.
(13)	Includes 40,500 shares held by Mr. Sullivan’s IRA account, 7,000 shares held by Mr. Sullivan’s spouse, 5,524 shares held by Mr. Sullivan’s ESOP account and 1,000 shares held by Mr. Sullivan’s spouse as custodian.

(14)	Includes 27,297 shares held in Mr. Gavin’s 401(k) account and 5,447 shares held in Mr. Gavin’s ESOP account.
(15)	Includes 14,988 shares held by Mr. Lake’s 401(k) account and 4,391 shares held in Mr. Lake’s ESOP account.

Litigation Relating to the Merger

On October 14, 2014 Richard Morris, an individual who alleges himself to be a Peoples stockholder, filed a purported class action lawsuit in Maryland state court which named Peoples, Peoples Federal Savings Bank, Peoples’ directors, Independent, and Rockland Trust Company as defendants. The purported class action lawsuit, which was pending as of the date of this filing, alleges breaches of fiduciary duty in connection with the sale of Peoples to Independent and seeks, among other things, class action certification and court orders prohibiting a Peoples stockholder vote regarding the merger and completion of the merger. The complaint alleges that the individual defendants, who are directors of Peoples, breached their fiduciary duties in a number of ways and failed to maximize stockholder value and disclose all information necessary for Peoples stockholders to make a fully informed decision about whether to vote in favor of the merger. The complaint also alleges that Peoples, Peoples Federal Savings Bank, Independent, and Rockland Trust Company aided and abetted the alleged fiduciary breaches. The complaint also alleges that the merger consideration is inadequate to Peoples stockholders, that the directors of Peoples have material conflicts of interest and are acting to better their own personal interests through the merger, that the merger agreement includes unreasonable deal protection provisions, and that this registration statement is materially incomplete and misleading. The complaint seeks, among other things, class action certification, court orders prohibiting a Peoples stockholder vote regarding the merger and completion of the merger, and other equitable and monetary relief. Peoples, Peoples Federal Savings Bank, Independent, Rockland Trust Company, and the individual defendants each believe that the case is a typical, meritless “shareholder strike” suit, that the claims made are without merit, and intend to defend the case vigorously.

THE MERGER AGREEMENT

The following summary describes certain aspects of the merger, including material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger

Each of Peoples’ board of directors and Independent’s board of directors has unanimously adopted and approved the merger agreement, which provides for the merger of Peoples with and into Independent. Each share of Independent common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Independent, and each share of Peoples common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either (i) 0.5523 of a share of Independent common stock or (ii) $21.00 in cash. See “– Consideration To Be Received in the Merger” below.

Effective Time and Completion of the Merger

The merger will be completed and will become effective upon the acceptance for filing by the Secretary of the Commonwealth of Massachusetts and the Maryland State Department of Assessments and Taxation of the articles of merger related to the merger. However, the parties may agree to a later time for completion of the merger and specify that later time in the articles of merger in accordance with Massachusetts law and Maryland law.

We currently expect that the merger will be completed in the first quarter of 2015, subject to Peoples’ stockholders’ approval of the merger agreement and the transactions it contemplates, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required stockholder or regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Peoples and Independent will obtain the required approvals or complete the merger.

Consideration to Be Received in the Merger

In the merger, each outstanding share of Peoples common stock will be converted into the right to receive either (i) 0.5523 of a share of Independent common stock or (ii) $21.00 in cash. Independent will not issue any fractional shares of its common stock in the merger, but will instead pay cash (determined by the volume-weighted average trading price (“VWAP”) of Independent common stock on the NASDAQ Global Select Market for the five trading days ending on the fifth trading day immediately preceding the completion of the merger) for any fractional share a Peoples stockholder would otherwise receive after aggregating all of his or her shares.

Peoples’ stockholders will be able to elect to receive cash, Independent common stock or a combination of cash and Independent common stock for their shares of Peoples common stock. Regardless of a Peoples stockholder’s choice, however, elections will be limited by the requirement that 60% of Peoples common stock be converted into Independent common stock and 40% be exchanged for cash. Therefore, the allocation of cash and Independent common stock that a Peoples stockholder will receive will depend on the elections of other Peoples’ stockholders. The allocation of the consideration payable to Peoples’ stockholders will not be known until the exchange agent tallies the results of the cash/stock elections made by Peoples’ stockholders. If a Peoples stockholder does not make an election, the type of consideration such stockholder will receive will depend on the consideration elected by other Peoples’ stockholders.

Exchange of Peoples Stock Certificates for Independent Stock Certificates

On or before the closing date of the merger, Independent will cause to be delivered to the exchange agent certificates representing the shares of Independent common stock to be issued in the merger. In addition, Independent will deliver to the exchange agent an aggregate amount of cash sufficient to pay the aggregate cash consideration payable in the merger, as well as cash payable in lieu of fractional shares of Independent common stock. Independent has selected Computershare Limited to act as the exchange agent in connection with the merger.

If the merger is approved, Peoples’ stockholders will receive separate instructions for the exchange of certificates representing Peoples common stock. No later than five business days following the effective time of the merger, the exchange agent will mail to each Peoples stockholder of record at the effective time of the merger who did not previously surrender Peoples stock certificates, a letter of transmittal and instructions for use in surrendering the stockholder’s Peoples stock certificates. When such Peoples’ stockholders deliver their Peoples stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Peoples stock certificates will be cancelled and in exchange they will receive:

•	an Independent stock certificate representing the number of whole shares of Independent common stock that they are entitled to receive under the merger agreement;

•	a check representing the amount of cash, if any, they are entitled to receive under the merger agreement as payment of merger consideration; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of fractional shares, if any.

No interest will be paid or accrued on any cash constituting merger consideration.

Peoples’ stockholders are not entitled to receive any dividends or other distributions on Independent common stock with a record date after the closing date of the merger until they have surrendered their Peoples stock certificates in exchange for an Independent stock certificate. After the surrender of their Peoples stock certificates, Peoples’ stockholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Independent common stock.

Independent will only issue a stock certificate for Independent common stock or a check for cash in payment of merger consideration or in lieu of a fractional share in a name other than the name in which a surrendered Peoples stock certificate is registered if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Stock Options and Restricted Stock

Stock Options

All outstanding unvested Peoples stock options will become fully vested immediately prior to the effective time of the merger. Peoples options will be cancelled upon consummation of the merger, and each option holder will receive a cash payment upon such cancellation in an amount equal to the product of (i) the number of shares of Peoples common stock provided for by such option and (ii) the excess, if any, of $21.00 over the exercise price of the option. Any option for which the exercise price exceeds $21.00 shall be cancelled as of the effective time of the merger.

The cash payment will be made without interest and will be net of all applicable withholding taxes. As of the record date of October 16, 2014, there were outstanding options to purchase 642,735 shares of Peoples common stock.

Restricted Stock

All outstanding unvested shares of Peoples restricted stock will become fully vested immediately prior to the effective time of the merger. All of such shares will be treated as outstanding Peoples shares for all purposes under the merger agreement, including for purposes of the holders’ right to receive the merger consideration, subject to applicable withholding. As of the record date of October 16, 2014, there were 206,707 shares of unvested Peoples restricted stock outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of Independent and Peoples relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to a de minimis extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on Peoples making the representation or its ability to timely complete the merger and the bank merger. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in banking and similar laws of general applicability or interpretations thereof, (2) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally, (3) any modifications or changes to Peoples’ valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with generally accepted accounting principles and with Independent’s prior written consent, (4) changes after the date of the merger agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Peoples or Independent, including, but not limited to, changes in levels of interest rates generally, (5) the effects of compliance with the merger agreement on the operating performance of Peoples or Independent, including the expenses incurred by Peoples or Independent in negotiating, documenting, effecting and consummating the merger, (6) the effects of any action or omission taken by Peoples with the prior consent of Independent, and vice versa, or as otherwise expressly permitted or contemplated by the merger agreement, (7) the impact of the merger agreement and the transactions contemplated by the merger agreement on relationships with customers or employees (including the loss of personnel subsequent to the date of the merger agreement), and (8) the public disclosure of the merger agreement or the transactions contemplated by the merger agreement.

The representations and warranties of each of Independent and Peoples have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement which modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Independent and Peoples has made representations and warranties to the other regarding, among other things:

•	capital stock;

•	corporate matters, including due organization and qualification;

•	organization and ownership of subsidiaries;

•	their authority to execute and deliver the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the filing of securities and regulatory reports, and the absence of investigations by regulatory agencies;

•	governmental filings and regulatory approvals and consents necessary to complete the merger;

•	deposit insurance;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	regulatory capitalization;

•	loan, non-performing and classified assets;

•	trust business and fiduciary accounts;

•	allowance for loan losses;

•	the Community Reinvestment Act and anti-money laundering requirements;

•	legal proceedings;

•	broker’s fees payable in connection with the merger;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Peoples has made other representations and warranties about itself and its subsidiaries to Independent as to:

•	matters relating to certain material contracts;

•	investment securities;

•	derivative transactions;

•	investment management;

•	repurchase agreements;

•	transactions with affiliates and insiders;

•	tangible properties and assets;

•	intellectual property;

•	insurance;

•	the inapplicability of state anti-takeover laws;

•	the receipt of a fairness opinion; and

•	transaction costs.

Conduct of Business Pending the Merger

Peoples has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, Peoples has agreed that during this period it will, and will cause each of its subsidiaries to: (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and key employees and the goodwill of customers and other parties. Peoples further has agreed that, with certain exceptions, Peoples will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions without the prior written consent of Independent:

•	issue, or enter into an agreement to issue, shares of common stock except pursuant to the exercise of Peoples stock options outstanding as of the date of the merger agreement, accelerate the vesting of any rights to acquire shares of common stock, or change the number of, or provide for the exchange of, shares of Peoples stock, any securities convertible into or exchangeable for any additional shares of stock, any rights issued and outstanding prior to the effective date of the merger as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities;

•	declare, set aside or pay any dividends or other distributions on any shares of its capital stock, other than (1) dividends paid by any of the wholly owned subsidiaries of Peoples to Peoples or to any of its wholly owned subsidiaries, and (2) regular quarterly cash dividends at a rate not to exceed $0.05 per share;

•	enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee of Peoples or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan or grant any equity compensation or pay any incentive, commission or bonus payments, subject to certain exceptions primarily intended to permit increases in compensation and the payment of bonuses in the ordinary course of business;

•	hire any person except for at-will employees at an annual rate of salary not to exceed $65,000 to fill vacancies that may arise from time to time in the ordinary course of business, or promote any employee, except fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date of the merger agreement;

•	with certain exceptions, enter into, establish, adopt, amend, modify or terminate any benefit plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former director, officer or employee;

•	make, accrue or credit to on behalf of any participant under the Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank Amended and Restated Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan for Executives any contributions with respect to compensation contingent upon the execution of the merger agreement or the consummation of the transactions contemplated thereby (including transaction bonuses, severance benefits, change in control payments, salary continuation payments, or income associated from the exercise or cancellation of stock options or the accelerated vesting of restricted stock);

•	except pursuant to agreements in effect as of the date of the merger agreement, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement with, any of its officers or directors or any of their immediate family members or any affiliates or associates of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose or discontinue any of its assets, deposits, business or properties other than real estate owned, or cancel or release any indebtedness owed to Peoples or any of its subsidiaries;

•	other than in the ordinary course of business and consistent with past practice, acquire other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, all or any portion of the assets, business, deposits or properties of any other entity;

•	with certain exceptions, make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate unless consented to in writing by Independent;

•	with a certain exception, amend its articles of incorporation or bylaws or any equivalent documents of any Peoples subsidiary;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or generally accepted accounting principles in the United States of America;

•	with certain exceptions, enter into, amend, modify or terminate any material contract, lease, or insurance policy;

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Peoples or any of its subsidiaries becomes party after the date of the merger agreement, which settlement involves payment of an amount exceeding $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Peoples or its subsidiaries;

•	enter into any new material line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operative policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or file any application or make any contract or commitment with respect to branching or site location or relocation;

•	enter into any derivatives transactions;

•	incur, modify, extend or renegotiate any indebtedness or in any way assume the indebtedness of another person (except deposits, FHLB borrowings or federal funds purchased, in each case in the ordinary course of business) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

•	with certain exceptions, acquire, sell or otherwise dispose of any debt security or equity investment unless consented to in writing by Independent;

•	make any changes in deposit pricing that are not in the ordinary course of business consistent with recent past practice;

•	with respect to loans:

•	except for certain commercial loans approved and/or committed, make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit, unless any such commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit, unless Peoples Federal Savings Bank has approved it in the ordinary course of business in accordance with the current pricing and credit underwriting guidelines of Peoples Federal Savings Bank and consistent with recent past practices or, if more than $2,500,000, has been consented to in writing by Independent;

•	except for residential loans approved and/or committed, make or renew any residential loan or residential loan commitment, unless Peoples Federal Savings Bank has approved it in the ordinary course of business in accordance with Peoples Federal Savings Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than $1,000,000, has been consented to in writing by Independent;

•	except for home equity of consumer loans approved and/or committed as of the date of the merger agreement, make or renew any home equity loan or home equity loan commitment in excess of $250,000 or make or renew any other consumer loan or consumer loan commitment in excess of $25,000, unless Peoples Federal Savings Bank has approved them in the ordinary course of business in accordance with Peoples Federal Savings Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if larger than the stated limits, has been consented to in writing by Independent;

•	renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, unless Peoples Federal Savings Bank has approved it in the ordinary course of business in accordance with Peoples Federal Savings Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than $1,000,000, has been consented to in writing by Independent;

•	purchase any loans, unless Peoples Federal Savings Bank has approved it in the ordinary course of business in accordance with Peoples Federal Savings Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than $1,000,000, has been consented to in writing by Independent;

•	make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof;

•	make or change any material tax election, file any material amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or knowingly take any action that would prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	commit any act or omission which constitutes a material breach or default of an agreement with any governmental authority or any other material agreement, lease or license;

•	foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of hazardous substances or other regulated materials;

•	except as may be required by applicable law or regulation, take or fail to take, or adopt any resolutions of its board of directors in support of, any action which would result in (1) any of Peoples’ representations and warranties in the merger agreement becoming untrue in any material respect, (2) any of the conditions to the merger not being satisfied, or (3) a material violation of any provision of the merger agreement;

•	subject to certain exceptions, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet points;

•	with certain exceptions or except as may be required by applicable law or regulation, make application for the opening, relocation or closing of any, or open, relocate, or close any, branch office, loan production or servicing facility or automated banking facility; or

•	compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless done in the ordinary course of business consistent with recent past practice.

Independent has agreed that, except with Peoples’ prior written consent, Independent will not, among other things, undertake the following actions:

•	except as may be required by applicable law or regulation, take any action or fail to take any action that is intended or reasonably likely to result in: a delay in the consummation of the merger or the transactions contemplated by the merger agreement; any impediment to its ability to consummate the merger or the transactions contemplated by the merger agreement; any of its representations and warranties contained in the merger agreement becoming untrue in any material respect at or prior to the effective time; any of the conditions contained in the merger agreement not being satisfied; or a material violation of any provision of the merger agreement; or

•	enter into any contract with respect to, or otherwise agree to do any of the actions prohibited by the preceding bullet point; or

•	knowingly take any action that would prevent or impede the merger or the bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

The merger agreement also contains mutual covenants relating to preparation of this document, access to information of the other company, public announcements with respect to the transactions contemplated by the merger agreement, regulatory filings and consents, notification of certain changes, information systems conversion, coordination of dividends and agreements by Peoples allowing Independent access to Peoples’ customers and suppliers and to conduct environmental assessments of certain real property owned by Peoples.

Stockholder Approval

Peoples has called the special meeting to consider and vote upon approval of the merger agreement and any other matters required to be approved by Peoples’ stockholders in order to permit consummation of the transactions contemplated by the merger agreement, as well as to vote upon a proposal to approve one or more adjournments of the special meeting if necessary to permit further solicitation of proxies in favor of the Peoples merger agreement proposal, and a non-binding advisory resolution approving certain compensation payable to the named executive officers of Peoples in connection with the merger. Peoples has agreed to use commercially reasonable efforts to convene the meeting within 45 days following the time when the registration statement becomes effective. Peoples has agreed to take all lawful action to solicit stockholder approval of the merger agreement, although under certain circumstances Peoples’ board of directors may recommend to Peoples’ stockholders a Superior Proposal (as defined below) in the exercise of its fiduciary duties, as described below under “– No Solicitation of Alternative Transactions.”

Under the merger agreement, Peoples’ board of directors must, at all times prior to and during the special meeting, recommend approval of the merger agreement by Peoples’ stockholders and may not withhold, withdraw, amend or modify its recommendation in any manner adverse to Independent or take any other action or make any other public statement inconsistent with its recommendation, except as and to the extent described below under “– No Solicitation of Alternative Transactions.”

No Solicitation of Alternative Transactions

With certain exceptions described below, Peoples has agreed that it, its subsidiaries and their officers and directors will not, and Peoples will cause each of its and its subsidiaries’ representatives not to, directly or indirectly:

•	solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal (as defined below);

•	participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any party that has made or, to the knowledge of Peoples, is considering making an Acquisition Proposal; or

•	engage in discussions regarding an Acquisition Proposal with any party that has made, or, to Peoples’ knowledge, is considering making, an Acquisition Proposal.

However, prior to the time that Peoples’ stockholders approve the merger agreement and the transactions it contemplates, if Peoples receives a written and unsolicited Acquisition Proposal that Peoples’ board of directors reasonably believes to be credible and which Peoples’ board of directors determines in good faith (after consultation with its financial advisers and legal counsel) is or is reasonably likely to lead to a Superior Proposal (as defined below), Peoples may take the following actions:

•	furnish nonpublic information to the party making such Superior Proposal, but only if (1) prior to so furnishing such information, Peoples has entered into a customary confidentiality agreement with such party on terms no less favorable to Peoples than the confidentiality agreement between Peoples and Independent, and (2) all such information has previously been provided to Independent or is provided to Independent prior to or contemporaneously with the time it is provided to the party making such Superior Proposal; and

•	engage or participate in any discussions or negotiations with such party with respect to the Superior Proposal.

Peoples must promptly advise Independent of the receipt of:

•	any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of the proposal; and

•	any request for non-public information relating to Peoples or any of its subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal.

Thereafter, Peoples must keep Independent reasonably informed on a reasonably current basis (and in any event at least once every 48 hours) of the status of any such Acquisition Proposal (including any material change to the terms thereof).

Except as described below, Peoples’ board of directors may not:

•	withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Independent, its recommendation that Peoples’ stockholders approve the merger agreement and the transactions it contemplates; or

•	approve or recommend (or publicly propose to approve or recommend ) any Acquisition Proposal.

Except as set forth below, Peoples may not, and its board of directors may not allow it to, and Peoples may not allow any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for customary confidentiality agreements as described above) relating to any Acquisition Proposal.

Notwithstanding the previous paragraphs, Peoples’ board of directors may, prior to the time Peoples’ stockholders approve the merger agreement and the transactions it contemplates, (1) change its recommendation that Peoples’ stockholders approve the merger agreement and the transactions it contemplates or (2) terminate the merger agreement (and concurrently with such termination cause Peoples to enter into a definitive agreement with respect to the Superior Proposal), in either case if and only if the board of directors has determined in good faith, after consulting with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties. However, the board of directors may not take any such action in connection with an Acquisition Proposal unless:

•	the Acquisition Proposal constitutes a Superior Proposal;

•	prior to terminating the merger agreement, Peoples provides written notice to Independent at least four business days in advance of its intention to take such action (which notice must specify all material terms and conditions of the Superior Proposal, including documentation related thereto and the identity of the party making the Superior Proposal);

•	during the four-day notice period, Peoples negotiates with Independent in good faith if Independent proposes to make adjustments in the terms and conditions of this merger agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal; and

•	the Acquisition Proposal continues to constitute a Superior Proposal after taking into account any amendments that Independent agrees to make to the merger agreement.

As used in the merger agreement, the term “Acquisition Proposal” means any proposal or offer with respect to any of the following involving Peoples:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets that constitute 25% or more of the assets of Peoples in a single transaction or series of transactions;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of Peoples’ capital stock or the filing of a registration statement under the Securities Act, in connection therewith; or

•	any public announcement by any party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Peoples common stock then outstanding or all or substantially all of the assets of Peoples:

•	that is on terms which Peoples’ board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Peoples’ stockholders than the transactions contemplated by the merger agreement;

•	that constitutes a transaction that, in the good faith judgment of Peoples’ board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed pursuant to a written commitment letter.

Employee Benefits Matters

Benefit Plans

The merger agreement provides that following the effective date of the merger, Independent will provide those individuals who are employees of Peoples and its subsidiaries and who continue as employees of Independent or any of its subsidiaries with employee benefit plans of general applicability for which Independent has analogous plans with such employee plans being either those of Peoples or Independent as selected by Independent; provided, however, that all such employees will be entitled to participate in all benefit plans of general applicability then maintained by Independent to the same extent as similarly-situated employees of Independent. With respect to such comparable Independent benefit plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Independent benefit plan, including any post-retirement welfare benefit plan), service by an employee with Peoples or any of its subsidiaries will be recognized to the same extent such service was recognized immediately prior to the effective time of the merger, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Peoples 401(k) plan immediately prior to the effective time of the merger to the extent applicable; provided however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Independent will make all commercially reasonable efforts to cause each benefit plan providing medical or dental benefits to continuing employees to waive any preexisting condition limitations relating to any conditions that were covered under the applicable medical or dental plans of Peoples and its subsidiaries, take into account all eligible expenses incurred for purposes of satisfying the deductible and coinsurance and waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the continuing employee.

Severance Pay Plan

In addition to the settlement agreements referenced elsewhere in this proxy statement/prospectus and individual severance arrangements offered to certain key employees, Independent has agreed to a severance pay plan that provides for severance benefits for eligible employees not covered by any contractual severance arrangement in connection with certain terminations of employment that occur within one year after the effective date of the merger. Under this severance pay plan, eligible employees whose employment is terminated without cause during the one year following the merger would be entitled to receive severance pay in accordance with Peoples’ existing severance policy.

The Peoples Federal Savings Bank Employee Stock Ownership Plan

The Peoples Federal Savings Bank Employee Stock Ownership Plan (the “ESOP”) will be terminated immediately prior to and effective as of the effective time of the merger, and all shares held by the ESOP will be converted into the right to receive the merger consideration. Any outstanding ESOP indebtedness will be repaid from unallocated ESOP assets and the balance of the unallocated shares and any other assets remaining unallocated will be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the ESOP unless otherwise required by applicable law. Prior to the effective time of the merger, Peoples, and following the effective time of the merger, Independent will use their commercially reasonable efforts in good faith to obtain a favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Peoples, and following the effective time of the merger, Independent will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Peoples, nor following the effective time of the merger, Independent will make any distribution from the ESOP to any Peoples employees who continue employment with Independent, except as may be required by applicable law, until receipt of such favorable determination letter.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver if legally permitted (except for the condition set forth in the third bullet below, which may not be waived in any circumstance) of mutual conditions, including:

•	receipt of approval of the merger agreement by Peoples’ stockholders;

•	the effectiveness of the registration statement of which this document is a part, with respect to the Independent common stock to be issued in the merger under the Securities Act, and the absence of any stop order or proceedings initiated or threatened by the Securities and Exchange Commission for that purpose;

•	the receipt by each party of a legal opinion from its counsel with respect to certain U.S. federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, (none of which shall impose a term, condition or restriction that independent reasonably determines to be a burdensome condition) and the expiration of all waiting periods required to complete the merger;

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the listing on the Nasdaq Global Market of the shares of Independent common stock issuable pursuant to the Merger, subject to official notice of issuance; and

•	the board of directors of Independent and the board of directors of Rockland Trust each shall increase by one (1) the number of directors constituting the entire boards of directors of Independent and Rockland Trust, respectively, effective as of and contingent upon the occurrence of the effective time of the merger and appoint one member of the current Peoples board of directors to such position.

Each of Peoples’ and Independent’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions, including the performance by the other party in all material respects of its obligations under the merger agreement, and the other party’s representations and warranties in the merger agreement being true and correct in all material respects (except that no representation or warranty will be deemed not to be true and correct unless the failure of such representation or warranty to be true and correct, together with all other failures, would have a material adverse effect on the party).

Independent’s obligation to complete the merger is further subject to the condition that as of the effective time of the merger, (i) a majority of the board of directors of the Peoples Federal Savings Bank Charitable Foundation shall consist of individuals acceptable to Independent in its sole discretion, and (ii) the name of the Peoples Federal Savings Bank Charitable Foundation shall have been changed to “Rockland Trust – Peoples Federal Foundation.”

Independent’s obligation to complete the merger is further subject to the conditions that the number of outstanding shares of Peoples common stock shall not exceed 6,239,436, except to the extent increased as a result of the exercise of stock options outstanding on the date of the merger agreement.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by our mutual consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Independent or Peoples if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the requisite stockholder approval is not obtained from Peoples’ stockholders;

•	the merger is not completed by April 30, 2015 (other than because of a material breach of the Agreement caused by the party seeking termination); or

•	the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach by 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Independent if Peoples has materially breached its “non-solicitation” obligations; the Peoples board of directors has failed to recommend in this proxy statement/prospectus the approval of the merger agreement, or has withdrawn, modified or qualified, in any manner adverse to Independent, its recommendation that its stockholders approve the merger agreement; the Peoples board of directors has recommended, proposed or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below under “– Termination Fee”) with any person other than Independent or a subsidiary or affiliate of Independent; the board of directors of Peoples has failed to publicly recommend against a publicly announced Acquisition Proposal within five business days of being requested to do so by Independent; or Peoples has failed to call the special meeting of Peoples’ stockholders.

Additionally, Peoples may terminate the merger agreement:

•	if it enters into a Superior Proposal as described under “The Merger Agreement – No Solicitation of Alternative Transactions,” so long as it pays a termination fee of $5.3 million to Independent; or

•	pursuant to a “walk away” right that is subject to a “top up” option, if (a) the ten day VWAP of Independent’s common stock as of a measurement date prior to closing is more than 20% below the ten day VWAP of Independent’s common stock for the trading period ending August 4, 2014, (b) the drop in the ten day VWAP of Independent’s common stock between August 5, 2014 and the measurement date is more than 20% greater than any drop in the ten day average price of the Nasdaq Bank Stock Index during such measurement period, (c) Peoples elects to terminate the agreement by a majority vote of Peoples’ directors, and (d) following notice of such election Independent does not exercise its “top up” option under the merger agreement to increase the exchange ratio to a number that would compensate Peoples’ stockholders for the extent of the drop in Independent’s common stock below the lowest price per share at which the walk away right would not have been triggered. If Independent does exercise its “top up” option, then no termination will occur.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Independent nor Peoples will have any liability under the merger agreement, except that:

•	both Independent and Peoples will remain liable for any willful and material breach of the merger agreement; provided that in no event will a party be liable for any punitive damages; and

•	designated provisions of the merger agreement, including those relating to the termination fee, the payment of fees and expenses, non-survival of the representations and warranties, and confidential treatment of information will survive the termination.

Termination Fee

Conditions Requiring Payment of Termination Fee

Peoples has agreed to pay a termination fee in the amount of $5.3 million to Independent in the following circumstances:

•	if Peoples terminates the merger agreement because Peoples’ board of directors has approved, and Peoples enters into, a definitive agreement with respect to a Superior Proposal (as defined above under “– No Solicitation of Alternative Transactions”);

•	if Independent terminates the merger agreement because:

•	Peoples materially breaches its non-solicitation obligations;

•	Peoples’ board of directors fails to recommend that Peoples’ stockholders approve the merger agreement and the transactions it contemplates, or the board of directors withdraws the recommendation or modifies it in a manner adverse to Independent;

•	Peoples’ board of directors recommends, proposes or publicly announces its intention to recommend or propose, to engage in an Acquisition Transaction (as defined below) with any party other than Independent or a subsidiary or affiliate of Independent;

•	Peoples’ board of directors shall have failed to publicly recommend against a publicly announced Acquisition Proposal within five business days of being requested to do so by Independent; or

•	Peoples materially breaches its obligations to call, give notice of, convene and hold a meeting of Peoples’ stockholders in order to approve the merger agreement and the transactions it contemplates; or

•	in the event that

•	(1) an Acquisition Proposal, whether or not conditional, has been publicly announced (or any person has publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (2) Peoples’ board of directors has withheld, withdrawn or modified (or publicly proposed to withhold, withdraw or modify) its recommendation for the merger, prior to or on the date of the stockholder meeting or at any adjournment or postponement thereof at which the vote on the merger agreement is held; and

•	the merger agreement is terminated:

•	by Independent or Peoples because stockholder approval is not obtained by Peoples’ stockholders;

•	by Independent or Peoples because the merger is not completed on or before April 30, 2015; or

•	by Independent because Peoples materially breaches the merger agreement, subject to the right of Peoples to cure the breach; and

•	within 12 months following the date of termination, Peoples enters into a definitive agreement with respect to any Acquisition Transaction or Peoples consummates any Acquisition Transaction,

then Peoples must pay the termination fee to Independent. Peoples must pay the termination fee prior to the earlier of Peoples entering into a definitive agreement for or consummating such Acquisition Transaction; provided, however, that all references in the definition of Acquisition Transaction to “20% or more” shall instead refer to “50% or more.”

As used in the merger agreement, the term “Acquisition Transaction” means any of the following involving Peoples:

•	any merger, consolidation, share exchange, business combination or other similar transaction;

•	any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets that constitute a substantial portion of the net revenues, net income or assets of Peoples in a single transaction or series of transactions; or

•	any tender offer or exchange offer for 25% or more of the outstanding shares of Peoples’ capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

Amendment of the Merger Agreement

Except for the receipt of opinions from Day Pitney LLP and Bingham McCutchen LLP to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which may not be waived in any circumstance, we may amend the merger agreement at any time prior to completion of the merger. However, after any approval of the merger by Peoples’ stockholders, there may not be, without further approval of the stockholders, any amendment of the merger agreement that requires such further approval by stockholders under applicable law.

Fees and Expenses

Each party will bear all expenses incurred by it in connection with the merger agreement and the transactions it contemplates, including fees and expenses of its own financial consultants, accountants and legal counsel.

Restrictions on Resales by Affiliates

Shares of Independent common stock to be issued to Peoples’ stockholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Independent after the merger. Any subsequent transfer of shares, however, by any Peoples stockholder who is deemed an affiliate of Independent after the merger will, under existing law, require either:

•	the further registration under the Securities Act of the Independent common stock to be transferred; or

•	the availability of another exemption from registration.

An “affiliate” of Independent is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. These restrictions are expected to apply to the directors and executive officers of Independent and the holders of 10% or more of the outstanding Independent common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Independent will give stop transfer instructions to the exchange agent with respect to the shares of Independent common stock to be received by persons subject to these restrictions.

VOTING AGREEMENTS

Concurrently with the execution of the merger agreement, the directors of Peoples and certain Peoples executive officers separately entered into voting agreements with Independent under which they agreed to:

•	restrict their ability to transfer or dispose of their shares of Peoples common stock;

•	appear at the stockholder meeting or otherwise cause their shares of Peoples common stock to be counted as present thereat for purposes of calculating a quorum;

•	vote their shares of Peoples common stock in favor of approval of the merger agreement and the transactions it contemplates;

•	vote their shares of Peoples common stock against any action or agreement that would result in a breach of any covenant, representation or warranty, or other obligation or agreement, of Peoples contained in the merger agreement;

•	vote their shares of Peoples common stock against any proposal to acquire Peoples by any person other than Independent or against any action, agreement or transaction intended to, or could reasonably be expected to, materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; and

•	not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Peoples, to approve the merger agreement unless the merger agreement is terminated in accordance with its terms.

The voting agreements were executed as a condition of Independent’s willingness to enter into the merger agreement, and as an indication of the directors’ and such officers’ support for the merger agreement and the transactions contemplated by it and their willingness to vote their shares of Peoples common stock in favor of the merger agreement at the stockholder meeting.

On the record date of October 16, 2014, these directors and officers of Peoples had sole or shared voting power over 949,196 shares, or approximately 15.2%, of the outstanding shares of Peoples common stock.

No separate consideration was paid to any of the directors for entering into these voting agreements. However, the directors of Peoples may be deemed to have interests in the merger as directors that are different from or in addition to those of other Peoples stockholders. See “The Merger – Interests of Peoples’ Executive Officers and Directors in the Merger” beginning on page 58 of this proxy statement/prospectus.

ACCOUNTING TREATMENT

Independent has determined that the merger represents a business combination and will account for the merger by applying the acquisition method of accounting, in accordance with the provisions of Topic 805 “Business Combinations” of the Financial Accounting Standards Board Accounting Standard Codification. As of the date of the merger, Peoples’ assets and liabilities will be recorded at their respective estimated fair values. To the extent that the purchase price exceeds the estimated fair value of the net assets acquired, Independent will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. The goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

The financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Peoples beginning on the date the merger is completed.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Peoples common stock. This discussion addresses only those holders that hold their Peoples common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	regulated investment companies, real estate investment trusts and regulated mortgage investment conduits;

•	persons that hold Peoples common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who acquired their shares of Peoples common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this document.

Holders of Peoples common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Peoples common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income taxation on its income regardless of its source.

The U.S. federal income tax consequences of a partner in a partnership holding Peoples common stock generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

Independent and Peoples have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Independent’s obligation to complete the merger that Independent receive an opinion of its legal counsel, Day Pitney LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Peoples’ obligation to complete the merger that Peoples receive an opinion of its legal counsel, Bingham McCutchen LLP, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in letters and certificates provided by Peoples and Independent. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Independent nor Peoples intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences will result:

Exchange Solely for Independent Common Stock. No gain or loss will be recognized by a Peoples stockholder who receives solely shares of Independent common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Peoples common stock. The tax basis of the shares of Independent common stock received by a Peoples stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Independent common stock, as discussed below) to the basis of the Peoples common stock surrendered in exchange for the Independent common stock. The holding period of the Independent common stock received will include the holding period of shares of Peoples common stock surrendered in exchange for the Independent common stock.

Exchange Solely for Cash. A Peoples stockholder who receives solely cash in exchange for all of his or her shares of Peoples common stock (and is not treated as constructively owning Independent common stock after the merger under the circumstances referred to below under “– Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the Peoples common stock surrendered in exchange for the cash. Such gain or loss generally will be a capital gain or loss. Such gain or loss will be long-term capital gain or loss if the Peoples stockholder’s holding period is more than one year at the effective time of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses.

Exchange for Independent Common Stock and Cash. A Peoples stockholder who receives a combination of Independent common stock and cash (excluding cash received in lieu of a fractional share of Independent common stock) in exchange for his or her Peoples common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of such cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Peoples stockholder “realizes” will equal the amount by which (a) such cash plus the fair market value at the effective time of the merger of Independent common stock received exceeds (b) the stockholder’s adjusted tax basis in the Peoples common stock to be surrendered in the exchange for the cash and Independent common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Independent common stock received by such Peoples stockholder will be the same as the basis of the shares of Peoples common stock surrendered in exchange for the shares of Independent common stock, reduced by the amount of cash received by the holder in the merger (excluding any cash received in lieu of a fractional share of Independent common stock) and increased by the amount of gain, if any, recognized by the holder (excluding any gain or loss resulting from the deemed receipt and exchange of fractional shares of Independent common stock). The holding period for shares of Independent common stock received by such Peoples stockholder will include such stockholder’s holding period for the Peoples common stock surrendered in exchange for the Independent common stock.

If a U.S. holder of Peoples common stock acquired different blocks of Peoples common stock at different times or different prices, any gain or loss will be determined separately with respect to each block of Peoples common stock and such U.S. holder’s bases and holding periods in their shares of Independent common stock may be determined with reference to each block of Peoples common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Independent common stock received in the merger should be allocated among different blocks of Peoples common stock and regarding their bases and holding periods in the particular shares of Independent common stock received in the merger.

Possible Dividend Treatment. In certain circumstances, a Peoples stockholder who receives solely cash or a combination of cash and Independent common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Peoples stockholder’s proportionate interest in Independent after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Independent common stock in the merger. Possible dividend treatment could apply because of a stockholder’s purchase (or the purchase by a family member or certain entities described below) of additional Independent stock or a repurchase of shares by Independent. For purposes of this comparison, the Peoples stockholder may be deemed to constructively own shares of Independent common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Independent common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Peoples at the effective time of the merger. Any gain that is not treated as a dividend generally will be taxed as a capital gain. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Peoples stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A Peoples stockholder who holds Peoples common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Independent common stock and cash in lieu of a fractional share interest in Independent common stock will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the stockholder’s aggregate adjusted basis in the shares of Peoples common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the shareholder’s holding period for its Peoples common stock exceeds one year at the effective time of the Merger.

Tax Treatment of the Entities. No gain or loss will be recognized by Independent or Peoples as a result of the merger. The tax basis of the assets of Peoples in the hands of Independent will be the same as the tax basis of such assets in the hands of Peoples immediately prior to the Merger.

Reporting Requirements

A Peoples stockholder who receives Independent common stock as a result of the merger will be required to retain records pertaining to the merger. Certain Peoples stockholders are subject to certain reporting requirements with respect to the merger. In particular, such stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder’s adjusted tax basis in its Peoples common stock and other information regarding the reorganization. Peoples’ stockholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain Peoples stockholders may be subject to U.S. federal backup withholding, at a rate of 28%, on cash received pursuant to the merger. Backup withholding will not apply, however, to a Peoples stockholder who provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Peoples stockholder’s U.S. federal income tax liability, provided that the Peoples stockholder timely furnishes the required information to the Internal Revenue Service.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT THERETO. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

THE COMPANIES

INDEPENDENT

Independent is a Massachusetts corporation organized in 1985 and is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act. Independent is the sole stockholder of Rockland Trust, and its primary business is serving as the holding company of Rockland Trust.

Rockland Trust is a Massachusetts-chartered trust company. Rockland Trust was chartered in 1907. Rockland Trust’s deposits are insured by the Deposit Insurance Fund of the FDIC up to applicable limits. Rockland Trust offers a full range of banking services through a network of 78 bank branches in eastern Massachusetts and its commercial lending centers and investment management offices in eastern Massachusetts and Providence, Rhode Island. Rockland Trust provides investment management and trust services to individuals, institutions, small businesses and charitable institutions throughout eastern Massachusetts and Rhode Island.

At June 30, 2014, Independent had total consolidated assets of approximately $6.3 billion, net loans of approximately $4.8 billion, total deposits of approximately $5.3 billion and total stockholders’ equity of approximately $616.5 million.

At June 30, 2014, Independent had (a) a total risk-based capital ratio of 12.38%, (b) a Tier 1 risk-based capital ratio of 10.65%, and (c) a Tier 1 leverage capital ratio of 8.62%. Independent is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the Federal Reserve to meet and maintain a specific capital level for any capital measure. Rockland Trust’s capital levels meet or exceed the minimum capital levels required to be considered a “well capitalized institution” as defined by federal banking agencies.

You can find more information about Independent in Independent’s filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 95.

PEOPLES

Peoples is a Maryland corporation that owns 100% of the common stock of Peoples Federal Savings Bank. Peoples was incorporated in March 2010 to become the holding company of Peoples Federal Savings Bank in connection with Peoples Federal Savings Bank’s mutual to stock conversion in July 2010. Headquartered in Brighton, Massachusetts, Peoples operates its business from eight banking offices located in Brighton, Allston, West Roxbury, Jamaica Plain, Brookline, West Newton, Westwood and Norwood. Peoples is engaged principally in the business of providing a variety of financial services to individuals and small businesses primarily in the form of various deposit products and residential and commercial mortgage lending products.

At June 30, 2014, Peoples had total consolidated assets of $606 million, net loans of $493 million, total deposits of $435 million and total stockholders’ equity of $104 million.

You can find more information about Peoples in Peoples’ filings with the Securities and Exchange Commission referenced in the sections in this document titled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 95.

DESCRIPTION OF INDEPENDENT’S CAPITAL STOCK

Independent is authorized to issue up to 75,000,000 shares of common stock, par value $0.01 per share, with 23,911,678 shares issued as of September 30, 2014. Independent is also authorized to issue up to 1,000,000 shares of preferred stock, par value $0.01 per share, none of which was issued as of September 30, 2014. Independent has designated 15,000 shares of preferred stock as nonredeemable Series B Junior Participating Cumulative Preferred Stock (the “Independent Series B Preferred Stock”), none of which was outstanding as of September 30, 2014. The capital stock of Independent does not represent or constitute a deposit account and is not insured by the FDIC or by the Depositors Insurance Fund.

The following description of the Independent capital stock does not purport to be complete and is qualified in all respects by reference to Independent’s articles of organization and bylaws, and the Massachusetts Business Corporation Act.

Common Stock

General

Each share of Independent’s common stock has the same relative rights and is identical in all respects with each other share of common stock.

Voting Rights

Each holder of common stock is entitled to one vote in person or by proxy for each share held on all matters voted upon by stockholders. Stockholders are not permitted to cumulate votes in elections of directors.

Preemptive Rights

Holders of common stock do not have any preemptive rights with respect to any shares that may be issued by Independent in the future. Thus, Independent may sell shares of its common stock without first offering them to the then holders of common stock.

Liquidation

In the event of any liquidation or dissolution of Independent, whether voluntary or involuntary, the holders of Independent’s common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Independent (including all deposits of subsidiary banks and interest on those deposits), all assets of Independent available for distribution, subject to the rights of the holders of any preferred stock which may be issued with a priority in liquidation or dissolution over the holders of common stock.

Preferred Stock

The Independent board of directors is authorized, subject to limitations by its articles of organization and by applicable law, to issue preferred stock in one or more series. The Independent board of directors may fix the dividend, redemption, liquidation and conversion rights of each series of preferred stock, and may provide for a sinking fund or redemption or purchase account to be provided for the preferred stock. The board of directors may also grant voting rights to the holders of any series of preferred stock, subject to certain limitations in Independent’s articles of organization. Specifically, the holders of any series of preferred stock may not be given the right to more than one vote per share on any matters requiring the approval or vote of the holders of Independent’s common stock, except as otherwise required by applicable law, the right to elect more than two Independent directors or, together with the holders of all other series of preferred stock, the right to elect in the aggregate more than six Independent directors. Independent has designated 15,000 shares of preferred stock as Independent Series B Preferred Stock, none of which was outstanding as of June 30, 2014 and none of which will be issued in connection with the merger.

Other Provisions

The articles of organization and bylaws of Independent contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Independent, including provisions:

•	classifying the Independent board of directors into three classes to serve for three years, with one class being elected annually;

•	authorizing the Independent board of directors to fix the size of the Independent board of directors;

•	limiting for removal of directors by a majority of stockholders to removal for cause; and

•	increasing the amount of stock required to be held by stockholders seeking to call a special meeting of stockholders above the minimum established by statute.

Massachusetts has adopted a “business combination” statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have additional anti-takeover effects to provisions in Independent Bank’s articles of organization and bylaws. Massachusetts has also adopted a “control share” statute (Chapter 110D of the Massachusetts Business Corporation Law), the provisions of which Independent has provided in its bylaws shall not apply to “control share acquisitions” of Independent within the meaning of said Chapter 110D.

Transfer Agent

The transfer agent and registrar for Independent common stock is Computershare Limited.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PEOPLES AND INDEPENDENT

This section describes the differences between the rights of holders of Peoples common stock and the rights of holders of Independent common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Peoples common stock and your rights as a holder of Independent common stock.

As a stockholder of Peoples, a Maryland corporation, your rights are governed by Maryland law, Peoples’ articles of incorporation, as currently in effect, and Peoples’ bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Independent, a Massachusetts corporation, when you receive Independent common stock in exchange for your Peoples shares. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “INDB.” As an Independent stockholder, your rights will be governed by Massachusetts law, Independent’s articles of organization, as in effect from time to time, and Independent’s bylaws, as in effect from time to time.

The following discussion of the similarities and material differences between (i) the rights of Peoples’ stockholders under Maryland law and the articles of incorporation and bylaws of Peoples and (ii) the rights of Independent stockholders under Massachusetts law and the articles of organization and bylaws of Independent is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Maryland law, Massachusetts law, and the full texts of the articles of incorporation and bylaws of Peoples and of the articles of organization and bylaws of Independent.

Capitalization

Peoples

The total authorized capital stock of Peoples consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. As of the record date, there were 6,239,436 shares of common stock outstanding, including 206,707 shares of unvested restricted common stock and 568,943 shares held in the Peoples Federal Savings Bank Employee Stock Ownership Plan, 642,735 shares of common stock reserved for future issuance pursuant to outstanding options granted under Peoples’ equity plan and no shares of preferred stock outstanding.

Independent

The total authorized capital stock of Independent consists of 75,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were 23,949,600 shares of common stock, including 22,027 shares in the form of unvested performance based restricted stock awards without dividend or voting rights and 477,263 shares reserved for future issuance pursuant to outstanding options granted under Independent’s benefit plans and no shares of preferred stock outstanding.

15,000 shares of the preferred stock are designated as Independent Series B Preferred Stock, although none of such shares are outstanding nor will any be issued in connection with the merger. The board of directors of Independent may issue authorized shares of preferred stock without stockholder approval.

Preemptive Rights

A preemptive right allows a stockholder to maintain its proportionate share of ownership of a corporation by permitting the stockholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the stockholders from dilution of value and control upon new stock issuances. For a Maryland corporation incorporated on or after October 1, 1995, unless the articles of incorporation expressly grants such rights to the stockholder, a stockholder does not have any preemptive rights. Peoples’ articles of incorporation states that stockholders will not have preemptive rights except for those approved by the board of directors pursuant to a resolution approved by a majority of the board of directors. Currently, Peoples’ stockholders do not have preemptive rights. Under Massachusetts law, unless the articles of organization say otherwise, stockholders have no preemptive rights. Independent does not have a provision authorizing preemptive rights; in fact, Independent’s articles of organization contain provisions specifically denying them. Accordingly, Independent stockholders do not have preemptive rights.

Dividends and Other Stock Rights

Peoples

Holders of Peoples common stock are entitled to receive and share equally in such dividends as the board of directors may declare out of funds legally available for such payment. If any Peoples preferred stock were outstanding, holders of Peoples preferred stock, however, would have priority over holders of common stock with respect to payments of such dividends. The Peoples board of directors is authorized to (i) to provide for the issuance of the shares of Preferred Stock in series, (ii) to establish from time to time the number of shares to be included in each such series, (iii) to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series, and (iv) other such determinations with respect to preferred stock.

Independent

Independent can also pay dividends on its common stock in accordance with Massachusetts law. Independent’s board of directors is authorized to (i) designate preferred stock, (ii) set dividend rates or the amount of dividends to be paid on the preferred stock, (iii) determine voting powers of the preferred stock, (iv) determine whether such preferred stock is redeemable by Independent, (v) determine the amount or amounts payable upon the preferred stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of Independent, (vi) determine whether the preferred stock is entitled to the benefits of a sinking or retirement fund to be applied to the preferred stock, (vii) determine whether the preferred stock is convertible or exchangeable for shares of another class of Independent stock, (viii) determine the purchase price of the preferred stock and (ix) other such determinations with respect to preferred stock.

When and if a quarterly cash dividend is declared by the board of directors, if any Independent Series B Preferred Stock were outstanding, the holders of shares of Series B Preferred Stock would be entitled to receive dividends in an amount per share described in Independent’s articles of organization, subject to the rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Independent Series B Preferred Stock with respect to dividends. Shares of Independent Series B Preferred Stock, if issued, would not be redeemable.

Right to Call Special Meetings of Stockholders

Peoples

Special meetings may be called:

•	by the chairman of the board;

•	by a majority of the total number of directors Peoples would have if there were no vacancies on the board of directors; or

•	by the secretary of Peoples at the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Independent

Special meetings may be called:

•	by the chairman of the board, if any;

•	by the president;

•	by a majority of the directors; and

•	by the clerk or other officer at the written direction of the holders of at least two-thirds of the capital stock of the Independent entitled to vote at the meeting.

For stockholders to call a special meeting, Independent requires the written application of the holders of at least two-thirds of the capital stock, as opposed to the majority of all the votes entitled to be cast at the special meeting that is required for Peoples’ stockholders to call a special meeting. Therefore, it may be more difficult for Independent’s stockholders to call a special meeting.

Notice of Stockholder Meetings

Peoples

Peoples requires that notice of stockholder meetings be given not less than 10 days nor more than 90 days before the meeting.

Independent

Independent requires that notice of stockholder meetings be given not less than 7 days before the meeting.

Board of Directors – Number and Term of Office

Peoples

Peoples’ bylaws and articles of incorporation provide that the number of directors of the Corporation shall, by virtue of Peoples’ election made to be governed by Section 3-804(b) of the Maryland General Corporation Law (the “MGCL”), be fixed from time to time exclusively by vote of the board of directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL. Peoples’ bylaws and articles of incorporation provide that the directors, other than those who may be elected by the holders of preferred stock, shall be divided into three classes, as nearly equally as possible, creating a staggered board of directors. The vote of a plurality of the votes cast at a meeting is required to elect directors of Peoples. A majority of the directors must be residents of a city or county in which Peoples or any of its subsidiaries has an office, or any county contiguous to such cities or counties. Peoples’ directors may not also be a director of officer of another banking entity that has an office in any city or county in which Peoples or its subsidiaries has an office, or in any county contiguous to such cities or counties. A person is not qualified to serve as a director of Peoples if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Peoples’ bylaws also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a vote of two-thirds of the directors then in office (even if such directors do not constitute a quorum). A director elected to fill a vacancy will be elected to serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Independent

Independent’s bylaws and articles of organization provide that the number of directors shall be between three and 25 as fixed from time to time by vote of the board of directors at any regular or special meeting thereof. The board of directors may increase or decrease the number of directors in one or more classes to ensure that the three classes shall be as nearly equal as possible. “Preference Stock Directors” are those who may be elected by the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation. Directors other than Preference Stock Directors shall be divided into three classes as nearly equally as possible, creating a staggered board of directors. At each annual meeting of stockholders, the successors of the class of directors whose term is expiring shall be elected by a plurality of the stockholders for a term of three years. No director shall continue to serve once he or she attains the age of 72. Except for Preference Stock Directors, newly created directorships and vacancies on the board of directors shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred.

The bylaws and articles of incorporation of both Peoples and Independent provide for boards of directors divided into three classes. Independent provides for an additional class of directors, the Preference Stock Directors, elected by preferred stock holders.

Board of Director Nominations

Peoples

Nominations for the election of directors may be brought at a meeting of stockholders at which directors are to be elected by the board of directors of Peoples or by any stockholder of record on the date such stockholder gives notice and on the record date for the determination of stockholders entitled to vote at such meeting. Such stockholder must provide written notice to the corporate secretary of Peoples not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of Peoples at the principal executive office of Peoples not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. Such notice must be in writing and set forth (a) all information relating to the proposed nominee that would indicate such person’s qualification under Article 2, Section 12 of Peoples’ bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12(b) of the bylaws and such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on Peoples’ books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Independent

Nominations for election to the board of directors at the annual meeting of stockholders may be made by or at the direction of the board of directors, the nominating committee, or by any stockholder entitled to vote for the election of directors at the time of the nomination and at the time of the meeting who provides appropriate written notice to the clerk. Notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 75 nor more than 125 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the meeting is called for a date more than 75 days prior to such anniversary date, notice must be so received not later than the close of business on the 20th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

The notice shall set forth (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of Independent, if any, which are beneficially owned by the person, (iv) any other information regarding the nominee as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules, and (v) the consent of each nominee to serve if elected; and (b) as to the stockholder giving notice, (i) the name and record address of the stockholder, (ii) the class and number of shares of capital stock of Independent beneficially owned by the stockholder as of the record date for the meeting (if such date has been made publicly available) and as of the date of such notice, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a representation that the stockholder (and any party on whose behalf or in concert with whom such stockholder is acting) is qualified at the time of giving such notice to have such individual serve as the nominee of such stockholder (and any party on whose behalf or in concert with whom such stockholder is acting) if such individual is elected, accompanied by copies of any notification or filings with, or orders or other actions by, any governmental authority which are required in order for such stockholder (and any party on whose behalf such stockholder is acting) to be so qualified, (v) a description of all arrangements or understandings between such stockholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder and (vi) such other information regarding such stockholder as would be required to be included in a proxy statement or other filings required to be filed pursuant to the proxy rules contained in the securities laws.

Removal and Resignation of Directors

Peoples

Peoples’ bylaws provide that a director may resign at any time by giving written notice of such resignation to the president or secretary of Peoples at Peoples’ principal office.

Peoples’ articles of incorporation provide that, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Peoples’ bylaws provide that the board of directors may remove any director from the board of directors upon a director’s unexcused absence of three consecutive regularly scheduled meetings of the board of directors.

Independent

Independent does not make specific provision for a method of resignation, but the bylaws do provide that vacancies can arise from resignation. A director may be removed for cause by the affirmative vote of the holders of a majority of all shares of the corporation outstanding and then entitled to vote generally in the election of directors.

Amendment of Bylaws

Peoples

Peoples’ bylaws may be amended or repealed by a majority of the total number of directors that Peoples would have if there were no vacancies on the board of directors at the time any such resolution is presented to the board of directors for adoption (the “Whole Board”). The bylaws may also be amended or repealed by an affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Peoples entitled to vote generally in the election of directors voting together as a single class.

Independent

The bylaws may be amended by the stockholders if appropriate notice has been given setting forth the substance of the proposed change. The bylaws, except those provisions that specify otherwise, may be amended or repealed by the board of directors.

Independent’s bylaws provide that the stockholders may amend the bylaws, but make no provision for repeal by the stockholders. Independent’s bylaws may be amended or repealed by the directors.

Amendment of Articles of Organization

Peoples

Peoples’ articles of incorporation provide that Peoples reserves the right to amend or repeal any provision of the articles of incorporation as prescribed by the MGCL, of any of the outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation. The board of directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series.

No proposed amendment or repeal of any provision of the articles of incorporation is required to be submitted to a stockholder vote unless the board of directors (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the board of directors. The amendment or repeal of any provision of the articles of incorporation must be approved by at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock entitled to vote on the matter, except that the proposed amendment or repeal of a provision of the articles of incorporation need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock entitled to vote on the matter if the amendment or repeal of such provision is approved by the board of directors pursuant to a resolution approved by at least two-thirds of the Whole Board (rounded up to the nearest whole number).

In addition to any vote of the holders of any class or series of the stock required by law or by the articles of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal certain provisions of the articles of incorporation. Such provisions are titled “Amendment of the Articles of Incorporation,” “Preferred Stock,” “Restrictions on Voting Rights of the Corporation’s Equity Securities,” “Majority Vote,” “Quorum,” “Directors,” “Bylaws,” “Evaluation of Certain Offers,” “Indemnification, etc. of Directors and Officers,” and “Limitation of Liability.”

Independent

Generally, the articles of incorporation of Independent may be amended or repealed only by a majority vote of the stockholders. Sections 4 and 5 of Article VI, dealing with preemptive rights and the amendment of the articles of incorporation, may be amended or repealed only by a two-thirds majority vote of the stockholders.

Indemnification

Peoples

Peoples’ articles of incorporation provide that (1) directors and officers of Peoples shall be indemnified by Peoples to the maximum extent permitted by law, and (2) other employees and agents shall be indemnified to such extent as authorized by the board of directors and permitted by law; provided, however, that, with respect to proceedings to enforce rights to indemnification, Peoples shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of Peoples. Maryland law applicable to Peoples generally provides that a corporation may indemnify a director or officer who is a party to a threatened, pending or completed proceeding unless it is established that (1) the director’s act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) the director actually received an improper personal benefit in money, property, or services; or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Peoples’ articles of incorporation also provide for payment of expenses actually and reasonably incurred by a director or officer of Peoples in connection with any threatened, pending or completed proceeding.

Independent

Independent’s bylaws and articles of organization provide for the limitation on liability of directors and officers. Under the bylaws a director or officer shall not be personally liable to Independent or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. However, the bylaws do not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Independent or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 of Chapter 156D of the General Laws of Massachusetts, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The stated intention of the bylaw provision is to limit the liability of a director or officer to the maximum extent allowed by law. To that end, the bylaws further provide that if the Massachusetts Business Corporation Act is amended to authorize the further elimination of, or limitation on, the liability of directors or officers, then the liability of a director or officer of Independent, in addition to the limitation of personal liability provided herein, shall be limited to the full extent permitted by such amendment or amendments.

The bylaws further provide that a director’s or officer’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement that his or her conduct was at least not opposed to the best interests of Independent.

Except in the circumstances described above, Independent may only indemnify a director or officer if so ordered by a court.

The determination of whether an officer or director has met the requirements for indemnification shall be made (i) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (ii) by special legal counsel; (iii) by the stockholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. Independent may, in some circumstances, advance expenses to a director or officer who is a party to a proceeding.

Approval of Business Combinations

Peoples

The articles of incorporation of Peoples contain a special provision that provides that the affirmative vote of the holders of a majority of the total number of shares of all classes of Peoples outstanding and entitled to vote on all matters, including business combinations, will be valid and effective.

Independent

The bylaws and articles of organization of Independent do not contain any special provisions relating to the approval of business combinations, and therefore business combinations requiring a vote of Independent’s stockholders are subject to the default rule under the Massachusetts Business Corporation Act requiring the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon.

LEGAL MATTERS

Day Pitney LLP will issue a legal opinion concerning the validity of the shares of Independent common stock to be issued in connection with the merger.

EXPERTS

The consolidated financial statements of Independent, included in Independent’s Annual Report (Form 10-K) for the year ended December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Peoples, included in Peoples’ Annual Report (Form 10-K) for the year ended September 30, 2013, have been audited by Shatswell, MacLeod & Company, P.C., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SUBMISSION OF BUSINESS PROPOSALS AND STOCKHOLDER NOMINATIONS

Peoples will hold an annual meeting for the year ending September 30, 2014 only if the merger is not completed. Peoples must receive proposals that stockholders seek to include in the proxy statement for Peoples’ next annual meeting no later than September 19, 2014. If the next annual meeting is held on a date more than 30 calendar days from February 18, 2015, a stockholder proposal must be received by a reasonable time before Peoples begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Peoples’ Bylaws generally provides that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with Peoples’ Corporate Secretary not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by Peoples’ Corporate Secretary at Peoples’ principal executive office not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. If the merger is not completed, the 2015 annual meeting of stockholders is expected to be held on February 17, 2015. For the 2015 annual meeting of stockholders, the notice would have to be received between November 19, 2014 and November 29, 2014. The stockholder must also provide certain information in the notice, as set forth in Peoples’ Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement/prospectus or Peoples’ Bylaws shall be deemed to require Peoples to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

WHERE YOU CAN FIND MORE INFORMATION

Independent and Peoples file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Independent and Peoples file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission filings of Independent and Peoples are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning Independent and Peoples also may be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006. Independent’s Securities and Exchange Commission file number is 001-09047, and Peoples’ file number is 001-34801.

Independent has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Independent common stock to be issued to Peoples’ stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Independent in addition to being a proxy statement for Peoples. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in Independent’s registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows each of Independent and Peoples to incorporate by reference the information that each of Independent and Peoples files with the Securities and Exchange Commission. Incorporation by reference means that each of Independent and Peoples can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission that are legally considered to be part of this document, and later information that is filed by each of Independent and Peoples with the Securities and Exchange Commission will automatically update and supersede the information in this document and the documents listed below.

For purposes of this proxy statement/prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

Independent incorporates by reference the specific documents listed below and any future filings that Independent makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Peoples’ stockholders meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 23, 2014, January 27, 2014, February 13, 2014, March 20, 2014, March 26, 2014, April 17, 2014, April 21, 2014, May 20, 2014, June 19, 2014, June 25, 2014, July 17, 2014, July 21, 2014, August 5, 2014, August 7, 2014, August 13, 2014, September 9, 2014, September 18, 2014 and October 16, 2014 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement on Schedule 14A for the 2014 annual meeting of stockholders.

You can obtain any of the Independent documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Independent at:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

(781) 982-6158

Peoples incorporates by reference the specific documents listed below and any future filings that Peoples makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Peoples’ stockholders meeting or the date on which the offering of shares of Independent common stock under this document is terminated:

•	Annual Report on Form 10-K for the year ended September 30, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014;

•	Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 22, 2014, January 23, 2014, January 30, 2014, February 19, 2014, April 16, 2014, April 29, 2014, July 16, 2014, July 30, 2014, August 5, 2014, and August 12, 2014 (except, with respect to each of the foregoing, for portions of such reports which were deemed to be furnished and not filed); and

•	Definitive proxy statement for the 2014 annual meeting of stockholders.

You can obtain any of the Peoples documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Peoples at:

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, MA 02135

Attention: Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer

(617) 254-0707

You should rely only on the information contained or incorporated by reference into this document. Independent has supplied all information contained or incorporated by reference into this document relating to Independent. Peoples has supplied all information contained or incorporated by reference into this document relating to Peoples. Neither Independent nor Peoples have authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 22, 2014. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Peoples’ stockholders nor the issuance of Independent common stock in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 5, 2014

BY AND AMONG

INDEPENDENT BANK CORP.,

ROCKLAND TRUST COMPANY,

PEOPLES FEDERAL BANCSHARES, INC.,

AND

PEOPLES FEDERAL SAVINGS BANK

i

ii

iii

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 5, 2014, by and among Independent Bank Corp. (“Buyer”), Rockland Trust Company, a wholly owned subsidiary of Buyer (“Buyer Bank”), Peoples Federal Bancshares, Inc. (“Company”), and Peoples Federal Savings Bank, a wholly owned subsidiary of Company (“Company Bank”). Capitalized terms used in this Agreement are defined to have the meaning set forth in Article VIII.

W I T N E S S E T H

WHEREAS, the board of directors of Buyer and the board of directors of Company have each (i) determined that this Agreement and the business combination and related transactions it contemplates are in the best interests of their respective entities and stockholders; and (ii) approved this Agreement;

WHEREAS, in accordance with the terms of this Agreement, (i) Company will merge with and into the Buyer, with Buyer as the surviving entity (the “Merger”), and thereafter (ii) Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity (the “Bank Merger”);

WHEREAS, as a material inducement to Buyer to enter into this Agreement, each of the directors and executive officers of Company has entered into a voting agreement with Buyer dated as of the date hereof (a “Voting Agreement”), substantially in the form attached as Exhibit A pursuant to which each of them has agreed to vote all shares of Company Common Stock (as defined herein) they own in favor of the approval of this Agreement and the transactions it contemplates;

WHEREAS, as a material inducement to Buyer to enter into this Agreement, certain officers of Company and Company Bank have entered into settlement agreements dated as of the date hereof (each a “Settlement Agreement”) in the forms attached as Exhibit B, regarding termination of employment as of the Effective Time and satisfaction of certain payments and other obligations to such officers;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Company shall merge with and into Buyer in accordance with the Massachusetts Business Corporation Act and the requirements of the Massachusetts Board of Bank Incorporation and the MGCL. Upon consummation of the Merger, the separate corporate existence of Company shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the General Laws of Massachusetts (Buyer, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 1.02 Articles of Organization and Bylaws. The Articles of Organization and Bylaws of the Surviving Entity upon consummation of the Merger shall be the Articles of Organization and Bylaws of Buyer as in effect immediately prior to consummation of the Merger.

Section 1.03 Directors and Officers of Surviving Entity. The directors of the Surviving Entity immediately after the Merger shall be the directors of Buyer in office immediately prior to the Effective Time, plus the Director Designee as set forth in Section 5.25. The executive officers of the Surviving Entity immediately after the Merger shall be the executive officers of Buyer immediately prior to the Merger. Each of the directors and executive officers of the Surviving Entity immediately after the Merger shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Organization and Bylaws of the Surviving Entity.

Section 1.04 Effective Time; Closing.

(a) Subject to the terms and conditions of this Agreement, Buyer and Company will make all such filings as may be required to consummate the Merger by applicable laws and regulations. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Massachusetts Secretary of the Commonwealth and the Maryland State Department of Assessments and Taxation on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Day Pitney LLP, One International Place, Boston, MA 02110, or such other place or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI hereof.

Section 1.05 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder.

Section 1.06 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or any Company Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Buyer are authorized in the name of Company or otherwise to take any and all such action.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, Company or any stockholder of Company:

(a) Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b) Each share of Company Common Stock (i) held as treasury stock or (ii) owned directly by Buyer (other than, in the case of clause (ii), shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury stock and shares described in Section 2.01(b)(ii) above) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof and subject to the limitations set forth in Section 2.04 either: (i) $21.00 in cash (the “Cash Consideration”); or (ii) 0.5523 shares (the “Exchange Ratio) of Buyer Common Stock (the “Stock Consideration”). The Cash Consideration, the Stock Consideration and any cash in lieu of fractional shares paid pursuant to Section 2.03 are sometimes referred to herein collectively as the “Merger Consideration.”

Section 2.02 Rights as Stockholders; Stock Transfers. All shares of Company Common Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

Section 2.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the VWAP of the Buyer Common Stock for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded to the nearest whole cent.

Section 2.04 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to Company (the “Exchange Agent”)) in such form as Company and Buyer shall mutually agree (the “Election Form”), shall be mailed no more than forty (40) and no less than twenty (20) Business Days prior to the anticipated Election Deadline (the “Mailing Date”) to each holder of record of Company Common Stock. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all or a portion of such holder’s shares (a “Stock Election”), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”); provided that, subject to Section 2.04(d), sixty percent (60%) of the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding any treasury stock and shares described in Section 2.01(b)(ii) (the “Stock Conversion Number”), shall be converted into the Stock Consideration and forty percent (40%) of such shares of Company Common Stock shall be converted into the Cash Consideration in accordance with the allocation procedures set forth in Section 2.04(c). A record holder acting in different capacities or acting on behalf of other Persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares.” Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.” Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as “Non-Election Shares.” The aggregate number of shares of Company Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

(b) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on a date no later than the 5th Business Day prior to the Closing Date to be mutually agreed upon by the parties (which date shall be publicly announced by Buyer as soon as practicable prior to such date) (the “Election Deadline”), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder’s Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c) The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as follows:

(i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.03 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration;

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.03 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.03 hereof, each holder of Cash Election Shares shall receive the Stock

Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(d) It is intended that each of the Merger and the Bank Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger and the Bank Merger each to qualify as a reorganization under Section 368(a) of the Code and shall refrain from taking any action that reasonably could be expected to cause the Merger and the Bank Merger each to fail to qualify as such a reorganization. If the tax opinions referred to in Section 6.01(e) cannot be rendered (as reasonably determined by Day Pitney LLP and Bingham McCutchen LLP, respectively) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Buyer may, in its sole discretion, increase the number of shares of Company Common Stock entitled to receive the Stock Consideration by the minimum amount necessary to enable such tax opinions to be rendered.

Section 2.05 Exchange Procedures.

(a) On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II (“New Certificates”) and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article II plus an estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the “Exchange Fund”). Buyer shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.05(b), each Certificate (other than Certificates representing treasury stock or shares described in Section 2.01(b)(ii)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.05 and any unpaid dividend with respect to the Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) and any unpaid dividends and distributions payable to holders of Certificates. For shares of Company Common stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to Company.

(c) No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered, as required by law, to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.05, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other recordation tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any stockholders of Company who have not theretofore complied with Section 2.05(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(f) Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

Section 2.06 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of the Company Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice.

Section 2.07 Options and Restricted Stock.

(a) Each option to purchase Company Common Stock (each sometimes referred to as an “Option,” and collectively sometimes referred to as the “Options”) granted under the Company’s 2011 Equity Incentive Plan (the “Company Equity Plan”), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Option, and (ii) the excess, if any, of the Cash Consideration over the Option Exercise Price (the “Option Cash Payment”). Any Option for which the Option Exercise Price exceeds the Cash Consideration shall be cancelled as of the Effective Time. For purposes of this Section 2.07, “Option Exercise Price” shall mean the exercise price per share of Company Common Stock provided for in such Option. The Option Cash Payment shall be paid in cash within five (5) calendar days after the Closing Date, shall be made without interest and shall be net of all applicable withholding taxes. Prior to the Closing Date, Company shall use its reasonable best efforts to obtain the written acknowledgment and consent of each holder of a then-outstanding Option to the termination of the Option and the payment of the Option Cash Payment in accordance with the terms of this Section 2.07. The Company shall prohibit the exercise of any Option beginning on and after the fifth trading day immediately preceding the Closing Date. At the Effective Time, the Company Equity Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

(b) All unvested shares of restricted Company Common Stock awarded under the Company Equity Plan shall automatically vest in full according to the terms governing such award as of the Effective Time, to the extent not previously forfeited. At the Effective Time, the Company Equity Plan shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.

Section 2.08 No Dissenters’ Rights. Consistent with the relevant provisions of the MGCL and Company’s Articles of Incorporation, no stockholder of Company shall have appraisal rights with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Section 3.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents an exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Company.

(b) Except as set forth in the Company Disclosure Schedule, Company and Company Bank hereby represent and warrant, jointly and severally, to Buyer that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically speaks as of an earlier date (including without limitation representations made as of “the date hereof”), which only need be correct as of such earlier date. No representation or warranty of Company contained in this Article III shall be deemed untrue or incorrect, and Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company, disregarding for the purposes of this Section 3.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.02, 3.03, 3.04(a), 3.04(b), 3.05, 3.06, 3.15, 3.16(c), 3.16(f), 3.16(g) and 3.16(h) which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 3.02 Organization, Standing and Authority.

(a) Company is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Company has full corporate power and authority to carry on its business as now conducted. Except as set forth on Company Disclosure Schedule 3.02, Company is duly licensed or qualified to do business in The Commonwealth of Massachusetts and each other foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Company Bank is a federally-chartered stock savings association duly organized, validly existing and in good standing under the laws of the United States. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Company Bank when due. Company Bank is a member in good standing of FHLB.

Section 3.03 Capital Stock. The authorized capital stock of Company consists of 50,000,000 shares of Company Preferred Stock and 100,000,000 shares of Company Common Stock. As of the date of this agreement, there were (i) no shares of Company Preferred Stock outstanding, (ii) 6,241,436 shares of Company Common Stock outstanding (including 568,943 shares held in the ESOP and 244,395 shares of unvested restricted stock), (iii) no shares held in treasury, (iv) no shares held by Company Subsidiaries, and (v) 642,735 shares reserved for future issuance pursuant to outstanding Options granted under the Company Equity Plan. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth the name of each holder of an unvested award of restricted stock or outstanding Option granted under the Company Equity Plan, identifying the nature of the award; as to Options, the number of shares of Company Common Stock subject to each Option, the grant, vesting and expiration dates and the exercise price relating to the Options held; and for restricted stock awards, the number of shares of Company Common Stock subject to each award, and the grant and vesting dates. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in Company Disclosure Schedule 3.03. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding.

Section 3.04 Subsidiaries.

(a)(i) Company Disclosure Schedule 3.04 sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Company Disclosure Schedule 3.04, Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings or arrangements relating to Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.

(b) Except as set forth on Company Disclosure Schedule 3.04 or Company Disclosure Schedule 3.20, Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Company Disclosure Schedule 3.04.

Section 3.05 Corporate Power; Minute Books. Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Company and Company Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s stockholders of this Agreement and the Company of the Plan of Bank Merger. The Company has heretofore made available to Buyer complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Board and each committee of the Company Board and the Board of Directors and each committee thereof of the Company’s Subsidiaries held since January 1, 2012; provided, that, the minutes of the Company, Board or committees did not contain any discussions related to any potential corporate transaction involving the Company otherwise related to deliberations of the Company Board with respect to the consideration of strategic alternatives. The minute books of Company and each of its Subsidiaries contain true, complete and accurate records of all corporate actions taken by stockholders of Company and each of its Subsidiaries and the Board of the Directors of Company (including committees of Company’s board of directors) and each of its Subsidiaries.

Section 3.06 Corporate Authority. Subject only to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote on the Agreement and the transactions contemplated hereby (“Requisite Company Stockholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Company and Company’s Board on or prior to the date hereof. Company’s Board has directed that this Agreement be submitted to Company’s stockholders for approval at a meeting of such stockholders and, except for the receipt of the Requisite Company Stockholder Approval in accordance with the MGCL, Company’s Articles of Incorporation and Bylaws, no other vote of the stockholders of Company is required by law, the Articles of Incorporation of Company, the Bylaws of Company or otherwise to approve this Agreement and the transactions it contemplates. Company and Company Bank each has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, this Agreement is a valid and legally binding obligation of Company and Company Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.07 Regulatory Approvals; No Defaults.

(a) Except as set forth in Company Disclosure Schedule 3.07(a), no consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Company or any of its Subsidiaries in connection with the execution, delivery or performance by Company of this Agreement or to consummate the transactions contemplated by this Agreement, except for (i) filings of applications or notices with, and consents, approvals or waivers by the FRB, the Comptroller, the FDIC, the Massachusetts Commissioner of Banks, the Massachusetts Housing Partnership Fund and the Massachusetts Board of Bank Incorporation; (ii) the Requisite Company Stockholder Approval, (iii) the approval of the Bank Merger and the Plan of Bank Merger by at least two-thirds of the entire Company Bank board of directors, such board approval being required prior to the notification to and the filing of the Plan of Bank Merger with the Comptroller referred to in clause (vi) of this Section 3.07(a) (which such approval has been obtained prior to the execution of this Agreement), (iv) the approval of Bank Merger and the Plan of Bank Merger by Company, the sole stockholder of Company Bank; (v) the filing and effectiveness of the Proxy Statement-Prospectus with the SEC; (vi) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Maryland Department of Assessments and Taxation and notification to and the filing of the Plan of Bank Merger with the Comptroller, (vii) the surrender of the Federal Stock Savings Bank Charter of Company Bank to the Comptroller as soon as practical after the Effective Time, and (viii) the notification to and the filing of a Company Bank Charter Amendment with the Comptroller as referenced in Company Disclosure Schedule 3.34. Each consent, approval, receipt or waiver by the FRB, the FDIC, the Comptroller, The Massachusetts Commissioner of Banks and the Massachusetts Board of Bank Incorporation as referred to in clause (i) hereof is a “Regulatory Approval”. As of the date hereof, Company is not aware of any reason relating to Company why the approvals set forth above and referred to in Section 6.01(b) will not be received in a timely manner or will include a Burdensome Condition as defined in Section 5.06.

(b) Except as set forth in Company Disclosure Schedule 3.07(b), subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Company and Company Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Company or Company Bank, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or Company Bank, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Company or Company

Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or Company Bank is a party, or by which it or any of its properties or assets may be bound or affected.

Section 3.08 SEC Documents; Other Reports; Internal Controls.

(a) Company has filed all required reports, forms, schedules, registration statements and other documents with the SEC since September 30, 2010 (the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), Company Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Company has made available to Buyer true, correct and complete copies of all written correspondence between the SEC and Company and any of its Subsidiaries occurring since September 30, 2010 and prior to the date of this Agreement. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 2010 with any Governmental Authority (other than the Company Reports) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of Company and its Subsidiaries, no Governmental Authority has notified Company that it has initiated any proceeding or, to the Knowledge of Company, threatened an investigation into the business or operations of Company or any of its Subsidiaries since September 30, 2010. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries.

(c) Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s auditors and the audit committee of Company’s board of directors, and has listed in Company Disclosure Schedule 3.08(c) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Company has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to

Company and its Subsidiaries is made known to the management of Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(f) Since September 30, 2010, (x) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

Section 3.09 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Company included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as filed with the SEC; (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2013 in amounts consistent with past practice (including such liabilities contained in the Company Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; (iv) liabilities or obligations incurred directly as a result of this Agreement; or (iv) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Company nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and, except as set forth in Company Disclosure Schedule 3.09, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date hereof or in Company Disclosure Schedule 3.10, or as otherwise expressly permitted or expressly contemplated by this Agreement, since September 30, 2013 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any entry by Company or any of its Subsidiaries into any contract or commitment of (A) more than $100,000 or (B) $50,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of Company or any of its Subsidiaries, (vi) any material election made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (viii) other than loans and loan commitments and investment securities in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

Section 3.11 Legal Proceedings.

(a) Other than as set forth in Company Disclosure Schedule 3.11, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Company’s Knowledge, threatened against Company or any of its Subsidiaries.

(b) Neither Company nor any of its Subsidiaries is a party to any, nor are there any pending or, to Company’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Company or any of its Subsidiaries in which, to Company’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Company or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Company or any of its Subsidiaries, or the assets of Company or any of its Subsidiaries, and neither Company nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 3.12 Compliance With Laws.

(a) Company and each of its Subsidiaries is and since September 30, 2010 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Company and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Other than as set forth in Company Disclosure Schedule 3.12, neither Company nor any of its Subsidiaries has received, since September 30, 2010, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).

(d) Company has not engaged in any activities only permissible for a financial holding company under Section 4(k) of the BHC Act.

Section 3.13 Material Contracts; Defaults.

(a) Other than as disclosed in the Company Reports filed prior to the date hereof or as set forth in Company Disclosure Schedule 3.13, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (iv) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of Company and or Subsidiaries; (v) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof; (vi) which provides for the lease of personal property having a value in excess of $25,000 individually or $100,000 in the aggregate; (vii) which relates to capital expenditures and involves future payments in excess of $10,000 individually or $50,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $25,000 per annum; or (x) which materially restricts the conduct of any business by Company of any of its Subsidiaries (collectively, “Material Contracts”). Company has previously delivered to Buyer true, complete and correct copies of each such document.

(b) Neither Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.

Section 3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Company Disclosure Schedule 3.14, a “Company Regulatory Agreement”) any Governmental Authority that restricts, or by its terms will in the future restrict, the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations, nor has Company or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting

(or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement. To the Knowledge of Company, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Company or any of its Subsidiaries.

Section 3.15 Brokers. Neither Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Company has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. in accordance with the terms of a letter agreement between Sandler O’Neill & Partners, L.P. and Company, a true, complete and correct copy of which has been previously delivered by Company to Buyer.

Section 3.16 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified and described in Company Disclosure Schedule 3.16(a). True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, Internal Revenue Service Forms 5500 (for the three most recently completed plan years) and the most recent IRS determination letters with respect thereto, have been made available to Buyer.

(b) To Company’s Knowledge, all Company Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS that is currently in effect, and Company is not aware of any circumstance that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. To Company’s Knowledge, neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Except as described in Company Disclosure Schedule 3.16(c), no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of Company or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA at any time during the six-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 36 month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d) All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.

(e) Other than as set forth in Company Disclosure Schedule 3.16(e), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. To Company’s Knowledge, all Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(f) Other than as set forth in Company Disclosure Schedule 3.16(f) or as otherwise provided for in this Agreement, the execution of this Agreement, stockholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company Bank or, after the consummation of the transactions contemplated hereby, Buyer or any of its Subsidiaries, to merge, amend or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, or (vii) result in any accounting accruals under any Company Benefit Plans not in the ordinary course of business.

(g) Each Company Benefit Plan that is a deferred compensation plan is in compliance with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or would reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant in a Company Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(h) Company Disclosure Schedule 3.16(h) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Company or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.

(i) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the Company Equity Plan), (C) has a grant date identical to the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualifies for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.

(j) To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, unemployment compensation laws, workers’ compensation laws and all other applicable Laws.

Section 3.17 Labor Matters. Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Company’s Knowledge threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Company’s Knowledge, threatened, nor is Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.18 Environmental Matters.

(a) Other than as set forth in Company Disclosure Schedule 3.18, to Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any predecessor, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), or has had any presence or Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(b) Other than as set forth in Company Disclosure Schedule 3.18, to Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any presence or Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation or monitoring under Environmental Law.

(c) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, Company and each of its Subsidiaries is in compliance with applicable Environmental Law.

(d) To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had presence or any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation or monitoring under Environmental Law.

(e) To Company’s Knowledge, neither Company nor any of its Subsidiaries nor any predecessor has any liability under Environmental Law arising from the presence, Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property or any other location.

(f) Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Government Authority concerning a possible violation of, or liability under, any Environmental Law.

(g) No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge there is no action, proceeding, writ, injunction or claim pending or threatened which could result in the imposition or any such Lien or encumbrance.

(h) Neither Company nor any of its Subsidiaries is, or has been, subject to any order, decree or injunction relating to a violation of or allegation of liability under any Environmental Law.

(i) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Company, any of its Subsidiaries, any predecessor, any currently or formerly owned or operated property, or any Company Loan Property, that would reasonably be expected pursuant to applicable Environmental Law to (i) result in any claim, liability or investigation against Company or any of its Subsidiaries, (ii) result in any restriction on the ownership, use, or transfer of any property, or (iii) adversely affect the value of any Company Loan Property.

(j) Company has delivered to Buyer copies of all environmental reports, studies, sampling data, correspondence, filings and other information in its possession or reasonably available to it relating to environmental conditions at or on any real property (including buildings or other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property. Company Disclosure Schedule 3.18 includes a list of environmental reports and other information provided.

(k) There is no litigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or used by Company or any of its Subsidiaries or any predecessor or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the presence or Release into the environment of any Hazardous Substance, whether or not occurring at, on or involving a Company Loan Property.

(l) Except as disclosed on Company Disclosure Schedule 3.18, to Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries, or any Company Loan Property and, to the Knowledge of Company, no underground storage tank has been closed or removed from any Company Loan Property except in compliance with Environmental Law.

Section 3.19 Tax Matters.

(a) Company and each of its Subsidiaries has timely filed all income, franchise and other material Tax Returns that it was required to file under applicable laws and regulations prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Company Disclosure Schedule 3.19, Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than any such Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, other than any such extension obtained in the ordinary course of business of the Company or its Subsidiary, as applicable, and, except as set forth in Company Disclosure Schedule 3.19, neither Company nor any of its Subsidiaries currently has any open tax years. No written claim has ever been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of the Company) upon any of the assets of Company or any of its Subsidiaries.

(b) Company and each Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Except as set forth in Company Disclosure Schedule 3.19(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or, to the Knowledge of Company, are pending with respect to Company or any Subsidiary. Except as set forth in Company Disclosure Schedule 3.19, other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Company or any Subsidiary.

(d) Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company and each Subsidiary for taxable periods ended September 30, 2013, 2012 and 2011. Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended September 30, 2013, 2012 and 2011. Company and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law. Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Company or any Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Company and each Subsidiary (i) did not, as of the end of the most recent period covered by the Company Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of Company in filing its Tax Returns. Since the end of the most recent period covered by the Company Reports filed prior to the date hereof, neither Company nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code

(j) Neither Company nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(k) Company has not taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 3.20 Investment Securities. Company Disclosure Schedule 3.20 sets forth as of June 30, 2014 the investment securities, mortgage backed securities and securities held for sale of Company, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Neither Company nor any of its Affiliates owns in excess of 5% of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution.

Section 3.21 Derivative Transactions.

(a) All Derivative Transactions entered into by Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company or any of its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Company and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) Except as set forth in Company Disclosure Schedule 3.21, no Derivative Transaction, were it to be a Loan held by Company, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. Each such Derivative Transaction is listed on Company Disclosure Schedule 3.21, and the financial position of Company under or with respect to each has been reflected in the books and records of Company in accordance with GAAP consistently applied and no open exposure of Company with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $25,000.

Section 3.22 Regulatory Capitalization. Company Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the Comptroller.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Except as set forth in Company Disclosure Schedule 3.23, as of the date hereof, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement

(including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of June 30, 2014, over sixty (60) days delinquent in payment of principal or interest. Company Disclosure Schedule 3.23 identifies (x) each Loan that as of June 30, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Company, Company Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Company that as of June 30, 2014 was classified as other real estate owned (“OREO”) and the book value thereof as of the date of this Agreement. Set forth in Company Disclosure Schedule 3.23 is a true and correct copy of Company’s Policy Exception Report as of June 30, 2014.

(b) Each Loan held in Company Bank’s loan portfolio (“Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) All currently outstanding Company Loans were solicited, originated and, currently exist in material compliance with all applicable requirements of Law and Company Bank’s lending policies at the time of origination of such Company Loans, and the loan documents with respect to each such Company Loan are complete and correct. There are no oral modifications or amendments or additional agreements related to the Company Loans that are not reflected in the written records of Company Bank. Other than loans pledged to the FHLB or the Federal Reserve Bank of Boston, all such Company Loans are owned by Company Bank free and clear of any Liens. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against Company Bank for which there is a reasonable possibility of an adverse determination, and each of Company and Company Bank is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of an adverse determination to Company Bank. Except as set forth in Company Disclosure Schedule 3.23, none of the Company Loans are presently serviced by third parties, and there is no obligation which could result in any Loan becoming subject to any third party servicing.

(d) Neither Company nor Company Bank is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Company to repurchase from any such Person any Loan or other asset of Company or Company Bank, unless there is material breach of a representation or covenant by Company or its Subsidiaries.

Section 3.24 Allowance for Loan Losses. Company’s allowance for loan losses as reflected in Company’s audited balance sheet at September 30, 2013 was, and the allowance shown on the balance sheets in Company Reports for periods ending after such date, in the opinion of management, was as of the dates thereof, in compliance with Company’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

Section 3.25 Trust Business; Administration of Fiduciary Accounts. Company and Company Bank do not engage in any trust business, nor does either administer or maintain accounts for which either acts as fiduciary (other than individual retirement accounts, Keogh accounts and health savings accounts), including, but not limited to, accounts for which either serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.26 Investment Management and Related Activities. Except as set forth on Company Disclosure Schedule 3.26, none of Company, any of its Subsidiaries or Company’s or its Subsidiaries’ directors,

officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the full extent permitted by law, and has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Company, threatened.

Section 3.29 CRA, Anti-Money Laundering and Customer Information Security. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Company is not aware of, and none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended September 30, 2013, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 3.30 Transactions with Affiliates. Except as set forth in Company Disclosure Schedule 3.30, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater stockholder or other Affiliate of Company or any of its Subsidiaries, or to the Knowledge of Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers or other Affiliates other than deposit accounts of such individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Tangible Properties and Assets.

(a) Company Disclosure Schedule 3.31 sets forth a true, correct and complete list of all real property owned by Company and each of its Subsidiaries. Except as set forth in Company Disclosure Schedule 3.31, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or its Subsidiary has good, valid and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(b) Company Disclosure Schedule 3.31 sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Company’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Company Disclosure Schedule 3.31, there is no pending or, to Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.32 Intellectual Property. Company Disclosure Schedule 3.32 sets forth a true, complete and correct list of all Company Intellectual Property. Company or its Subsidiaries owns or has a valid license to use all Company Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the- shelf Software at standard commercial rates). The Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Company as currently conducted. The Company Intellectual Property owned by Company, and to the Knowledge of Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of Company, the conduct of the business of Company or any of its Subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third party. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Company or any of its Subsidiaries to own or use any of Company Intellectual Property.

Section 3.33 Insurance.

(a) Company Disclosure Schedule 3.33 identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b) Company Disclosure Schedule 3.33 sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the Company Balance Sheet in accordance with GAAP.

Section 3.34 Anti-Takeover Provisions. Except as set forth in Company Disclosure Schedule 3.34, no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.35 Fairness Opinion. The board of directors of Company has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.36 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.37 Transaction Costs. Company Disclosure Schedule 3.37 sets forth attorneys’ fees, investment banking fees, accounting fees and other costs or fees that Company and its Subsidiaries have accrued through June 30, 2014, and to Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees and accounting fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement. All accounting and attorney fees will be billed at no more than current standard hourly rates.

Section 3.38 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) On or prior to the date hereof, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents an exception or fact, event or circumstance or that, absent such inclusion in the Buyer Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Buyer.

(b) Except as set forth in the Buyer Disclosure Schedule, Buyer and Buyer Bank hereby represent and warrant, jointly and severally, to Company that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made on and as of the Closing Date), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date. No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and Buyer shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Material Adverse Effect with respect to Buyer, disregarding for the purposes of this Section 4.01(b) any materiality or Material Adverse Effect qualification contained in any representation or warranty; provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.02, 4.03, 4.04, 4.05, 4.23(a) and 4.23(b), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Section 4.02 Organization, Standing and Authority. Buyer is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in the Commonwealth of Massachusetts and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Buyer Bank is a Massachusetts-chartered bank and trust company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.

Section 4.03 Capital Stock. As of June 30, 2014, the authorized capital stock of Buyer consists solely of (a) 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding and (b) 75,000,000 shares of Buyer Common Stock, of which (i) 23,925,609 shares are outstanding as of the date hereof (including 21,537 shares in the form of unvested performance based restricted stock awards without dividend or voting rights), (ii) no shares are held by Buyer Subsidiaries and (iii) 481,763 shares are reserved for future issuance pursuant to outstanding options granted under the Buyer Benefit Plans. The outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of each of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges or other encumbrances of any nature whatsoever. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries, except for (i) shares of Buyer Common Stock issuable pursuant to the Buyer Benefits Plans and (ii) by virtue of this Agreement. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

Section 4.04 Corporate Power; Minute Books. Buyer and Buyer Bank have the corporate power and authority to carry on their business as it is now being conducted and to own all their properties and assets; and Buyer and Buyer Bank have the corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by the stockholders of Buyer and Buyer Bank and the board of directors of Buyer and Buyer Bank (including committees of the Buyer’s and Buyer Bank’s boards of directors).

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and Buyer Bank on or prior to the date hereof. No vote of the shareholders of Buyer is required by law, the Articles of Organization of Buyer, the Bylaws of Buyer or otherwise to approve this Agreement and the transactions contemplated hereby. Buyer and Buyer Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Company and Company Bank, this Agreement is a valid and legally binding obligation of Buyer and Buyer Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.06 SEC Documents; Other Reports; Internal Controls.

(a) Buyer has filed all required reports, forms, schedules, registration statements and other documents with the SEC since December 31, 2010 (the “Buyer Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) Buyer and each of its Subsidiaries have timely filed all reports, schedules, forms, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection therewith. Except for as set forth in the Buyer Disclosure Schedule 4.06(b) and except for normal examinations conducted by a Governmental Authority in the regular course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to the Knowledge of Buyer, threatened an investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2010. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries.

(c) Buyer has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s auditors and the audit committee of Buyer’s board of directors and in the Buyer Disclosure Schedule 4.06(c) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Buyer’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.

(d) The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

(e) Buyer has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Buyer and its Subsidiaries is made known to the management of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer Reports.

(f) Since December 31, 2010, (x) neither Buyer nor any of its Subsidiaries nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or to any director or officer of Buyer.

Section 4.07 Financial Statements; Undisclosed Liabilities.

(a) The financial statements of Buyer (including any related notes and schedules thereto) included in the Buyer Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2013 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the Effective Date; (iv) liabilities or obligations incurred directly as a result of this Agreement; or (v) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Buyer.

Section 4.08 Regulatory Approvals; No Defaults.

(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries or affiliates in connection with the execution, delivery or performance by Buyer of this Agreement, or to consummate the transactions contemplated by this Agreement, except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the Comptroller, the FDIC, the Massachusetts Board of Bank Incorporation, the Massachusetts Housing Partnership Fund, the Massachusetts Commissioner of Banks; (ii) the filing and effectiveness of the Registration Statement with the SEC; (iii) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger and (iv) the filing of the Articles of Merger with the Secretary of The Commonwealth of Massachusetts and the Maryland Department of Assessments and Taxation and notification to and the filing of the Plan of Bank Merger with the Comptroller. As of the date hereof, Buyer is not aware of any reason why the approvals set forth above will not be received in a timely manner or will include a Burdensome Condition as defined in Section 5.06.

(b) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Buyer and Buyer Bank, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.09 Agreements with Regulatory Agencies. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in the Buyer Disclosure Schedule 4.09, “Buyer Regulatory Agreement”), any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Buyer Regulatory Agreement. To the Knowledge of Buyer, there are no investigations relating to any material regulatory matters pending before any Governmental Authority with respect to Buyer or any of its Subsidiaries.

Section 4.10 Absence of Certain Changes or Events. Except as reflected in Buyer’s audited balance sheet as of December 31, 2013 or in the Buyer Reports filed prior to the date hereof, since December 31, 2013, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Buyer or its Subsidiaries, and to the Knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to Buyer in the future.

Section 4.11 Compliance with Laws.

(a) Buyer and each of its Subsidiaries is and since December 31, 2010 has been in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, any applicable Law, including without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and any other Law relating to discriminatory lending, financing or leasing practices, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and the Dodd-Frank Act.

(b) Buyer and each of its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.

(c) Other than as set forth in Buyer Disclosure Schedule 4.11, neither Buyer nor any of its Subsidiaries has received, since December 31, 2010, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).

Section 4.12 Proxy Statement-Prospectus Information; Registration Statement. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13 Legal Proceedings.

(a) Other than as set forth in Buyer Disclosure Schedule 4.13, there are no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to Buyer’s Knowledge, threatened against Buyer or any of its Subsidiaries.

(b) Neither Buyer nor any of its Subsidiaries is a party to any, nor are there any pending or, to Buyer’s Knowledge, threatened, civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature against Buyer or any of its Subsidiaries in which, to Buyer’s Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect with respect to Buyer or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c) There is no injunction, order, judgment or decree imposed upon Buyer or any of its Subsidiaries, or the assets of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised of, or is aware of, the threat of any such action.

Section 4.14 Brokers. None of Buyer, Buyer Bank or any of their officers or trustees has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. in accordance with the terms of a letter agreement between Keefe, Bruyette & Woods, Inc. and Buyer.

Section 4.15 Employee Benefit Plans.

(a) All material benefit and compensation plans, contracts, policies or arrangements covering current or former employees of Buyer or any of its Subsidiaries and current or former directors of Buyer or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Buyer Benefit Plans”), including, but not limited to, any trust instruments and insurance contracts forming a part of any Buyer Benefit Plans and all amendments thereto, have been made available to Company.

(b) To Buyer’s Knowledge, all Buyer Benefit Plans are in compliance in form and operation with all applicable Laws, including ERISA and the Code.

Section 4.16 Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to Buyer’s Knowledge threatened, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Buyer’s Knowledge, threatened, nor is Buyer aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17 Tax Matters.

(a) Buyer and each of its Subsidiaries has filed all income, franchise and other material Tax Returns that it was required to file under applicable laws and regulations prior to the Effective Time, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than any such Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, other than any such extension obtained in the ordinary course of business of Buyer or its Subsidiary, as applicable, and neither Buyer nor any of its Subsidiaries currently has any open tax years. No written claim has ever been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer or a Subsidiary of the Buyer) upon any of the assets of Buyer or any of its Subsidiaries.

(b) Buyer has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Except as set forth on Buyer Disclosure Schedule 4.17(c), no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

(d) Buyer has made available to Company true and complete copies of the United States federal, state, local and foreign income Tax Returns filed with respect to Buyer and each Subsidiary for taxable period ended December 31, 2013. Buyer has delivered to Company correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Buyer or any Subsidiary filed for the year ended December 31, 2013. Buyer and each Subsidiary have timely and properly taken such actions in response to and in compliance with notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law. Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(f) Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g) Neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Reg. Section 1.6011-4(b)(2).

(i) Buyer has not taken or agreed to take any action and has no knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger and Bank Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

Section 4.18 Loans: Nonperforming and Classified Assets.

(a) Except as set forth in Buyer Disclosure Schedule 4.18, as of the date hereof, neither Buyer nor any of its Subsidiaries is a party to (i) any Loans under the terms of which the obligor was, as of June 30, 2014, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, Executive Officer or five percent or greater stockholder of Buyer or any of its Subsidiaries, or to the Knowledge of Buyer, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Buyer Disclosure Schedule 4.18 identifies (x) each Loan that as of June 30, 2014 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Buyer,

Buyer Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Buyer that as of June 30, 2014 was classified as OREO and the book value thereof as of the date of this Agreement.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Buyer, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.19 CRA and Anti-Money Laundering. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2013, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory;” or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

Section 4.20 Regulatory Capitalization. Buyer Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.

Section 4.21 Administration of Trust and Fiduciary Accounts. Buyer has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and Buyer has not received any unresolved customer demands, complaints or other communications (whether written or oral) asserting facts or circumstances that would, if true, constitute a breach of trust with respect to any such fiduciary or agency account.

Section 4.22 Financing. Buyer has, or will have available to it prior to the Closing, all funds necessary to satisfy all of its obligations hereunder. Buyer anticipates that, on a pro forma basis upon consummation of the transactions contemplated hereby, it and Buyer Bank will continue to have the capital levels required to be “well capitalized” on a consolidated basis under applicable law.

Section 4.23 Subsidiaries.

(a)(i) Buyer Disclosure Schedule 4.23 sets forth a complete and accurate list of all of Buyer’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Buyer Disclosure Schedule 4.23, Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Buyer’s Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (v) there are no contracts, commitments, understandings or arrangements relating to Buyer’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Buyer, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Buyer free and clear of all Liens.

(b) Except as set forth on Buyer Disclosure Schedule 4.23, Buyer does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of Buyer’s Subsidiaries has been duly organized and qualified and is in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Buyer Disclosure Schedule 4.23.

Section 4.24 Allowance for Loan Losses. Buyer’s allowance for loan losses as reflected in Buyer’s audited balance sheet at December 31, 2013 was, and the allowance shown on the balance sheets in Buyer Reports for periods ending after such date, in the opinion of management, was as of the dates thereof, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.

Section 4.25 Proxy Statement-Prospectus. As of the date of the Proxy Statement- Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement-Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.26 Ownership of Company Common Stock. As of the date hereof and prior to the Effective Time, except for this Agreement and the Voting Agreements, neither the Buyer, Buyer Bank or any of their Affiliates (i) beneficially owns, directly or indirectly, or (ii) is or will be a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the Common Stock of the Company.

Section 4.27 Environmental Matters. To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries or any predecessor, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role, has had any presence or Release of any Hazardous Substance in that would create a material liability to Buyer caused by a violation of Environmental Law.

Section 4.28 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Company shall carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Company will use commercially reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and Buyer the present services of the current officers and employees of Company and its Subsidiaries and (iii) preserve for itself and Buyer the goodwill of the customers of Company and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Buyer, neither Company nor any of its Subsidiaries shall:

(a) Stock. Other than pursuant to stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, or any securities (including units of beneficial ownership interest in any partnership or limited liability company), (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing Rights, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(b) Dividends; Other Distributions. Declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by Subsidiaries of Company to such Subsidiary’s parent or another Subsidiary of Company and (y) the regular quarterly dividends on Company Common Stock in the amount of no more than $0.05 per share of Company Common Stock.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit or pay any incentive, commission or bonus payments, or grant any equity compensation except (i) normal increases in base compensation to employees, including officers, in the ordinary course of business consistent with past practice and pursuant to written polices currently in effect, provided that such increases shall not result in an annual adjustment in total annual cash compensation of more than 5% for any individual or 3% in the aggregate for all employees of Company other than as disclosed on Company Disclosure Schedule 5.01(c), (ii) as may be required by law, (iii) to satisfy written contractual obligations existing as of the date hereof and disclosed on Company Disclosure Schedule 5.01(c), if any, (iv) bonus, commission and incentive compensation payments in the ordinary course of business consistent with past practices and pursuant to written policies currently in effect, provided that such payments shall not exceed the aggregate amount set forth on Company Disclosure Schedule 5.01(c). Notwithstanding anything to the contrary contained in this Section 5.01(c), no compensation of any type shall be paid or granted to any “disqualified individual” for whom such payment would be an “excess parachute payment” as defined in Section 280G of the Code.

(d) Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $65,000 to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee, except to fill vacancies that may arise in the ordinary course of business or to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(d), if any.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice to and consultation with respect thereto with Buyer, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Company Disclosure Schedule 5.01(e)), any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Company or any of its Subsidiaries. It is the intention of the parties that no participant in the Supplemental ESOP portion of the Deferred Compensation and Supplemental ESOP Plan (the “Supplemental ESOP”) shall become entitled to a contribution to his account in the Supplemental ESOP with respect to compensation that is contingent on the Merger or as a result of the release or allocation of shares of Company Common Stock under the ESOP from any suspense account due to the repayment by the ESOP of any loans made to the ESOP in connection with the Merger. Accordingly, no contributions shall be made, accrued, or credited to or on behalf of any participant under the Supplemental ESOP with respect to compensation contingent upon (i) the execution of this Agreement or (ii) the consummation of the transactions contemplated thereby (including the Merger), (including transaction bonuses, severance benefits, change in control payments, salary continuation payments, or income associated from the exercise or cancelation of stock options or the accelerated vesting of restricted stock).

(f) Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date hereof and set forth on Company Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice.

(g) Dispositions. Except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, other real estate owned, or cancel or release any indebtedness owed to Company or any of its Subsidiaries.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Except as set forth on Company Disclosure Schedule 5.01(i), make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate, unless such capital expenditure is consented to in writing by Buyer acting through its Chief Financial Officer or his designee(s).

(j) Governing Documents. Except as set forth on Company Disclosure Schedule 5.01(j), amend Company’s Articles of Incorporation or Bylaws or any equivalent documents of Company’s Subsidiaries.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except as set forth on Company Disclosure Schedule 5.01(l), enter into, amend, modify or terminate any Material Contract, Lease or Insurance Policy.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Company or any of its Subsidiaries.

(n) Banking Operations. Enter into any new material line of business; change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract or commitment with respect to branching or site location or branching or site relocation.

(o) Derivative Transactions. Enter into any Derivative Transaction.

(p) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, FHLB borrowings or federal funds purchased or such substitute borrowings from the FRB or Bankers’ Bank, in each case in the ordinary course of business consistent with recent past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Investment Securities. Other than in the ordinary course of business and consistent with past practice, acquire (other than (i) by way of foreclosures or acquisitions in a bona fide fiduciary capacity or (ii) in satisfaction of debts previously contracted in good faith), sell or otherwise dispose of any debt security or equity investment, unless such acquisition, sale or disposal is consented to in writing by Buyer acting through its Treasurer or his designee(s).

(r) Deposits. Make any changes to deposit pricing that are not in the ordinary course of business consistent with recent past practice.

(s) Loans. (i) Except for commercial loans approved and/or committed that are listed on Company Disclosure Schedule 5.01(s), make or renew any commercial loan, commercial loan commitment, commercial letter of credit or other extension of commercial credit, unless Company Bank has approved it in the ordinary course of business in accordance with Company Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than $2,500,000, unless the Buyer acting through its Chief Financial Officer or his designee(s) has consented in writing to the loan (which consent will not be unreasonably withheld or delayed).

(ii) Except for residential loans approved and/or committed that are listed on Company Disclosure Schedule 5.01(s), make or renew any residential loan or residential loan commitment, unless Company Bank has approved it in the ordinary course of business in accordance with Company Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than $1,000,000, unless the Buyer acting through its Chief Financial Officer or his designee(s) has consented in writing to the loan (which consent will not be unreasonably withheld or delayed).

(iii) Except for home equity or consumer loans approved and/or committed as of the date hereof that are listed on Company Disclosure Schedule 5.01(s), make or renew any home equity loan or home equity loan commitment in excess of $250,000 or make or renew any other consumer loan or consumer loan commitment in excess of $25,000, unless Company Bank has approved them in the ordinary course of business in accordance with Company Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if larger than the stated limits, unless the Buyer acting through its Chief Financial Officer or his designee(s) has consented in writing to the loan (which consent will not be unreasonably withheld or delayed).

(iv) Renegotiate, increase, extend or modify any loan, loan commitment, letter of credit or other extension of credit, unless Company Bank has approved it in the ordinary course of business in accordance with Company Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than the limits established by this section for a given loan type, unless the Buyer acting through its Chief Financial Officer or his designee(s) has consented in writing to the loan (which consent will not be unreasonably withheld or delayed).

(v) Purchase any loans, unless Company Bank has approved it in the ordinary course of business in accordance with Company Bank’s current pricing and credit underwriting guidelines consistent with recent past practices or, if more than $1,000,000, unless Buyer acting through its Chief Financial Officer or his designee(s) has consented in writing to the loan (which consent will not be unreasonably withheld or delayed).”

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof.

(u) Taxes.

(i) Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided, that, for purposes of this subsection (u), “material” shall mean affecting or relating to $25,000 or more of taxable income.

(ii) Knowingly take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.

(w) Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM 1527-05 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35)(“Phase I Assessment”), 42 U.S.C. §9601(35) and evaluates the possibility of Hazardous Substances in indoor air and building materials, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence of Hazardous Substances or other materials regulated under Environmental Laws.

(x) Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(y) Common Stock Purchase. Except as set forth on Company Disclosure Schedule 5.01(y), directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

(aa) Facilities. Except as set forth in Company Disclosure Schedule 5.01(aa) or as required by Law, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility.

(bb) Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan unless any such loan workout is done in the ordinary course of business, consistent with Company Bank’s current policies and procedures and recent past practice.

Section 5.02 Covenants of Buyer.

(a) Affirmative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, Buyer will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable laws and regulations.

(b) Negative Covenants. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Company, Buyer will not, and will cause each of its Subsidiaries not to:

(i) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (A) a delay in the consummation of the Merger or the transactions contemplated by this Agreement, (B) any impediment to Buyer’s ability to consummate the Merger or the transactions contemplated by this Agreement, (C) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (D) any of the conditions to the Merger set forth in Article VI not being satisfied, or (E) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation,

(ii) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing, or

(iii) Tax Free Reorganization. Knowingly take any action that would prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.03 Commercially Reasonable Effort. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully to that end.

Section 5.04 Stockholder Approval. Company agrees to take, in accordance with applicable law, the Articles of Incorporation of Company and the Bylaws of Company, all action necessary to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s stockholders in order to permit consummation of the transactions contemplated hereby (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 5.09, shall take all lawful action to solicit such approval by such stockholders. Company agrees to use commercially reasonable efforts to convene the Company Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Buyer, no other matters shall be submitted for the approval of Company stockholders at the Company Meeting. The board of directors of Company shall at all times prior to and during the Company Meeting recommend approval of this Agreement by the stockholders of Company and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to Buyer or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.09 (a “Change in Recommendation”).

Notwithstanding any Change in Recommendation, Company shall submit this Agreement to its stockholders for their consideration at the Company Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Stockholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

Section 5.05 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.

(a) Buyer and Company agree to cooperate in the preparation of the Registration Statement to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its stockholders.

(b) Buyer will advise Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(c) The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger or any other filing. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company stockholders such amendment or supplement.

(d) Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Company and its counsel with a copy of all such filings made with the SEC.

(e) Buyer agrees to use commercially reasonable efforts to list, prior to the Effective Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger.

Section 5.06 Regulatory Filings; Consents.

(a) Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to prepare all documentation (including the Proxy Statement-Prospectus), to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b) Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(c) Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications received by Buyer or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from Buyer or its representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from Company, its Subsidiaries or its representatives).

Section 5.07 Publicity. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Without limiting the reach of the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer regarding all communications with customers, suppliers, employees, stockholders, and the community in general related to the transactions contemplated hereby.

Section 5.08 Access; Information.

(a) Company and Buyer agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b) No investigation by a party hereto or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the transactions contemplated hereby.

Section 5.09 No Solicitation by Company.

(a) Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date hereof with respect to an Acquisition Proposal. Except as permitted by this Section 5.09, after the execution and delivery of this Agreement, Company and its directors, executive officers and Subsidiaries shall not, and Company shall cause each of its and its Subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to the Knowledge of Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to Company’s Knowledge, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.09.

(b) Notwithstanding Section 5.09(a), if, prior to the time Requisite Company Stockholder Approval is obtained, Company receives a written and unsolicited Acquisition Proposal that the board of directors of Company reasonably believes to be credible, and which the board of directors of the Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, Company may take the following actions: (1) furnish nonpublic information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to Company than the confidentiality agreement by and between Company and

Buyer dated as of May 21, 2014, and (B) all such information has previously been provided to Buyer or is provided to Buyer prior to or contemporaneously with the time it is provided to the Person making such Superior Proposal or such Person’s representatives, and (2) engage or participate in any discussions or negotiations with such Person with respect to the Superior Proposal. Company promptly (and in any event within 48 hours) shall advise Buyer orally and in writing of the receipt of (i) any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal and the material terms of such proposal (including the identity of the party making such proposal and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to an Acquisition Proposal. Company shall, thereafter, keep Buyer reasonably informed on a reasonably current basis (and in any event at least once every 48 hours) of the status of any such Acquisition Proposal (including any material change to the terms thereof).

(c) Except as set forth in Section 5.09(d), the board of directors of Company shall not (i) withhold, withdraw or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 5.04, or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.09(d), Company shall not, and its board of directors shall not allow Company to, and Company shall not allow any of Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (except for confidentiality agreements permitted under Section 5.09(b)) relating to any Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of Company may, prior to the time the Requisite Company Stockholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.09(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.01 (and concurrently with such termination cause Company to enter into a definitive agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.01(g), Company provides prior written notice to Buyer at least four Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), and any material modifications to any of the foregoing, (3) during the Notice Period Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Buyer in good faith should Buyer propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of Company’s board of directors) a Superior Proposal after taking into account any such amendments that Buyer shall have agreed to make prior to the end of the Notice Period.

(e) Nothing contained in this Section 5.09 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or making any disclosure to Company’s stockholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 5.04 in such disclosure and does not recommend that Company stockholders tender their shares, or (ii) informing any Person of the existence of the provisions contained in this Section 5.09.

Section 5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Buyer (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Company, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Company or is or was serving at the request of Company or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the full extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Incorporation and Bylaws of Company as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer’s obligations under this Section 5.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b) Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) Prior to the Effective Time, Company shall and if Company is unable to, Buyer shall cause the Surviving Entity as of the Effective Time to obtain and fully pay the premium for the extension of Company’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the Indemnified Parties as Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall Company expend, or Buyer or the Surviving Entity be required to expend, for such “tail” policy in the aggregate and on an annual basis a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 200% of the annual premiums paid by Company for D&O Insurance in effect as of the date of this Agreement; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company, Buyer or the Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.

(d) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 5.10.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, and that the indemnification of this Section 5.10(e) is not a substitute for any such claims under any such policies.

Section 5.11 Employees; Benefit Plans.

(a) All Company Employees who remain employed by Company or any of its Subsidiaries as of the Effective Time shall be subject to Buyer Bank’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance. In addition, Company and Company Bank agree, upon Buyer’s reasonable request, to facilitate discussions between Buyer and Company Employees regarding employment, consulting or other arrangements to be effective prior to or following the Merger. Any interaction between Buyer and Company’s employees shall be coordinated by Company.

(b) Company Employees (other than those who are parties to an employment, change of control or other type of agreement which provides for severance) as of the date of this Agreement who remain employed by Company or any of its Subsidiaries as of the Effective Time and whose employment is terminated by Buyer (absent termination for cause as determined by the employer) within one year after the Effective Time shall, subject to the execution by each such Company Employee of a standard release in favor of Buyer and Buyer Bank (i) receive severance pay in accordance with Company’s existing severance policy set forth on Schedule 5.11(b), and (ii) be offered outplacement assistance. Such severance pay will be made at Buyer Bank’s regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Company or any of its Subsidiaries prior to the Effective Time.

(c) Following the Closing Date, Buyer may choose to maintain any or all of Company Benefit Plans in its sole discretion, subject to the next sentence of this Section 5.11(c). For any Company Benefit Plan terminated for which there is a comparable Buyer Benefit Plan of general applicability, Company Employees shall be entitled to participate in such Buyer Benefit Plan to the same extent as similarly-situated employees of Buyer or Buyer Bank (it being understood that inclusion of Company Employees in the Buyer Benefit Plans may occur, if at all, at different times with respect to different plans). With respect to such comparable Buyer Benefit Plan, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any Buyer Benefit Plan, including any post-retirement welfare benefit plan of Buyer), service by an Employee with the Company or any Subsidiary shall be recognized to the same extent such service was recognized immediately prior to the Effective Time under a comparable Plan in which such Employee was a participant immediately before the Effective Time, or if there is no such comparable employee benefit plan, to the same extent such service was recognized under the Company 401(k) Plan immediately prior to the Effective Time to the extent applicable; provided, however, that such service shall not be recognized to the extent such recognition would result in a duplication of benefits.

(d) If employees of Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Buyer or Buyer Bank upon termination of such plan of Company or any of its Subsidiaries, Buyer shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Buyer or Buyer Bank, (ii) provide full credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time for the plan year in which the Effective Time occurs.

(e) Buyer shall honor, and the Surviving Entity shall continue to be obligated to perform, in accordance with their terms, all vested benefit obligations to, and contractual rights of, current and former employees and directors of Company existing as of the Effective Time, as well as all employment, severance, deferred compensation, retirement or “change-in-control” agreements, plans or policies of Company but only if such obligations, rights, agreements, plans or policies are set forth on the Company Disclosure Schedule. Buyer acknowledges that the consummation of the Merger will constitute a “change-in-control” of Company for purposes of any benefit plans, agreements and arrangements of Company. Nothing herein shall limit the ability of Buyer or Buyer Bank to amend or terminate any of the Company Benefit Plans or Buyer Benefit Plans in accordance with their terms at any time after the Effective Time, subject to vested rights of employees and directors that may not be terminated pursuant to the terms of such Company Benefit Plans.

(f) Company and Company Bank shall cooperate in providing information reasonably requested by Buyer that is necessary for Buyer to prepare and distribute notices that Buyer may desire to provide prior to the Effective Time under the Worker Adjustment and Retraining Notification Act of 1988 (WARN Act).

(g) Subject to the occurrence of the Effective Time, the ESOP shall be terminated immediately prior to and effective as of the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration). Any outstanding ESOP indebtedness shall be repaid from unallocated ESOP assets and the balance of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ESOP participants (subject to the receipt of a favorable determination letter from the IRS as provided for below), as provided for in the ESOP unless otherwise required by applicable law. Prior to the Effective Time, Company, and following the Effective Time, Buyer shall use their commercially reasonable efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). Company and following the Effective Time, Buyer, will adopt such amendments to the ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither Company, nor following the Effective Time, Buyer shall make any distribution from the ESOP to any Company Employees who continue employment with Buyer, except as may be required by applicable law, until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section 5.11(h) and the terms of the ESOP, the terms of the ESOP shall control; however, in the event of any such conflict, Company before the Merger, and Buyer after the Merger, shall use their commercially reasonable efforts to cause the ESOP to be amended to conform to the requirements of this Section 5.11(h).

(h) Nothing in this Section 5.11, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.11. Without limiting the foregoing, no provision of this Section 5.11 will create any third party beneficiary rights in any current or former employee, director or consultant of Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 5.11 is intended (i) to amend any Company Benefit Plan or any Buyer Benefit Plan, (ii) interfere with Buyer’s or the Surviving Entity’s right from and after the Closing Date to amend or terminate any Company Benefit Plan or Buyer Benefit Plan or (iii) interfere with Buyer’s or the Surviving Entity’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

(i) Buyer and Company have made the agreement regarding Company Employees set forth on Schedule 5.11(i).

Section 5.12 Notification of Certain Changes. Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to the Buyer or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.02(a) or 6.03(a) hereof, as the case may be, or compliance by Buyer or Company with the respective covenants and agreements of such parties set forth herein.

Section 5.13 Current Information. During the period from the date of this Agreement to the Effective Time, each of Company and Buyer will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of the other party and to report the general status of the ongoing operations of Company and its Subsidiaries and Buyer and its Subsidiaries, respectively. Without limiting the foregoing, (A) Company and Buyer agree to provide to the other (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by law) within one (1) Business Day following the filing thereof, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty-five (25) days after the end of each month, prepared in accordance with Company’s and Buyer’s respective current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with the new loan report, modifications report and loans to one borrower report customarily provided for use by the Company’s management and provide Buyer with an opportunity to discuss upon request, any such loan, extension of credit, lease, or renewal.

Section 5.14 [Reserved].

Section 5.15 Transition; Informational Systems Conversion. From and after the date hereof, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Informational Systems Conversion.

Section 5.16 Access to Customers and Suppliers.

(a) Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be necessary or advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Company and Buyer will cooperate and confer on an ongoing basis to determine when meetings and discussions between Company Bank customers and representatives of Company Bank and/or of Buyer Bank are necessary or advisable, and shall promptly make arrangements for any discussions and meetings with Company Bank customers as Company Bank solely deems to be appropriate. Company Bank representatives shall participate in any discussions or meetings with Company Bank customers, and may introduce Buyer Bank representatives to Company Bank customers when Company Bank determines that it would be useful to do so.

(b) Access to Suppliers. From and after the date hereof, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of the Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.

Section 5.17 Environmental Assessments.

(a) Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any property set forth on Company Disclosure Schedule 3.31 for the purpose of conducting at Buyer’s expense (i) Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold and radon); (ii) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (iii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances.

(b) To the extent requested by the Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 5.18 Certain Litigation. In the event that any stockholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought, or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of such litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld). Company shall (i) promptly notify Buyer of any such stockholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the status thereof, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any such stockholder litigation. In the event of any such stockholder litigation, Company and Buyer shall discuss with each other and coordinate the retention of, counsel to both Company and Buyer respectively in respect of such litigation.

Section 5.19 Stock Exchange De-listing. Prior to the Closing Date, Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Entity of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.20 Director Resignations. Company shall use commercially reasonable efforts to cause to be delivered to Buyer resignations of all the directors of its Subsidiaries (other than Company Bank) to be effective as of the Effective Time.

Section 5.21 Coordination of Dividends. After the date of this Agreement, each of Buyer and Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock or any share of Buyer Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

Section 5.22 Coordination.

(a) Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank, including without limitation the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities. Without limiting the foregoing, senior officers of Company and Buyer shall meet from time to time as Company may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of Company and Company Bank, and Company shall give due consideration to Buyer’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank to facilitate consolidation of operations and assist with any other coordination efforts as necessary.

(b) Upon Buyer’s reasonable request, prior to the Effective Time and consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes or divestitures of the type described in this Section 5.22(b) need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(c) Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act of 2002, provided, however, that no such modifications, changes or divestitures need be made prior to the satisfaction of the conditions set forth in Sections 6.01(a) and 6.01(b).

(d) No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 5.22 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

(e) Subject to Section 5.22(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to the Buyer under ASC 805, and (ii) to maximize potential benefits to the Buyer and its Subsidiaries under Code Section 382 in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations.

Section 5.23 Bank Merger. Buyer and Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate Plan of Bank Merger, to cause Company Bank to merge with Buyer Bank in accordance with applicable laws and regulations and the terms of the Plan of Bank Merger at such time, if any, as determined by Buyer.

Section 5.24 Section 16(a). Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 5.24.

Section 5.25 Representation on Buyer Board and Buyer Bank Board. Prior to the Closing, the Board of Directors of Buyer and the Board of Directors of Buyer Bank each shall increase by one (1) the number of directors constituting the entire Boards of Directors of Buyer and Buyer Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and shall duly elect, from among those serving on Company’s Board of Directors as of the date of this Agreement, an individual (the “Director Designee”) to become a director of Buyer and Buyer Bank, effective as of and contingent upon the occurrence of the Effective Time. Buyer shall select the Director Designee in its sole and absolute discretion from among those serving on the Company’s Board of Directors as of the date of this Agreement. The Director Designee shall be subject to Buyer’s customary background screening and evaluation procedures for potential directors and must meet all criteria set forth in Buyer’s governance principles with respect to qualifications for directors.

Section 5.26 Certain Transactional Expenses. Company has provided in Company Disclosure Schedule 3.37 a reasonable good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained counsel and investment advisors in connection with the transactions contemplated by this Agreement. Company shall promptly notify Buyer if or when it determines that it expects to materially exceed its budget.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law and except for the conditions set forth in Section 6.01(e), which may not be waived in any circumstance, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a) Stockholder Vote. This Agreement and the transactions contemplated hereby shall have received the Requisite Company Stockholder Approval at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Tax Opinions Relating to the Merger. Buyer and Company, respectively, shall have received opinions from Day Pitney LLP and Bingham McCutchen LLP, respectively, each dated as of the Closing Date, both in substance and form reasonably satisfactory to Company and Buyer, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, each of Day Pitney LLP and Bingham McCutchen LLP may require and rely upon representations contained in certificates of officers of each of Company and Buyer.

(f) Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on the Nasdaq Global Market, subject to official notice of issuance.

Section 6.02 Conditions to Obligations of Company. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, in any case subject to the standard set forth in Section 4.01. Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as Company may reasonably request.

(d) Charitable Foundation. As of the Effective Time, (i) a majority of the board of directors of the Company Charitable Foundation shall consist of individuals that are acceptable to Buyer in its sole discretion, and (ii) the name of the Company Charitable Foundation shall have been changed to “Rockland Trust – Peoples Federal Foundation”. By way of example, if the board of directors of the Company Charitable Foundation has 5 members, 3 of them shall be acceptable to Buyer in its sole discretion; if the board of directors of the Company Charitable Foundation has 6 or 7 members, 4 of them shall be acceptable to Buyer in its sole discretion, in each case as of the Effective Time.

Section 6.03 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger also are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:

(a) Company Common Stock. Notwithstanding the standard set forth in Section 3.01, the number of shares of Company Common Stock outstanding as of the Closing Date of this Agreement shall not exceed 6,241,436, except to the extent increased as a result of the exercise, after the date of this Agreement, of one or more stock options listed on the Company Disclosure Schedule, provided such options are exercised in accordance with the terms existing as of the date of this Agreement and disclosed on the Company Disclosure Schedule.

(b) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the

Closing Date, in any case subject to the standard set forth in Section 3.01. Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c) Performance of Obligations of Company. Company shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Operating Officer of Company to such effect.

(d) Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Buyer may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By Buyer or Company, if its board of directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c) No Stockholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 5.04), if the Requisite Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party (subject to the standard set forth in Sections 3.01 and 4.01, respectively), which breach is not cured prior to thirty (30) days following written notice to the party committing such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

(e) Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured prior to thirty (30) days following written notice to the party committing such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing.

(f) Delay. It being understood that the parties shall use good faith efforts to submit regulatory filings in a timely manner and to take such other commercially reasonable actions to facilitate a closing on or before February 28, 2015, by either Buyer or Company if the Merger shall not have been consummated on or before April 30, 2015 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g) Superior Proposal. By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Stockholder Approval, Company receives an Acquisition Proposal; provided, however, that Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i) Company shall have complied with Section 5.09 of this Agreement, including the conclusion by the board of directors of Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) Company concurrently pays the Termination Fee payable pursuant to Section 7.02; and

(iii) the board of directors of Company concurrently approves, and Company concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(h) Failure to Recommend; Third-Party Acquisition Transaction; Etc. At any time prior to the Company Meeting, by Buyer if (i) Company shall have materially breached its obligations under Section 5.09, (ii) the board of directors of Company shall have failed to make its recommendation referred to in Section 5.04 or withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer, whether or not permitted by Section 5.09, (iii) the board of directors of Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Buyer or a Subsidiary or Affiliate of Buyer, whether or not permitted by Section 5.09, (iv) the board of directors of Company shall have failed to publicly recommend against a publicly announced Acquisition Proposal within five Business Days of being requested to do so by Buyer, or (v) Company shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 5.04.

(i) Price of the Buyer Common Stock. By Company, if the board of directors of Company so determines by the vote of a majority of its members, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Determination Price shall be less than 80% of the Buyer Starting Price; and

(ii) (A) the number obtained by dividing the Average Determination Price by the Buyer Starting Price (such number, the “Buyer Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

If Company elects to exercise its termination right pursuant to this Section 7.01(i), it shall give written notice to Buyer not later than the end of the third Business Day next following the Determination Date. During the five Business Day period commencing with its receipt of such notice, Buyer may, at its option, increase the Exchange Ratio to a number equal to the lesser of (x) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Ratio, or (y) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of the Exchange Ratio (as then in effect), the Buyer Starting Price and 0.80, and the denominator of which is the Average Determination Price. If Buyer makes an election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(i).

If the outstanding shares of Buyer Common Stock or any company belonging to the Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted.

For purposes of this Section 7.01(i), the following terms shall have the meanings set forth below:

“Buyer Starting Price” shall mean the average, rounded to the nearest one-tenth of a cent, of the VWAP of the Buyer Common Stock for the ten trading day period ending on the day immediately preceding the date hereof.

“Average Determination Price” of the Buyer Common Stock shall mean the average, rounded to the nearest one-tenth of a cent, of the VWAP of the Buyer Common Stock for the ten (10) trading day period ending on the trading date immediately preceding the Determination Date.

“Determination Date” means the date on which the last required approval of a Governmental Entity is obtained with respect to the Merger, without regard to any requisite waiting period.

“Final Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Average Determination Price.

“Index” means the Nasdaq Bank Stock Index or, if such Index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Stock Index.

“Initial Index Price” means the average, rounded to the nearest one-tenth of a cent, of the closing prices of the Index for the same trading days used in calculating the Buyer Starting Price.

Section 7.02 Termination Fee; Reimbursement.

(a) In recognition of the efforts, expenses and other opportunities foregone by Buyer while structuring and pursuing the Merger, Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $5,300,000 (the “Termination Fee”)

(i) in the event Company terminates this Agreement pursuant to Section 7.01(g), in which case Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii) in the event Buyer terminates this Agreement pursuant to Section 7.01(h), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days).

(b) In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date hereof (or any Person shall have, after the date hereof, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), and, (B) this Agreement is thereafter terminated (i) by either Buyer or Company pursuant to (X) Section 7.01(c) or (Y) Section 7.01(f) prior to or on the date of Company Meeting (including any adjournment or postponement at which the vote on the Merger is held), or (ii) by Buyer pursuant to Section 7.01(d) or Section 7.01(e), and (C) within 12 months following the date of such termination, Company enters into a definitive agreement with respect to any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then Company shall pay Buyer the Termination Fee, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of Company entering into a definitive agreement for or consummating such Acquisition Transaction provided, however, that for purpose of this clause (C), all references in the definition of Acquisition Transaction to “20% or more” shall instead refer to “50% or more”.

(c) Company and Buyer each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 7.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with such suit.

(d) Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder other than as set forth in Section 7.02, provided however that except as set forth in Section 7.02(e), termination will not relieve a breaching party from liability for any willful and material breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

ARTICLE VIII

DEFINITIONS

Section 8.01 Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any proposal or offer after the date hereof with respect to any Acquisition Transaction or any public announcement by any Person (which shall include any regulatory application or notice) of a proposal, plan or intention with respect to any Acquisition Transaction.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereby) involving Company: (a) any merger, consolidation, share exchange, business combination or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge (excluding any FHLB or FRB pledges), transfer or other disposition of assets and/or liabilities that constitute 25% or more of the assets of Company in a single transaction or series of transactions; or (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act, in connection therewith.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement (including Exhibits and Disclosure Schedules), as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 1.04(a).

“Average Determination Price” has the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Bankers’ Bank” means Bankers’ Bank Northeast, a Connecticut chartered bank.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.33(b).

“Burdensome Conditions” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plans” has the meaning set forth in Section 4.15(a).

“Buyer Common Stock” means the common stock, $0.01 par value per share, of Buyer.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Ratio” has the meaning set forth in Section 7.01(i).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.09.

“Buyer Reports” has the meaning set forth in Section 4.06(a).

“Buyer Starting Price” has the meaning set forth in Section 7.01(i).

“Cash Consideration” has the meaning set forth in Section 2.01(c).

“Cash Election” has the meaning set forth in Section 2.04(a).

“Cash Election Shares” has the meaning set forth in Section 2.04(a).

“Certificate” means any certificate which immediately prior to the Effective Time represents shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 5.04.

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Balance Sheet Date” has the meaning set forth in Section 3.10.

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plans” has the meaning set forth in Section 3.16(a).

“Company Charitable Foundation” means the Peoples Federal Savings Bank Charitable Foundation.

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Employees” has the meaning set forth in Section 3.16(a).

“Company Equity Plan” has the meaning set forth in Section 2.07(a).

“Company Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Company and its Subsidiaries.

“Company Loan” has the meaning set forth in Section 3.23(b).

“Company Loan Property” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.04.

“Company Pension Plan” has the meaning set forth in Section 3.16(b).

“Company Preferred Stock” means the Preferred Stock, $0.01 par value per share, of Company.

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08(a).

“Comptroller” means the Office of the Comptroller of the Currency of the U.S.

“D&O Insurance” has the meaning set forth in Section 5.10(c).

“Deferred Compensation and Supplemental ESOP Plan” means the Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank Amended and Restated Voluntary Deferred Compensation and Supplemental Employee Stock Ownership Plan for Executives.

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 7.01(i).

“Director Designee” has the meaning set forth in Section 5.25.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Election Deadline” has the meaning set forth in Section 2.04(b).

“Election Form” has the meaning set forth in Section 2.04(a).

“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(c).

“ESOP” means the Peoples Federal Savings Bank Employee Stock Ownership Plan.

“Exchange Act” has the meaning set forth in Section 3.08(a).

“Exchange Agent” means such exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.04(a) (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.05(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(c).

“Executive Officer” means each officer of Company or Buyer, as applicable, who files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“FDIA” has the meaning set forth in Section 3.28.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.01(i).

“FRB” means the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, regulator, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins and airborne pathogens (naturally occurring or otherwise).

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 5.10(a).

“Index” has the meaning set forth in Section 7.01(i).

“Index Ratio” has the meaning set forth in Section 7.01(i).

“Initial Index Price” has the meaning set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.15.

“Insurance Policies” has the meaning set forth in Section 3.33(a).

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person (including references to such Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Company and the directors of Company and Company Bank, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the Executive Officers of Buyer and the directors of Buyer. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority that is applicable to the referenced Person.

“Leases” has the meaning set forth in Section 3.31(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Mailing Date” has the meaning set forth in Section 2.04(a).

“Material Adverse Effect” means (a) with respect to any Person, any effect that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) any modifications or changes to Company valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and with Buyer’s prior written consent, (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not disproportionately affecting Company or Buyer, including, but not limited to, changes in levels of interest rates generally, (v) the effects of compliance with this Agreement on the operating performance of Company or Buyer, including the expenses incurred by Company or Buyer in negotiating, documenting, effecting and consummating the transactions contemplated by this agreement, (vi) the effects of any action or omission taken by Company with the prior consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (vii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); and (viii) the public disclosure of this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.01(c).

“MGCL” means the Maryland General Corporation Law, as amended.

“Nasdaq” has the meaning set forth in Section 4.08(a).

“New Certificates” has the meaning set forth in Section 2.05(a).

“Non-Election” has the meaning set forth in Section 2.04(a).

“Non-Election Shares” has the meaning set forth in Section 2.04(a).

“Notice Period” has the meaning set forth in Section 5.09(d).

“Option Cash Payment” has the meaning set forth in Section 2.07(a).

“Option Exercise Price” has the meaning set forth in Section 2.07(a).

“Options” has the meaning set forth in Section 2.07.

“OREO” has the meaning set forth in Section 3.23(a).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I Assessment” has the meaning set forth in Section 5.01(w).

“Phase II Assessment” has the meaning set forth in Section 5.17(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank and Buyer Bank.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part thereof, together with any amendments and supplements thereto, to be delivered to holders of Company Common Stock in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 4.12.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.06.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.08(a).

“Settlement Agreement” has the meaning set forth in the recitals.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Stock Consideration” has the meaning set forth in Section 2.01(c).

“Stock Conversion Number” has the meaning set forth in Section 2.04(a).

“Stock Election” has the meaning set forth in Section 2.04(a).

“Stock Election Number” has the meaning set forth in Section 2.04(a).

“Stock Election Shares” has the meaning set forth in Section 2.04(a).

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company. For the avoidance of doubt, Subsidiary shall not include the Company Charitable Foundation.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s stockholders than the transactions contemplated hereby, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Entity” shall have the meaning set forth in Section 1.01.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, additions or penalties thereto, whether disputed or not, and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 7.01(f).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” shall mean August 5, 2014.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

“Voting Agreement” has the meaning set forth in the recitals.

“VWAP” means volume-weighted average trading price of a share of (i) Buyer Common Stock on Nasdaq or (ii) the Index, in each case as reported by Bloomberg L.P.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any stockholder or former stockholder.

Section 9.02 Waiver; Amendment. Prior to the Effective Time, except for the condition set forth in Section 6.01(e) and the introductory language of Section 6.01 relating to Section 6.01(e), which may not be waived in any circumstance, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which by law requires further approval by the stockholders of Buyer or Company without obtaining such approval.

Section 9.03 Governing Law; Waiver.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts, without regard for conflict of law provisions.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04 Expenses. Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

Section 9.05 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested), by properly addressed electronic mail delivery, or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto. All notices shall be deemed effective upon delivery.

If to Buyer:

Independent Bank Corp.

288 Union Street

Rockland, Massachusetts 02370

Attention: Edward H. Seksay, General Counsel

Fax: (508) 732-7783

With a copy (which shall not constitute notice) to:

Day Pitney LLP

1 Jefferson Road

Parsippany, NJ 07054

Attention: Michael T. Rave, Esq.

Fax: (973) 206-6791

If to Company:

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, Massachusetts 02135

Attention: Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer

Fax: (617) 254-8950

With a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention: Neal J. Curtin, Esq.

Fax: (617) 951-8736

Section 9.06 Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits and the Disclosure Schedules hereto, represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 5.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 5.11), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.08 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.09 Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDEPENDENT BANK CORP.

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: President and Chief Executive Officer

ROCKLAND TRUST COMPANY

By:	/s/ Christopher Oddleifson
Name: Christopher Oddleifson
Title: President and Chief Executive Officer

PEOPLES FEDERAL BANCSHARES, INC.

By:	/s/ Maurice H. Sullivan, Jr.
Name: Maurice H. Sullivan, Jr.
Title: Chairman and Chief Executive Officer

PEOPLES FEDERAL SAVINGS BANK

By:	/s/ Thomas J. Leetch, Jr.
Name: Thomas J. Leetch, Jr.
Title: President and Chief Executive Officer

Signature Page of Agreement and Plan of Merger

Annex B

OPINION OF SANDLER O’NEILL + PARTNERS, L.P.

August 5, 2014

Board of Directors

Peoples Federal Bancshares, Inc.

435 Market Street

Brighton, MA 02135

Ladies and Gentlemen:

Peoples Federal Bancshares, Inc. (“Peoples”), Peoples Federal Savings Bank, Independent Bank Corp. (“Independent”) and Rockland Trust Company have entered into an Agreement and Plan of Merger, dated as of August 5, 2014 (the “Agreement”), pursuant to which Peoples will merge with and into Independent (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of Peoples common stock issued and outstanding immediately prior to the Effective Time, other than certain shares described in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either: (i) 0.5523 shares of Independent common stock (the “Stock Consideration”) or (ii) $21.00 in cash (the “Cash Consideration”), subject to the limitations set forth in the Agreement which provide generally that 60% of the total number of shares of Peoples common stock shall be converted into the Stock Consideration and 40% of such shares will be converted into the Cash Consideration. The Cash Consideration, the Stock Consideration and any cash in lieu of fractional shares paid pursuant to the Agreement are referred to herein as the “Merger Consideration.” The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness of the Merger Consideration to the holders of Peoples common stock from a financial point of view.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Peoples that we deemed relevant, including a draft of Peoples’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2014; (iii) certain publicly available financial statements and other historical financial information of Independent that we deemed relevant; (iv) budget information for the fiscal year ending September 30, 2014 prepared by Peoples management and guidance from senior management of Peoples for the years thereafter, management having advised us that no detailed projections for periods subsequent to the fiscal year ending September 30, 2014 were available; (v) publicly available analyst earnings estimates for Peoples for the fiscal years ending September 30, 2014 and 2015; (vi) publicly available analyst earnings estimates for Independent for the years ending December 31, 2014 and 2015; (vii) the pro forma financial impact of the Merger on Independent based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Independent and discussed with Peoples’ senior management; (viii) a comparison of certain financial and other information, including stock trading information, for Peoples and Independent with similar publicly available information for certain other publicly traded thrift institutions and commercial banks, respectively; (ix) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Peoples the business, financial condition, results of operations and prospects of Peoples and held similar discussions with the senior management of Independent regarding the business, financial condition, results of operations and prospects of Independent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Peoples and Independent or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of senior management of each of Peoples and Independent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Peoples or Independent or any of their respective subsidiaries, nor have we reviewed any individual credit files of Peoples or Independent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Peoples or Independent and we have assumed, with your consent, that the respective allowances for loan losses for both Peoples and Independent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available earnings estimates and guidance from senior management of Peoples, and senior management of Peoples confirmed to us that the estimates used reflected the best judgments of management of the future financial performance of Peoples. With respect to Independent, Sandler O’Neill used publicly available earnings estimates as discussed with the senior management of Independent. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments and expected cost savings which were prepared by and/or reviewed with senior management of Independent. With respect to these projections, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management, and we assumed that such performance would be achieved. We express no opinion as to any such estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Peoples or Independent since the date of the most recent financial data made available to us as of the date of this letter.

We have assumed in all respects material to our analysis that Peoples and Independent will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Peoples, Independent or the Merger, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the prices at which the common stock of Peoples or Independent may trade at any time. We also express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have acted as financial advisor to the Board of Directors of Peoples in connection with the Merger and a portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for providing this opinion. Peoples has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our expenses incurred in connection with our engagement.

In the past, we have provided certain other investment banking services for Peoples and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Independent and have received compensation for such services and may provide, and receive compensation for, such services in the future. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Peoples and Independent and their affiliates. We may also actively trade the securities of Peoples and Independent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This letter is directed to the Board of Directors of Peoples in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Peoples as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Peoples common stock and does not address the underlying business decision of Peoples to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Peoples or the effect of any other transaction in which Peoples might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Peoples’ officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Peoples. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Peoples common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Sandler O’Neill & Partners, L.P.

REVOCABLE PROXY

PEOPLES FEDERAL BANCSHARES, INC.

SPECIAL MEETING OF STOCKHOLDERS

November 25, 2014

5:00 p.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of Peoples Federal Bancshares, Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Special Meeting of Stockholders to be held on Tuesday, November 25, 2014 at 5:00 p.m., local time, at the main office of Peoples Federal Savings Bank located at 435 Market Street, Brighton, Massachusetts, and at any and all adjournments thereof (the “special meeting”), with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The approval of the Agreement and Plan of Merger, dated as of August 5, 2014 (the “merger agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company, the Company, and Peoples Federal Savings Bank, and the approval of the transactions contemplated by the merger agreement, including the merger of the Company with and into Independent (the “merger”).

FOR	AGAINST	ABSTAIN

☐	☐	☐

2.	The authorization of the Board of Directors of the Company to adjourn or postpone the special meeting if necessary to permit further solicitation of proxies in favor of the Company’s merger agreement proposal or to vote on other matters properly before the special meeting.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	The approval, on a non-binding advisory basis, of a resolution approving certain compensation payable to the named executive officers of the Company in connection with the merger.

FOR	AGAINST	ABSTAIN

☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of Proposals 1, 2 and 3. At the present time, the Board of Directors knows of no other business to be presented at the special meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote on matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, which is included in the proxy statement/prospectus, is available on the internet at http://www.edocumentview.com/PEOP_MTG.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.